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TABLE OF CONTENTS
QWEST CORPORATION AND SUBSIDIARIES INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on March 30, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Qwest Corporation
(Exact name of registrant as specified in its charter)

4811	Colorado	87-0273800
(Primary Standard Industrial Classification Code Number)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1801 California Street
Denver, Colorado 80202
(303) 992-1400
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

Stephen E. Brilz
Deputy General Counsel
Qwest Communications International Inc.
1801 California Street
Denver, Colorado 80202
(303) 992-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Richard M. Russo
Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4200
Denver, Colorado 80202
(303) 298-5700

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

7.875% Notes due 2011	$825,000,000	100%	$825,000,000	$97,103

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 30, 2005

PROSPECTUS

$825,000,000

Qwest Corporation

Exchange Offer for All Outstanding

7.875% Notes due 2011
(CUSIP Nos. 74913GAD7, U7490RAB5 and U7490RAD1)
for new
7.875% Notes due 2011
which have been registered under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time,
on                        , 2005, unless extended.

The Exchange Notes:

  •
  The terms of the registered 7.875% notes to be issued in the exchange offer are substantially identical to the terms of the outstanding 7.875% notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes will not apply to the exchange notes.

  •
  We are offering the exchange notes pursuant to registration rights agreements that we entered into in connection with the issuance of the outstanding notes.

Material Terms of the Exchange Offer:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2005, unless extended.

  •
  Upon expiration of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the exchange notes.

  •
  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

  •
  The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

  •
  The exchange of the exchange notes for outstanding notes will not be a taxable exchange for U.S. Federal income tax purposes.

  •
  There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or quotation system.

See "Risk Factors" beginning on page 11.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                        , 2005

TABLE OF CONTENTS

Where You Can Find More Information
Glossary of Terms
Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Capitalization
Selected Historical Consolidated Financial and Other Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
The Exchange Offer
Description of Other Indebtedness
Description of the Exchange Notes
Book-Entry, Delivery and Form
Certain United States Federal Income Tax Considerations
Plan of Distribution
Legal Matters
Experts
Index to Financial Statements

        We have not authorized anyone to give any information or make any representation about us that is different from or in addition to that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the date of delivery of this prospectus or the sale of the securities made hereunder.

WHERE YOU CAN FIND MORE INFORMATION

        QC files annual, quarterly and special reports and other information with the Securities and Exchange Commission, or SEC. QC's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document that QC files with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, our ultimate parent, QCII, also files reports and other information with the SEC and investors are encouraged to review these filings as well.

        QC will provide without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request, a copy of the filings of QC and any and all of the documents referred to herein, including the registration rights agreements and the indenture for the notes, which are summarized in this prospectus, by writing or calling us at the following address or telephone number.

Corporate Secretary
Qwest Corporation
1801 California Street
Denver, Colorado 80202
(303) 992-1400

        In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer.

GLOSSARY OF TERMS

        Our industry uses many terms and acronyms that may not be familiar to you. To assist you in reading this prospectus, we have provided below definitions of some of these terms.

  •
  Access Lines.  Telephone lines reaching from the customer's premises to a connection with the public switched telephone network. When we refer to our access lines we mean all our consumer, wholesale and business access lines, including those used by us and our affiliates.

  •
  Asynchronous Transfer Mode (ATM).  A broadband, network transport service that provides a fast, efficient way to move large quantities of information.

  •
  Bell Operating Company (BOC).  As defined in the 1996 Telecommunications Act, the term includes Qwest Corporation, as the successor to U S WEST Communications, Inc. Under the 1996 Telecommunications Act, "Bell Operating Company" also would include any successor or assign of Qwest Corporation that provides wireline telephone exchange service.

  •
  Competitive Local Exchange Carriers (CLECs).  Telecommunications providers that compete with us in providing local voice services in our local service area.

  •
  Customer Premises Equipment (CPE).  Telecommunications equipment sold to a customer, usually in connection with our providing telecommunications services to that customer.

  •
  Dedicated Internet Access (DIA).  Internet access ranging from 128 kilobits per second to 2.4 gigabits per second.

  •
  Digital Subscriber Line (DSL).  A technology for providing high-speed data communications over telephone lines.

  •
  Frame Relay.  A high speed switching technology, primarily used to interconnect multiple local networks.

  •
  Incumbent Local Exchange Carrier (ILEC).  A traditional telecommunications provider, such as Qwest Corporation, that, prior to the Telecommunications Act of 1996, had the exclusive right and responsibility for providing local telecommunications services in its local service area.

  •
  Integrated Services Digital Network (ISDN).  A telecommunications standard that uses digital transmission technology to support voice, video and data communication applications over regular telephone lines.

  •
  Interexchange Carriers (IXCs).  Telecommunications providers that provide long-distance services to end-users by handling calls that are made from a phone exchange in one LATA to an exchange in another LATA or between exchanges within a LATA.

  •
  InterLATA long-distance services.  Telecommunications services, including "800" services, that cross LATA boundaries.

  •
  Internet Dial Access.  Provides ISPs and business customers with a comprehensive, reliable and cost-effective dial-up network infrastructure.

  •
  Internet Protocol (IP).  A protocol for transferring information across the Internet in packets of data.

  •
  Internet Service Providers (ISPs).  Businesses that provide Internet access to retail customers.

  •
  IntraLATA long-distance services.  These services include calls that terminate outside a caller's local calling area but within their LATA, including wide area telecommunications service or "800" services for customers with geographically highly concentrated demand.

ii

  •
  Local Access Transport Area (LATA).  A geographical area in which telecommunications providers may offer services. There are 163 LATAs in the United States and 27 in our local service area.

  •
  Local Calling Area.  A geographical area, usually smaller than a LATA, within which a customer can make telephone calls without incurring long-distance charges. Multiple local calling areas generally make up a LATA.

  •
  Private Lines.  Direct circuits or channels specifically dedicated to the use of an end-user organization for the purpose of directly connecting two or more sites.

  •
  Public Switched Telephone Network (PSTN).  The worldwide voice telephone network that is accessible to every person with a telephone and a dial tone.

  •
  Unbundled Network Elements (UNEs) Platform (UNE-P).  Discrete elements of our network that are sold or leased to competitive telecommunications providers, and that may be combined to provide their retail telecommunications services.

  •
  Virtual Private Network (VPN).  A private network that operates securely within a public network (such as the Internet) by means of encrypting transmissions.

  •
  Voice over Internet Protocol (VoIP).  An application that provides real-time, two-way voice capability originating in the Internet protocol over a broadband connection.

  •
  Web Hosting.  The providing of space, power and bandwidth in data centers for hosting of customers' Internet equipment.

iii

PROSPECTUS SUMMARY

        This prospectus summary contains basic information about us and this exchange offer, but does not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents we refer you to. You should carefully consider the information set forth under "Risk Factors." In addition, certain statements are forward-looking statements which involve risks and uncertainties. See "Forward-Looking Statements."

  As used in this prospectus, unless the context otherwise requires or indicates:

  •
  "notes" refers to the outstanding notes and the exchange notes offered in the exchange offer, collectively;

  •
  "QC" and "Qwest" refer to Qwest Corporation, a Colorado corporation, which is the issuer of the notes;

  •
  "QSC" refers to Qwest Services Corporation, a Colorado corporation, which is the direct parent of QC;

  •
  "QCII" refers to Qwest Communications International Inc., a Delaware corporation, which is the direct parent of QSC and indirect parent of QC;

  •
  "QCF" refers to Qwest Capital Funding, Inc., a Colorado corporation, which is a wholly owned finance subsidiary of QCII; and

  •
  "QCC" refers to Qwest Communications Corporation, a Delaware corporation, which is another wholly owned subsidiary of QSC.

        When we refer to "we," "us" and "our" in this prospectus, we are referring to QC and its consolidated subsidiaries, unless the context indicates otherwise.

  Furthermore, as used in this prospectus, unless the context otherwise requires or indicates:

  •
  "audited consolidated financial statements" refer to our audited consolidated financial statements for the fiscal years ended December 31, 2004, 2003 and 2002, which are contained in this prospectus; and

  •
  "consolidated financial statements" refer generally to our audited consolidated financial statements.

        All financial data provided in this prospectus is the financial information of QC and its consolidated subsidiaries, unless otherwise disclosed.

The Company

        We provide local telecommunications and related services, IntraLATA long-distance services and data and video services within our local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. Our operations are included in the consolidated operations of our ultimate parent, QCII, and generally account for the majority of QCII's consolidated revenue. Our telecommunications products and services are provided through our traditional telephone network located within our local service area. In addition to our operations, QCII maintains a wireless business (comprised of the wireless operations we transferred to an affiliate in May 2004) and a national fiber optic network. Through its fiber optic network, QCII provides certain long-distance services and data and Internet access services that we do not provide.

        We market and sell our products and services to consumer and business customers. In general, our business customers fall into the following categories:

  •
  small businesses;

  •
  national and global businesses;

  •
  governmental entities; and

  •
  public and private educational institutions.

        We also provide our products and services to other telecommunications providers, including affiliated entities, who purchase our products and services on a wholesale basis.

Recent Developments

        During February and March 2005 QCII submitted several proposals to the Board of Directors of MCI proposing the acquisition of MCI by QCII, notwithstanding the fact that MCI had entered into an agreement to be acquired by Verizon Communications Inc. After delivering to MCI QCII's most recent proposal on March 28, 2005, MCI announced it had entered into an amended agreement with Verizon pursuant to which Verizon agreed to increase the amount of consideration it would pay in its proposed acquisition of MCI. QCII is assessing the situation in order to determine what is in the best interests of shareholders, customers and employees. QCII cannot provide any assurance as to whether it will be successful in its effort to acquire MCI or, if it is, that it will be able to realize synergies in the amounts, at the times and at the related costs projected, or that regulatory approvals will be received within the timeframe projected and that such approvals will not be materially adverse to the projected operations of the combined company following any merger.

Corporate Information

        We were incorporated in 1911 under the laws of the State of Colorado. We are wholly owned by QSC, which is wholly owned by QCII. Pursuant to a merger between QCII and U S WEST, Inc. (our pre-merger parent) on June 30, 2000, which we refer to as the Merger, QCII acquired all the operations of U S WEST and its subsidiaries and we became an indirect wholly owned subsidiary of QCII.

        Our principal executive offices are located at 1801 California Street, Denver, Colorado 80202, and our telephone number is (303) 992-1400.

Our Corporate Structure

        The following chart illustrates the corporate structure and debt capitalization of QCII and its consolidated subsidiaries as of December 31, 2004.

        This chart is provided for illustrative purposes only and does not represent all legal entities of QCII and its consolidated subsidiaries or all obligations of such entities. For more information on our outstanding indebtedness, see "Description of Other Indebtedness."

Total Consolidated Debt: $17.3 Billion(1)

(1)
Total consolidated debt consists of the face value of total current and long-term borrowings of QCII and its consolidated subsidiaries, adjusted for an addition of $106 million for capital lease obligations and notes payable, net of discounts and premiums on certain of its debt.

(2)
Includes $1,845 million in aggregate principal amount of notes guaranteed by QSC. The QSC guarantees are secured by a junior lien on certain assets of QSC, including the stock of QC and all debt owed to QSC (the "QSC Collateral").

(3)
This $750 million revolving credit facility (the "2004 QSC Credit Facility") is secured by a first priority lien on the QSC Collateral. The credit facility is currently undrawn and is therefore not reflected in our total consolidated debt (pro forma). The amount of borrowings under the 2004 QSC Credit Facility is restricted under certain circumstances as further discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

(4)
These notes are secured by a junior lien on the QSC Collateral.

(5)
All existing indebtedness for borrowed money of QC is unsecured and ranks pari passu with the notes.

Summary of the Exchange Offer

        The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section "The Exchange Offer." The term "outstanding notes" refers to our outstanding 7.875% notes due 2011, $575,000,000 in aggregate principal amount of which was issued on August 19, 2004 and $250,000,000 in aggregate principal amount of which was issued on November 23, 2004. The term "exchange notes" refers to our 7.875% notes due 2011 offered by this prospectus, which have been registered under the Securities Act of 1933, as amended, or the Securities Act. The term "indenture" refers to the indenture that governs both the outstanding notes and the exchange notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of our exchange notes, which have been registered under the Securities Act, for each $1,000 principal amount of the outstanding notes. As of the date of this prospectus, $825,000,000 aggregate principal amount of notes are outstanding. We issued the outstanding notes in private transactions for resale pursuant to Rule 144A of the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and rights to increased interest in addition to the stated interest rate on the outstanding notes ("Additional Interest") provisions relating to the outstanding notes will not apply to the exchange notes.
In order to exchange your outstanding notes for exchange notes, you must properly tender them before the expiration of the exchange offer.
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless the exchange offer is extended, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. See "The Exchange Offer—Terms of the Exchange Offer; Expiration Date."
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, see "Exchange Offer—Conditions to the Exchange Offer," some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.
Procedures for Tendering Outstanding Notes
You may tender your outstanding notes through book-entry transfer in accordance with The Depository Trust Company's Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:
•
complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under "The Exchange Offer—The Exchange Agent;" or

•
arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the outstanding notes being tendered to the exchange agent's account at the Depository Trust Company.
You may tender your outstanding notes for exchange notes in whole or in part in integral multiples of $1,000.
See "The Exchange Offer—How to Tender Outstanding Notes for Exchange."
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed by the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedures described in "The Exchange Offer—Guaranteed Delivery Procedures."
Special Procedures for Beneficial Owners
If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See "The Exchange Offer—How to Tender Outstanding Notes for Exchange."
Withdrawal of Tenders
You may withdraw your tender of outstanding notes at any time on or prior to 5:00 p.m., New York City time, on the expiration date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under "The Exchange Offer—Withdrawal Rights."
Acceptance of Outstanding Notes and Delivery of Exchange Notes
Upon consummation of the exchange offer, we will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the tendered outstanding notes. See "The Exchange Offer—Terms of the Exchange Offer; Expiration Date."
Registration Rights Agreements	We are making the exchange offer pursuant to the registration rights agreements that we entered into in August and November 2004 with the initial purchasers of the outstanding notes.
For a description of the registration rights agreements, see "The Exchange Offer—Filing of Registration Statements."

Resales of Exchange Notes
We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:
	•	you are not an "affiliate" of ours;
	•	the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;
	•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;
	•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes issued in the exchange offer; and
•
if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any exchange notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.
If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.
See "The Exchange Offer—Consequences of Exchanging Outstanding Notes."

Consequences of Failure to Exchange Your Outstanding Notes
If you do not exchange your outstanding notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. Accordingly, the trading market for your untendered outstanding notes could be adversely affected.
See "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes."
Exchange Agent	The exchange agent for the exchange offer is U.S. Bank National Association. For additional information, see "The Exchange Offer—Exchange Agent" and the accompanying letter of transmittal.
Certain Federal Income Tax Consequences
The exchange of your outstanding notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the exchange notes. For additional information, see "Certain United States Federal Income Tax Considerations."

Summary of the Terms of the Exchange Notes

        The terms of the exchange notes are substantially the same as the outstanding notes, except that the transfer restrictions, registration rights and Additional Interest provisions relating to the outstanding notes will not apply to the exchange notes. The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section "Description of the Exchange Notes."

Issuer	Qwest Corporation
Securities Offered	$825,000,000 aggregate principal amount of 7.875% notes due September 1, 2011.
Maturity	September 1, 2011.
Interest Payment Dates	March 1 and September 1.
Interest Rate	7.875% per year, payable semi-annually in arrears.
Optional Redemption
We have the option to redeem all or a portion of the notes at any time at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the discounted present value of 100% of their principal amount and remaining scheduled interest payments, in either case plus accrued and unpaid interest to the redemption date. See "Description of the Exchange Notes—Optional Redemption."
Ranking	The notes are our unsecured general obligations and rank equally with all other unsecured and unsubordinated indebtedness of QC.
Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our subsidiaries to:
• create liens; and
• merge, consolidate or sell substantially all of our assets.
These covenants are subject to a number of important qualifications and limitations.
See "Description of the Exchange Notes—Certain Covenants."
Form and Denomination
The exchange notes will be initially issued only in the form of global notes. Except as otherwise provided under the indenture, holders of the exchange notes will not be entitled to receive physical delivery of definitive exchange notes or to have exchange notes issued and registered in their names and will not be considered the owners of the exchange notes under the indenture governing the notes.
Interests in the global notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
Risk Factors	See "Risk Factors" for a discussion of certain risks you should carefully consider.

Summary Historical Consolidated Financial and Other Data

        The following table sets forth our summary historical consolidated statement of operations data for each of the five fiscal years ended December 31, 2004, and our summary consolidated balance sheet and other financial data as of and for each of the years ended December 31, 2004, 2003 and 2002. The summary historical consolidated statement of operations data and the other financial data for each of the fiscal years ended December 31, 2004, 2003 and 2002 and the summary consolidated balance sheet data as of December 31, 2004 and 2003 were derived from, and are qualified by reference to, our audited consolidated financial statements contained in this prospectus. The summary historical consolidated statement of operations data for the year ended December 31, 2001 and the summary consolidated balance sheet data as of December 31, 2002 are derived from our audited consolidated financial statements which are not included in this prospectus. The summary historical consolidated statement of operations data for the year ended December 31, 2000 is derived from our unaudited consolidated financial statements, which are not included in this prospectus.

        This summary financial data should be read in conjunction with, and are qualified in their entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, all of which are included in this prospectus.

	Year ended December 31,
	2004	2003	2002	2001	2000
					(unaudited)
	(Dollars in millions)
Consolidated Statement of Operations Data:
Operating revenue	$10,331	$10,811	$11,379	$12,004	$11,814
Operating expenses	8,016	8,499	8,429	8,764	9,128

Operating income	2,315	2,312	2,950	3,240	2,686
Income from continuing operations before cumulative effect of change in accounting principle	1,044	1,083	1,502	1,768	1,286
Loss from discontinued operations, net of tax benefit of $34, $159, $444, $227, and $215	53	252	697	361	342
Net income(1)	991	1,050	805	1,407	903
	As of December 31,
	2004		2003	2002
	(Dollars in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$560		$921	$227
Total assets	19,590		21,937	22,669
Total debt(2)	7,660		7,755	7,260
Total stockholder's equity	3,604	(3)	3,077	4,497
	Year Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Other Financial Data:
Cash provided by operating activities	$3,319	$4,824	$4,562
Cash used for investing activities	(1,431)	(1,667)	(2,518)
Cash used for financing activities	(2,249)	(2,458)	(1,954)
Capital expenditures	1,437	1,635	1,746
Cash dividends declared	2,664	2,306	805

	Year ended December 31,
	2004	2003	2002	2001	2000
Ratio of earnings to fixed charges (unaudited)(4)	3.7x	3.7x	4.8x	5.8x	4.7x

(1)
Amounts that follow in this footnote are on an after-tax basis.

•
2004 net income includes impairment charges of $34 million and a net charge of $38 million for restructuring and other charges.

•
2003 net income includes a charge of $35 million for restructuring activities and a $219 million credit for cumulative effect of a change in accounting principle.

•
2002 net income includes a net charge of $9 million for Merger-related, restructuring and other (credits).

•
2001 net income includes charges aggregating $182 million for restructuring and Merger-related, restructuring and other charges, a charge of $136 million for a depreciation adjustment on access lines returned to service, a charge of $19 million for asset impairments, and a gain of $31 million on the sale of rural exchanges.

•
2000 net income includes a charge of $498 million for Merger-related costs and a charge of $205 million for asset impairments.

(2)
Total debt consists of the face value of total current and long-term borrowings of QC and its consolidated subsidiaries, plus capital lease obligations and notes payable, net of discounts and premiums. Total debt does not include dividends payable.

(3)
Total stockholder's equity includes the impact of an equity infusion of $2.185 billion in the quarter ended June 30, 2004.

(4)
"Earnings" for the purpose of this ratio are unaudited and are computed by adding income before income taxes, discontinued operations, cumulative effect of changes in accounting principles and fixed charges (excluding capitalized interest). "Fixed charges" consist of interest (including capitalized interest) on indebtedness, the interest factor on rentals and unamortized premiums, discounts and capitalized expenses related to indebtedness.

RISK FACTORS

        The exchange notes involve substantial risks similar to those associated with the outstanding notes. To understand these risks you should consider carefully the risk factors set forth below, together with all of the other information included in this prospectus.

Risks Relating to the Exchange

We cannot assure you that an active trading market for the exchange notes will exist if you desire to sell the exchange notes.

        There is no existing public market for the outstanding notes or the exchange notes. We do not intend to apply for listing of the exchange notes on a securities exchange or quotation system. The liquidity of any trading market in the notes, and the market prices quoted for the notes, may be adversely affected by changes in the overall market for these types of securities, and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that you will be able to sell the notes or that, if you can sell your notes, you will be able to sell them at an acceptable price.

You may have difficulty selling any outstanding notes that you do not exchange.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to hold outstanding notes subject to restrictions on their transfer. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under an exemption from the registration requirements of the Securities Act.

        In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. If a substantial amount of the outstanding notes is exchanged for a like-amount of the exchange notes issued in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes" for a discussion of additional consequences of failing to exchange your outstanding notes.

Risks Relating to the Notes

QCII's high debt levels, the restrictive terms of its debt instruments and the substantial litigation pending against it pose risks to our viability and may make us more vulnerable to adverse economic and competitive conditions, as well as other adverse developments.

        Our ultimate parent, QCII, is highly leveraged on a consolidated basis. As of December 31, 2004, our consolidated debt was $7.7 billion, which is included in QCII's total consolidated debt of $17.3 billion as of such date. A considerable amount of our and QCII's debt obligations come due over the next few years. While we currently believe we will have the financial resources to meet our obligations when they come due, we cannot anticipate what our or QCII's future condition will be. We may have unexpected costs and liabilities and we may have limited access to financing.

        In addition to our periodic need to obtain financing in order to meet our debt obligations as they come due, we may also need to obtain additional financing or investigate other methods to generate cash (such as further cost reductions or the sale of assets) if cash provided by our and QCII's operations does not improve, if revenue and cash provided by operations continue to decline, if economic conditions weaken, if competitive pressures increase, or if we or QCII become subject to significant judgments and/or settlements as further discussed in "Business-Legal Proceedings" in this prospectus. Also, we may be impacted by factors relating to or affecting QCII's liquidity and capital resources due to perception in the market, impacts on credit ratings, or provisions in our and QCII's financing agreements that may restrict our flexibility under certain conditions. The 2004 QSC Credit Facility also has a cross payment default provision, and the 2004 QSC Credit Facility and certain other debt issues of QCII and its other subsidiaries have cross acceleration provisions. When present, such provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. As a wholly owned subsidiary of QCII and QSC, any such event could adversely affect our ability to conduct business or access the capital markets and could adversely impact our credit ratings.

        Our high debt level could adversely impact our credit ratings. Additionally, the degree to which we, together with QCII, are leveraged may have other important limiting consequences including the following:

  •
  placing us at a competitive disadvantage as compared with our less leveraged competitors, including some who have significantly reduced their debt through a bankruptcy proceeding;

  •
  making us more vulnerable to the current or future downturns in general economic conditions or in any of our businesses;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  impairing our ability to obtain additional financing in the future for working capital, capital expenditures or general corporate purposes.

The cash needs of our affiliated companies consume a significant amount of the cash we generate.

        We have declared and paid dividends to our direct parent, QSC, based on the earnings of our wireline operations. In July 2004, we modified our dividend practice to balance our financial needs, cash position and credit profile with those of our parent. As a result, going forward, we may declare and pay dividends in excess of our earnings to the extent permitted by applicable law which may consume a significant amount of the cash we generate. Our debt covenants do not limit the amount of dividends we can pay to our parent.

The debt agreements of QCII and Qwest will allow each to incur significantly more debt, which could exacerbate the other risks described herein.

        The terms of QCII's and our debt instruments permit both QCII and us to incur additional indebtedness. Such debt may be necessary to comply with regulatory obligations to maintain QCII's or our assets, to satisfy regulatory service obligations, to adequately respond to competition or for financial reasons alone. Incremental borrowings or borrowings at maturity on terms that impose additional financial risks to our various efforts to improve our financial condition and results of operations could exacerbate the other risks described herein.

Other than covenants limiting liens and certain corporate transactions, the notes will not contain restrictive covenants, and there is no protection in the event of a change of control.

        The indenture governing the notes does not contain restrictive covenants that would protect you from many kinds of transactions that may adversely affect you. In particular, the indenture does not contain covenants limiting any of the following:

  •
  the incurrence of additional indebtedness by us or our subsidiaries;

  •
  the issuance of stock of our subsidiaries;

  •
  the payment of dividends and certain other payments by us and our subsidiaries;

  •
  our ability and our subsidiaries' ability to enter into sale/leaseback transactions;

  •
  our creation of restrictions on the ability of our subsidiaries to make payments to us;

  •
  our ability to engage in asset sales;

  •
  our ability or our subsidiaries' ability to enter into certain transactions with affiliates; and

  •
  our ability to enter into a transaction constituting a change of control.

If conditions or assumptions differ from the judgments, assumptions or estimates used in our accounting policies, the accuracy of our financial statements and related disclosures could be affected.

        The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States of America, or GAAP, requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our accounting policies, which are described in this prospectus, describe those significant accounting policies and methods used in the preparation of our condensed consolidated financial statements that are considered "critical" because they require judgments, assumptions and estimates that materially impact our consolidated financial statements and related disclosures. As a result, if future events differ significantly from the judgments, assumptions and estimates in our accounting policies or different assumptions are used in the future, such events or assumptions could have a material impact on our consolidated financial statements and related disclosures.

Risks Affecting Our Business

We face pressure on profit margins as a result of increasing competition, including product substitution, which could adversely affect our operating results and financial performance.

        We compete in a rapidly evolving and highly competitive market, and we expect competition to intensify. We have faced greater competition in our core local business from cable companies, wireless providers (including our affiliate), facilities-based providers using their own networks as well as those leasing parts of our network (unbundled network elements) and resellers. Regulatory developments have generally increased competitive pressures on our business, such as the November 2003 Federal Communications Commission, or FCC, decision allowing for number portability from wireline to wireless phones.

        Due to these and other factors, we believe competitive telecommunications providers are no longer hindered by historical barriers to entry. As a result, we are seeking to distinguish ourselves from our competitors through a number of customer service initiatives. These initiatives include expanded product bundling, simplified billing, improved customer support and other ongoing measures. However, these initiatives are new and unproven. We may not have sufficient resources to distinguish our service levels from those of our competitors, and we may not be successful in integrating our product offerings, especially products for which we act as a reseller. Even if we are successful, these initiatives may not be sufficient to offset our continuing loss of access lines. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus for more information regarding trends affecting our access lines.

        We have also begun to experience and expect further increased competitive pressure from telecommunications providers consolidating with other providers or reorganizing their capital structure to more effectively compete against us. As a result of these increased competitive pressures, we have been and may continue to be forced to respond with lower profit margin product offerings and pricing schemes in an effort to retain and attract customers. These pressures could adversely affect our operating results and financial performance.

We may be unable to significantly reduce the substantial capital requirements or operating expenses necessary to continue to operate our business, which may in turn affect our operating results.

        We anticipate that our capital requirements relating to maintaining and routinely upgrading our network will continue to be significant in the coming years. We may be unable to further significantly reduce our capital requirements or operating expenses even if revenue is decreasing. We also may be unable to significantly reduce the operating expenses associated with our future contractual cash obligations, including future purchase commitments, which may in turn affect our operating results. Such non-discretionary capital outlays and operating expenses may lessen our ability to compete with other providers who face less significant spending requirements. While we believe that our current level of capital expenditures will meet both our maintenance and our core growth requirements going forward, this may not be the case if circumstances underlying our expectations change.

Rapid changes in technology and markets could require substantial expenditure of financial and other resources in excess of contemplated levels, and any inability to respond to those changes could reduce our market share.

        The telecommunications industry is experiencing significant technological changes, and our ability to execute our business plans and compete depends upon our ability to develop new products and accelerate the deployment of advanced new services, such as broadband data and video services. The development and deployment of new products could require substantial expenditure of financial and other resources in excess of contemplated levels. If we are not able to develop new products to keep pace with technological advances, or if such products are not widely accepted by customers, our ability to compete could be adversely affected and our market share could decline. Any inability to keep up with changes in technology and markets could also adversely affect the trading price of our securities and our ability to service our debt.

If we are not able to stem the loss of our access lines or grow other areas of our business to compensate for these losses, our revenue will continue to decline.

        Our revenue decline over the past few years is largely attributable to our continued loss of access lines, which is a result of increased competition and technology substitution (such as wireless and cable substitution for wireline telephony). We are seeking to improve our competitive position through product bundling and other sales and marketing initiatives. However, we may not be successful in these efforts. If we are not successful and our revenue declines materially without corresponding cost reductions, this will cause a material deterioration to our results of operations and financial condition and adversely affect our ability to service debt and pay other obligations.

If we fail to extend or renegotiate our collective bargaining contracts with our labor unions as they expire from time to time, or if our unionized employees were to engage in a strike or other work stoppage, our business and operating results could be materially harmed.

        We are a party to collective bargaining contracts with our labor unions, which represent a significant number of our employees. Although we believe that our relations with our employees are satisfactory, no assurance can be given that we will be able to successfully extend or renegotiate our collective bargaining agreements as they expire from time to time. If we fail to extend or renegotiate our collective bargaining agreements, if disputes with our unions arise, or if our unionized workers engage in a strike or other work stoppage, we could incur higher ongoing labor costs or experience a significant disruption of operations, which could have a material adverse effect on our business. In August 2003 we reached agreements with the Communications Workers of America ("CWA") and the International Brotherhood of Electrical Workers ("IBEW") on two-year labor contracts. Each of these agreements was ratified by union members and expires on August 13, 2005. The impact of 2005 and future negotiations, including changes in wages and benefit levels that are collectively bargained for as part of the overall contracts with the unions, could have a material impact on our financial results. As an example, if we are not able to negotiate for certain key contractual terms such as caps on reimbursable post-retirement health care costs, we could be required to recognize materially higher employee costs.

Risks Relating to Legal and Regulatory Matters

Any adverse outcome of the major lawsuits pending against QCII and us or the investigation of QCII currently being conducted by the U.S. Attorney's Office could have a material adverse impact on our financial condition and operating results, on the trading price of our debt securities and on our ability to access the capital markets.

        The DOJ investigation and the securities actions described in "Business—Legal Proceedings" in this prospectus present material and significant risks to QCII and us. In many of the securities actions, the plaintiffs seek tens of millions of dollars in damages or more, and in one putative class action lawsuit, lead counsel for the plaintiffs has indicated that plaintiffs will seek damages in the tens of billions of dollars. The outcomes in any cases which have been or may be brought by the U.S. Attorney's Office or the SEC against former officers or employees of QCII may have a negative impact on the outcome of certain of these legal actions.

        Further, the size, scope and nature of the restatements of QCII's consolidated financial statements for 2001 and 2000, which are described in its 2002 Form 10-K/A, affect the risks presented by these investigations and actions, as these matters involve, among other things, QCII's prior accounting practices and related disclosures. Plaintiffs in certain of the securities actions have alleged QCII's restatement of items in support of their claims. We can give no assurance as to the impacts on QCII's or our financial results or financial condition that may ultimately result from all of these matters. During 2003 and 2004, QCII recorded reserves in its financial statements totaling $750 million in connection with the investigations and securities actions. The $750 million reserve was reduced by $125 million in December 2004 as a result of a payment in that amount in connection with a settlement in October 2004 of the SEC's investigation of QCII. The remaining reserve amount represents a final payment to be made in connection with the SEC settlement in the amount of $125 million and the minimum estimated amount of loss QCII believes is probable with respect to the securities actions. However, the ultimate outcomes of these matters are still uncertain and there is a significant possibility that the amount of loss QCII will ultimately incur could be substantially more than the reserve QCII has provided. If the recorded reserve that will remain after QCII has paid the amount owed under the SEC settlement is insufficient to cover these matters, QCII will need to record additional charges to its statement of operations in future periods.

        An adverse outcome with respect to the U.S. Attorney's Office investigation could have a material and significant adverse impact upon QCII and us. Additionally, QCII continues to defend against the securities actions vigorously and is currently unable to provide any estimate as to the timing of the resolution of these actions. Any settlement of or judgment in one or more of these actions substantially in excess of QCII's recorded reserves could have a significant impact on QCII and us, and we can give no assurance that QCII or we will have the resources available to pay any such judgment. The magnitude of any settlement or judgment resulting from these actions could materially and adversely affect QCII's and our ability to meet our debt obligations and our financial condition, potentially impacting our credit ratings, our ability to access capital markets and our compliance with debt covenants. In addition, the magnitude of any settlement or judgment may cause QCII or us to draw down significantly on our cash balances, which might force us to obtain additional financing or explore other methods to generate cash. Such methods could include issuing additional securities or selling assets.

        Further, given the size and nature of our business, QCII and we are subject from time to time to various other lawsuits which, depending on their outcome, may have a material adverse effect on QCII's and our financial position. Thus, QCII and we can give no assurances as to the impacts on our financial results or financial condition as a result of these matters.

Continued scrutiny of QCII's financial disclosures could reduce investor confidence and cause the trading price for our debt securities to decline.

        As a result of QCII's past accounting issues and the increased scrutiny of financial disclosures, investor confidence in QCII has suffered and could suffer further. As discussed earlier, the U.S. Attorney's Office is currently conducting an investigation of, without limitation, transactions related to the various adjustments and restatements described in QCII's 2002 Form 10-K/A and transactions between QCII and certain of its vendors and certain investments in the securities of those vendors by individuals associated with QCII and certain prior disclosures made by QCII. Although, as described above, QCII has entered into a settlement with the SEC concerning its investigation of QCII, the SEC continues to investigate the conduct of individuals.

        A criminal trial of four former employees concluded in April 2004, resulting in the complete acquittals of two of these former employees and no complete resolution as to the charges against the other two former employees. Subsequent to the trial, one of these other individuals pleaded guilty to a felony charge and a second pleaded guilty to a misdemeanor charge. In March 2005, the SEC filed suit against our former Chief Executive Officer, Joseph Nacchio, two of our former Chief Financial Officers, Robert Woodruff and Robin Szeliga, and other former officers and employees. Additional civil and criminal trials could take place in the future. Evidence that is introduced at such trials may result in further scrutiny by governmental authorities and others.

        The existence of this heightened scrutiny and these pending investigations could adversely affect investor confidence and cause the trading price for our debt securities to decline.

We operate in a highly regulated industry, and are therefore exposed to restrictions on our manner of doing business and a variety of claims relating to such regulation.

        Our operations are subject to extensive federal regulation, including the Communications Act of 1934, as amended, and FCC regulations thereunder. We are also subject to the applicable laws and regulations of various states, including regulation by Public Utilities Commissions, or PUCs and other state agencies. Federal laws and FCC regulations generally apply to regulated interstate telecommunications (including international telecommunications that originate or terminate in the United States), while state regulatory authorities generally have jurisdiction over regulated telecommunications services that are intrastate in nature. The local competition aspects of the Telecommunications Act of 1996, or the Telecommunications Act, are subject to FCC rulemaking, but the state regulatory authorities play a significant role in implementing those FCC rules. Generally, we must obtain and maintain certificates of authority from regulatory bodies in most states where we offer regulated services and must obtain prior regulatory approval of rates, terms and conditions for our intrastate services where required. Our businesses are subject to numerous, and often quite detailed, requirements under federal, state and local laws, rules and regulations. Accordingly, we cannot ensure that we are always in compliance with all these requirements at any single point in time. The agencies responsible for the enforcement of these laws, rules and regulations may initiate inquiries or actions based on their own perceptions of our conduct, or based on customer complaints.

        Regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. All of our operations are also subject to a variety of environmental, safety, health and other governmental regulations. There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on our operations, or that regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations.

        We monitor our compliance with federal, state and local regulations governing the discharge and disposal of hazardous and environmentally sensitive materials, including the emission of electromagnetic radiation. Although we believe that we are in compliance with such regulations, any such discharge, disposal or emission might expose us to claims or actions that could have a material adverse effect on our business, financial condition and operating results.

Taxing authorities may determine we owe additional taxes relating to various matters, which could adversely affect our financial results.

        As a significant taxpayer, QCII is subject to frequent and regular audits from the Internal Revenue Service, or IRS, as well as from state and local tax authorities. These audits could subject us to risks associated with adverse positions that may be taken by these tax authorities. Please see "Business—Legal Proceedings—Other Matters" in this prospectus for examples of legal proceedings involving some of these adverse positions. For example, in the fourth quarter of 2004, QCII received notices of proposed adjustments on several significant issues for the 1998-2001 audit cycle. Additionally, the IRS indicated in January 2005 that it is reviewing QCII's tax treatment of the DEX sale in the 2002-2003 audit cycle.

        Because prior to 1999 QCII was a member of affiliated groups filing consolidated U.S. federal income tax returns, QCII could be severally liable for tax examinations and adjustments not directly applicable to current members of the Qwest affiliated group. Tax sharing agreements have been executed between QCII and previous affiliates, and QCII believes the liabilities, if any, arising from adjustments to tax liability would be borne by the affiliated group member determined to have a deficiency under the terms and conditions of such agreements and applicable tax law. QCII has not provided in its financial statements for any liability of former affiliated members or for claims they have asserted or may assert against QCII.

        While QCII believes its tax reserves adequately provide for the associated tax contingencies under current accounting literature, QCII's tax audits and examinations may result in tax liabilities that differ materially from those it has recorded in its consolidated financial statements. Also, the ultimate outcomes of all of these matters are uncertain, and QCII can give no assurance as to whether an adverse result from one or more of them will have a material effect on its financial results, including potentially offsetting a significant portion of its existing net operating losses, which could affect our financial condition and operating results to the extent the matters affect QC.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements about our financial condition, results of operations and business.

        These statements include, among others:

  •
  statements concerning the benefits that we expect will result from our business activities and certain transactions we have completed, such as increased revenue, decreased expenses and avoided expenses and expenditures; and

  •
  statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

        These statements may be made expressly in this prospectus or may be incorporated by reference to other documents we will file with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions used in this prospectus or incorporated by reference in this prospectus.

        These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by us in those statements. Some of these risks are described above under "Risk Factors" and below under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        These risk factors should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Further, the information contained in this document is a statement of our intention as of the date of this prospectus and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and our assumptions as of such date. We may change our intentions, at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes.

        We received approximately $821 million from the issuance of the outstanding notes. We are using the net proceeds from the offering for general corporate purposes, including funding or refinancing our investments in telecommunication assets.

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2004 on an actual basis. The information in this table should be read in conjunction with "Selected Historical Consolidated Financial and Other Data" and our consolidated financial statements and related notes included in this prospectus.

As of December 31, 2004
(unaudited) (Dollars in millions)
Cash and cash equivalents	$560

Debt and capital leases:
Term loans with rates ranging from 6.95% to 7.39%, including LIBOR* plus 4.75%, and maturities from 2007 to 2010	1,750
Other notes with various rates ranging from 5.625% to 8.875%‡, and maturities from 2005 to 2043	5,212
Outstanding 7.875% notes	825
Unamortized discount, net of premium	(138)
Capital leases and other	11

Total debt and capital leases	7,660
Total stockholder's equity	3,604

Total capitalization	$11,264

*
London interbank offered rate.

‡
Exclusive of penalty interest

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table sets forth our selected historical consolidated financial and other data as of and for each of the five fiscal years ended December 31, 2004. The selected historical consolidated statement of operations data and other data for each of the years in the three year period ended December 31, 2004 and consolidated balance sheet data for the two year period ended December 31, 2004 are derived from our audited consolidated financial statements included in this prospectus. The selected historical consolidated statement of operations data and other data for the year ended December 31, 2001 and the consolidated balance sheet data as of December 31, 2002 is derived from our audited consolidated financial statements which are not included in this prospectus. The selected historical consolidated statement of operations data and other data for the year ended December 31, 2000 and the consolidated balance sheet data as of December 31, 2001 and 2000 are derived from our unaudited consolidated financial statements, which are not included in this prospectus.

	Year Ended December 31,
	2004	2003	2002	2001	2000
					(unaudited)
	(Dollars in millions)
Consolidated Statement of Operations Data:
Operating revenue	$10,331	$10,811	$11,379	$12,004	$11,814
Operating expenses	8,016	8,499	8,429	8,764	9,128

Operating income	2,315	2,312	2,950	3,240	2,686
Income from continuing operations before cumulative effect of change in accounting principle	1,044	1,083	1,502	1,768	1,286
Loss from discontinued operations, net of taxes of $34, $159, $444, $227 and $215	53	252	697	361	342
Net income(1)	991	1,050	805	1,407	903
Other Data:
Cash provided by operating activities	$3,319	$4,824	$4,562	$4,148	$4,370
Cash used for investing activities	(1,431)	(1,667)	(2,518)	(4,141)	(4,221)
Cash (used for) provided by financing activities	(2,249)	(2,458)	(1,954)	34	(93)
Net cash generated (utilized) by discontinued operations	—	(5)	6	(9)	(5)
Cash dividends declared	2,664	2,306	805	1,407	903
Capital expenditures	1,437	1,635	1,746	4,246	4,286
	As of December 31,
	2004	2003	2002	2001	2000
				(unaudited)	(unaudited)
	(Dollars in millions)
Consolidated Balance Sheet Data:
Total assets	$19,590	$21,937	$22,669	$24,473	$22,617
Total debt(2)	7,660	7,755	7,260	7,262	7,160
Total stockholders equity	3,604	3,077	4,497	4,579	4,581

(1)
Amounts that follow in this footnote are on an after-tax basis.

•
2004. 2004 net income includes impairment charges of $34 million and a net charge of $38 million for restructuring and other charges.

•
2003. 2003 net income includes a charge of $35 million for restructuring activities and a $219 million credit for cumulative effect of a change in accounting principle.

•
2002. 2002 net income includes a net charge of $9 million for Merger-related, restructuring and other (credits).

  •
  2001. 2001 net income includes charges aggregating $182 million for restructuring and Merger-related restructuring and other charges, a charge of $136 million for a depreciation adjustment on access lines returned to service, a charge of $19 million for asset impairments, and a gain of $31 million on the sale of rural exchanges.

  •
  2000. 2000 net income includes a charge of $498 million for Merger-related costs and a charge of $205 million for asset impairments.

(2)
Total debt consists of the face value of total current and long-term borrowings of QC and its consolidated subsidiaries, plus capital lease obligations and notes payable, net of discounts and premiums. Total debt does not include dividends payable.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        Certain statements set forth below under this caption constitute "forward-looking statements." See "Forward-Looking Statements" in this prospectus for additional factors relating to such statements as well as for a discussion of certain risk factors applicable to our business, financial condition and results of operations.

Business Overview and Presentation

        We provide local telecommunications and related services, IntraLATA long-distance services and data and video services within our local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming.

        Our operations are included in the consolidated operations of our ultimate parent, QCII, and generally account for the majority of QCII's consolidated revenue. Our telecommunications products and services are provided through our traditional telephone network located within our local service area. In addition to our operations, QCII maintains a wireless business (comprised of the wireless operations we transferred to an affiliate in May 2004) and a national fiber optic network. Through its fiber optic network, QCII provides the following wireline products and services that we do not provide:

  •
  InterLATA long-distance services;

  •
  Dedicated Internet access;

  •
  Virtual private network;

  •
  Internet dial access;

  •
  Web hosting; and

  •
  Professional services.

        For certain other products and services we provide and for a variety of internal communications functions we utilize QCII's fiber optic network to transport voice and data traffic. Also, through its fiber optic network QCII provides nationally some data and Internet access services, including private line, ATM and Frame Relay, which are similar to what we provide within our local service area.

        Our analysis presented below is organized to provide the information required, while highlighting the information that we believe will be instructive for understanding the relevant trends going forward. However, this discussion should be read in conjunction with our consolidated financial statements in this prospectus, including the footnotes thereto. Certain prior year revenue and expense amounts have been reclassified to conform to the current year presentation.

        Our operations are integrated into and are part of the segments of the QCII consolidated group. The chief operating decision maker, or CODM, for us is the same as that for the consolidated group. The CODM makes resource allocation decisions and assessments of financial performance for the consolidated group based on wireline, wireless and other segmentation. For more information about QCII's reporting segments, see QCII's annual report on Form 10-K for the year ended December 31, 2004. Our business contributes to the segments reported by QCII, but the QCII CODM reviews our financial information only in connection with our quarterly and annual reports. See further discussion in Note 14—Contribution to QCII Segments to our consolidated financial statements in this prospectus.

Business Trends

        Our results continue to be impacted by a number of factors influencing the telecommunications industry as follows:

  •
  Industry competition is based primarily on pricing, packaging of services and features, quality of service and increasingly on meeting customer care needs. We expect this trend to continue;

  •
  We expect changes in technology such as wireless substitution for wireline telephones, cable telephony substitution for wireline telephony and cable modem substitution for dial up modem lines and DSL to continue to cause additional access line losses;

  •
  We expect industry-wide competitive factors to continue to impact our results; however, we believe our competitive position has improved due to recent rulings on UNE-P that allow us to charge higher rates to other telecommunication providers and also due to changes in some of our competitors' announced strategies;

  •
  Our results continue to be impacted by regulatory responses to the competitive landscape for both our local and long-distance services; and

  •
  We expect business users of telecommunication services to increasingly want to receive all of their services from one provider.

Results of Operations

        The following table summarizes our results of operations for the years ended 2004, 2003 and 2002:

	Years ended December 31,			Increase/(Decrease)		Percentage Change
	2004	2003	2002	2004 v 2003	2003 v 2002	2004 v 2003	2003 v 2002
	(Dollars in millions)
Operating revenue	$10,331	$10,811	$11,379	$(480)	$(568)	(4)%	(5)%
Operating expenses, excluding asset impairment charges	7,962	8,499	8,429	(537)	70	(6)%	1%
Asset impairment charges	54	—	—	54	—	nm	nm

Operating income	2,315	2,312	2,950	3	(638)	0%	(22)%
Other expense—net	573	554	515	19	39	3%	8%

Income before income taxes, discontinued operations, and cumulative effect of change in accounting principle	1,742	1,758	2,435	(16)	(677)	(1)%	(28)%
Income tax expense	(698)	(675)	(933)	23	(258)	3%	(28)%

Income from continuing operations	1,044	1,083	1,502	(39)	(419)	(4)%	(28)%
Loss from discontinued operations—net of tax	(53)	(252)	(697)	199	445	79%	64%

Income before cumulative effect of change in accounting principle	991	831	805	160	26	19%	3%
Cumulative effect of change in accounting principle—net of tax	—	219	—	(219)	219	nm	nm

Net income	$991	$1,050	$805	$(59)	$245	(6)%	30%

nm—percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

Operating Revenue

        Although total operating revenue continued to decline in 2004, we experienced a deceleration of revenue losses consistent with the slowing of the loss of access lines.

        The following table shows our access lines by channel as of December 31, 2004, 2003 and 2002.

	Access Lines*
	Years Ended December 31,			Increase/ (decrease)		Percentage Change
	2004	2003	2002	2004 v 2003	2003 v 2002	2004 v 2003	2003 v 2002
	(in Thousands)
Consumer	9,247	9,911	10,798	(664)	(887)	(7)%	(8)%
Business	4,396	4,607	5,050	(211)	(443)	(5)%	(9)%
Wholesale	1,879	1,691	1,158	188	533	11%	46%

Total	15,522	16,209	17,006	(687)	(797)	(4)%	(5)%

*
We may modify the channel classification of our access lines from time to time in our efforts to better approximate the related revenue channels and better reflect how we manage our business.

        We believe that the deceleration in access line losses shown in this table was due in part to the ILECs', including Qwest's, success in achieving favorable regulatory rulings and the success of QCII's customer service initiatives (in which we participate) designed to provide our customers with improved service and expanded product offerings.

2004 COMPARED TO 2003

        The following table compares operating revenue for the years ended December 31, 2004 and 2003:

	Years Ended December 31,		Increase/ (Decrease)	Percentage Change
	2004	2003	2004 v 2003	2004 v 2003
	(Dollars in millions)
Voice services	$7,118	$7,881	$(763)	(10)%
Data and Internet	2,137	2,126	11	1%
Affiliate services	1,064	784	280	36%
Other services	12	20	(8)	(40)%

Total operating revenue	$10,331	$10,811	$(480)	(4)%

  Voice Services

        The decrease in voice services revenue was primarily due to access line losses from competitive pressures, technology substitution and a reduction in access revenues from external parties that are being replaced by affiliate revenues as our affiliate re-entered the long-distance market in our local service area. In particular, for the past two years a significant portion of our consumer and business access line losses have been attributable to our competitors' use of UNE-P and unbundled local loops to deliver voice services. These losses have been partially offset by corresponding increases in our wholesale access lines (where UNE-Ps are reflected). However, the regulated price structure of UNE-Ps applied downward pressure on our revenue.

        On February 5, 2005, the FCC issued new rules eliminating the ILECs' obligations to continue providing UNE-P and unbundled switching as a UNE. We believe this will lead to greater flexibility in negotiating contract rates with CLECs and data access providers. Also, some of our competitors recently announced their intention to discontinue marketing consumer local voice service to new customers. We believe these factors will help mitigate the downward pressure on wireline margins due to UNE-P. Furthermore, although access line losses continue, the rate of loss of access lines has recently slowed. We believe this slowing is due to the UNE-P factors discussed above.

  Data and Internet Services

        Data and Internet services revenue increased due to increases in DSL as this service continues to be expanded geographically to allow more of our customers to convert from dial-up Internet connections to our DSL services. The number of consumer DSL subscribers grew by 62%, and we expanded our DSL service area to 67% of our local service area in 2004; however, the impact of increases in consumer DSL subscribers and related revenue was offset in part by decreases in wholesale data and Internet services.

  Affiliate Services

        The increase in affiliate services revenue was primarily caused by increases in switched access, private line and billing and collection services provided to our long-distance affiliate. The increase in these services is offset by a reduction in service revenues from external customers and was associated with growth in the affiliate's long-distance business as they re-entered this business in our local service area.

2003 COMPARED TO 2002

        The following table compares operating revenue for the years ended December 31, 2003 and 2002:

	Years Ended December 31,		Increase/ (Decrease)	Percentage Change
	2003	2002	2003 v 2002	2003 v 2002
	(Dollars in millions)
Voice services	7,881	8,599	(718)	(8)%
Data and Internet	2,126	2,189	(63)	(3)%
Affiliate services	784	568	216	38%
Other services	20	23	(3)	(13)%

Total operating revenue	$10,811	$11,379	$(568)	(5)%

  Voice Services

        The decrease in voice services revenue was driven by losses of access lines (see table above) as we experienced competition from both technology substitution and other telecommunications providers reselling our services by using UNE-Ps. In addition, reductions in revenue from external parties were replaced by affiliate revenues as our affiliate re-entered the long-distance market in our local service area. The regulated price structure of UNE-Ps also applied downward pressure on our revenue. The increase in wholesale UNE-P access lines partially offset the loss of retail access lines, but we also experienced declines in sales of enhanced features and installation and repair services in our consumer and business channels. Wholesale local voice revenue declined in 2003 and 2002 primarily due to reductions in demand for services such as operator assistance, pay phones, and collocation.

  Data and Internet Services

        The decline in data and Internet services revenue is primarily due to the loss of revenue from the bankruptcies of large customers, primarily in 2002, such as Touch America, Inc., MCI and Genuity. Pursuant to the amendment of our agreement with Microsoft in July 2003, we became responsible for providing broadband services directly to end-user customers. Prior to that date we had previously provided these services to Microsoft on a wholesale basis. Subsequent to that date we have been recognizing revenue at higher retail rates rather than the lower wholesale rates we charged Microsoft. We also increased our DSL subscriber base by 19%.

  Affiliate Services

        The increase in affiliate services revenue was primarily caused by QCII's entrance into the InterLATA long-distance business and a migration of telecommunications services from third-party providers onto our network. These services and related revenue increases were related primarily to increases in private line services, and increases in marketing, sales and billing and collection services provided. These increases were offset by reductions in similar services previously provided to external customers.

Operating Expenses

Operating Expense Trends

        Our expenses continue to be impacted by shifting demand due to increased competition. This and other factors have led to some of the following trends affecting our operating expenses:

  •
  Pension and healthcare costs. The combined costs of pension and healthcare are expected to rise modestly in the short term due to a net increase in amortization of previously identified actuarial benefits and losses.

  •
  Reduced capital expenditures. Beginning in 2002, we reduced capital expenditures and expect to continue at a reduced level for the foreseeable future. This reduction has in turn led to a reduction in our depreciation expense. Given the current business environment as discussed in "Business" in this prospectus, we believe that our current level of capital expenditures will sustain our business at existing levels and support our anticipated core growth requirements, primarily in the DSL area.

  •
  Reduced affiliate costs. The combined affiliate costs included in both cost of sales and SG&A are expected to remain at levels slightly below or consistent with 2004 charges, which were reduced from 2003 levels primarily due to the favorable impact of restructuring activities, and a reduction in information technology costs due to a concentration of systems work on products and services of other affiliates. In addition a benefit of approximately $40 million was realized in 2004 from a change in allocation methodology for third party system maintenance charges.

  2004 COMPARED TO 2003

        The following table provides further detail regarding our operating expenses:

	Years Ended December 31,		Increase/ (Decrease)	Percentage Change
	2004	2003	2004 v 2003	2004 v 2003
	(Dollars in millions)
Operating expenses:
Cost of sales
Employee-related costs	$1,512	$1,535	$(23)	(1)%
Network expenses	194	209	(15)	(7)%
Other non-employee-related costs	430	486	(56)	(12)%
Affiliate costs	306	420	(114)	(27)%

Total cost of sales	2,442	2,650	(208)	(8)%
Selling, general and administrative
Employee-related costs	549	583	(34)	(6)%
Bad debt	32	125	(93)	(74)%
Restructuring costs	61	57	4	7%
Property and other taxes	312	403	(91)	(23)%
Other non-employee-related costs	669	615	54	9%
Affiliate costs	1,204	1,315	(111)	(8)%

Total selling, general and administrative	2,827	3,098	(271)	(9)%
Depreciation	2,327	2,412	(85)	(4)%
Capitalized software and other intangible assets amortization	366	339	27	8%
Asset impairment charges	54	—	54	nm

Total operating expenses	$8,016	$8,499	$(483)	(6)%

nm—percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

Operating Expenses

  Cost of Sales

        Cost of sales includes employee-related costs, such as salaries and wages directly attributable to products or services, and benefits, network facility costs and other non-employee related costs such as facility costs, materials and supplies, contracted engineering services and computer system support, incurred by us or on our behalf by our affiliates.

        Cost of sales as a percentage of revenue decreased from 25% in 2003 to 24% in 2004 due to decreases in affiliate costs, attributed to costs savings resulting from restructuring efforts of affiliate companies and reductions in allocated information technology costs, and decreases in other non-employee-related costs. The decrease in other non-employee related costs is attributed to a favorable settlement of $39 million on a reciprocal compensation agreement as well as lower access charges.

  Selling, general and administrative

        SG&A expenses include employee related costs such as salaries, wages and benefits not directly attributable to products or services, restructuring charges, sales commissions and other non-employee related costs such as property and other taxes, bad debt charges, real estate and rent for administrative space, advertising and professional service fees, incurred by us or on our behalf by our affiliates.

        The decrease in SG&A is due to lower affiliate costs, resulting from the factors discussed in operating expense trends, lower bad debt expense due to improvements in credit and collection practices, as well as a one-time favorable settlement of approximately $45 million from a customer emerging from bankruptcy, and lower property tax expense as a result of reduced property values and reduced capital expenditures. These decreases were partially offset by an increase in non-employee costs driven by higher marketing and advertising and external commissions. The increase in non-employee costs is offset by a decrease in affiliate charges, as external commissions of approximately $20 million were incurred by our affiliates and allocated to us prior to 2004.

        As a result of the 2004 plan restructuring activities, we expect to realize annual cost savings of approximately $182 million.

  Pension and Post-Retirement Benefits

        Our employees participate in the QCII pension and other post-retirement benefit plans. Our results include an allocation of pension credits and post-retirement benefit expenses from QCII, which we refer to on a combined basis as a net pension expense or credit. We recorded net pension expenses of $159 and $189 million in 2004 and 2003 respectively. Our 2004 annual costs were reduced by approximately $28 million due to recently passed Medicare legislation that partially subsidizes the costs to employers of providing prescription drug coverage for their retirees. The net pension expense or credit is a function of the amount of pension and post-retirement benefits earned, interest on projected benefit obligations, amortization of costs and credits from prior benefit changes and the expected return on the assets held in the various plans. The net pension expense or credit is allocated primarily to cost of sales and the remaining balance to SG&A. For additional information on our pension and post-retirement plans, see Note 10—Employee Benefits to our audited consolidated financial statements in this prospectus.

  Depreciation

        The 4% decrease in depreciation expense from $2.412 billion in 2003 to $2.327 billion in 2004 was primarily the result of reduced capital expenditures beginning in 2002.

  Capitalized software and other intangible assets amortization

        The 8% increase in amortization expense from $339 million in 2003 to $366 million in 2004 was attributable to the increase in total capitalized software.

  Asset impairment charges

        In conjunction with our efforts to sell certain assets during 2004, we determined that the carrying amounts of those assets were in excess of our expected sales proceeds. This resulted in the 2004 asset impairment charge of $54 million. For more information on our asset impairment charges, please see Note 4—Property, Plant and Equipment to our audited consolidated financial statements in this prospectus.

  2003 COMPARED TO 2002

        The following table provides further detail regarding our operating expenses:

	Years Ended December 31,		Increase/ (Decrease)	Percentage Change
	2003	2002	2003 v 2002	2003 v 2002
	(Dollars in millions)
Operating expenses:
Cost of sales
Employee-related costs	$1,535	$1,416	$119	8%
Network expenses	209	205	4	2%
Other non-employee-related costs	486	436	50	11%
Affiliate costs	420	359	61	17%

Total cost of sales	2,650	2,416	234	10%
Selling, general and administrative
Employee-related costs	583	482	101	21%
Bad debt	125	260	(135)	(52)%
Restructuring costs	57	18	39	nm
Property and other taxes	403	413	(10)	(2)%
Other non-employee-related costs	615	786	(171)	(22)%
Affiliate costs	1,315	1,226	89	7%

Total selling, general and administrative	3,098	3,185	(87)	(3)%
Depreciation	2,412	2,541	(129)	(5)%
Capitalized software and other intangible assets amortization	339	287	52	18%

Total operating expenses	$8,499	$8,429	$70	1%

nm—percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

  Cost of Sales

        Cost of sales as a percentage of revenue increased from 21% in 2002 to 25% in 2003, due to higher employee and service related costs, primarily driven by increases in pension and post retirement benefit costs discussed below, investment in DSL line conditioning expense, and higher regulatory-related fees. Affiliate charges increased due to higher charges allocated to us for technology support and for a new affiliate equipment maintenance contract.

  Selling, general and administrative

        The primary causes of the reduction in selling, general and administrative were the decrease in bad debt expense as a result of large provisions associated with uncollectible receivables from MCI, Touch America and others that we recorded in 2002, improved collection practices and tighter credit policies in 2003 and a decrease in other non-employee related costs including marketing and advertising and professional fees to third-party vendors as we re-incorporated certain previously outsourced customer service functions into our operations. The offsetting increase in employee related costs resulted from increases in incentive compensation and increases related to our pension and post-retirement benefit plans.

  Pension and Post-Retirement Benefits

        The $242 million increase in pension and post-retirement benefit expense in 2003, from a credit of $53 million in 2002 to a $189 million expense in 2003, was due primarily to a $90 million reduction in the expected rate of return on plan assets from 9.40% to 9.00%, and a loss of $98 million resulting from recognition of actuarial gains and losses. For additional information on our pension and post-retirement plans, see Note 10—Employee Benefits to our audited consolidated financial statements in this prospectus.

  Depreciation

        The 5% decrease in depreciation expense was attributable to reduced capital expenditures and the resulting decreases in the depreciable basis of our fixed assets.

  Capitalized software and other intangible assets amortization

        The 18% increase in amortization expense was attributable to the increase in total capitalized software.

Other Consolidated Results

  Other Expense—Net

        Other expense—net includes interest expense, net of capitalized interest, gains and losses on early retirement of debt and other income—net.

        The following table provides further detail regarding other expense—net:

	Years Ended December 31,			Increase/(Decrease)		Percentage Change
	2004	2003	2002	2004 v 2003	2003 v 2002	2004 v 2003	2003 v 2002
	(Dollars in millions)
Other expenses:
Interest expense—net	$584	$573	$541	$11	$32	2%	6%
Other income—net	(11)	(19)	(26)	8	7	(42)%	(27)%

Total other expenses	$573	$554	$515	$19	$39	3%	8%

2004 COMPARED TO 2003

        Interest expense—net.    The increase in interest expense during 2004 was attributable to higher average interest rates during the year.

  Income Tax Expense

        The effective income tax rate is the provision for income taxes as a percentage of pre-tax income. Our effective income tax rate for 2004 increased to 40.0% as compared to 38.4% for 2003. The change reflects an increase in our state income tax liabilities and non-deductible expenses, partially offset by the non-taxable income associated with the Medicare Act subsidy.

  Cumulative effect of change in accounting principle—net of tax

        In 2003, we recognized a gain of $219 million (net of taxes of $139 million) from the cumulative effect of adopting SFAS No. 143, "Accounting for Asset Retirement Obligations."

2003 COMPARED TO 2002

  Other Expense—Net

        Interest expense.    The increase in interest expense was primarily due to an increase in aggregate debt of $495 million during 2003.

  Income Tax Provision

        The effective income tax rate increased to 38.3% in 2003 from 37.8% in 2002 because 2002 contained beneficial state audit and accrual adjustments.

Liquidity and Capital Resources

        We are a wholly owned subsidiary of QSC, which is wholly owned by QCII. As such, factors relating to or affecting QCII's liquidity and capital resources could have material impacts on us, including changes in the market's perception of us and impacts on our credit ratings and access to capital markets.

        As of December 31, 2004, QCII had total borrowings of $17.3 billion. Some of the borrowings issued by QCII and QSC are secured by liens on our stock. As a result, ownership of our stock could transfer if either QCII or QSC were to default on its debt obligations.

        QCII has cash management arrangements between certain of its subsidiaries that include lines of credit, inter-company obligations, capital contributions and dividends. As part of these cash management arrangements, affiliates provide lines of credit to certain other affiliates. Amounts outstanding under these lines of credit and inter-company obligations vary from time to time and are classified as short-term borrowings.

Near-Term View

        Our working capital deficit, or the amount by which our current liabilities exceed our current assets, was $1.017 billion and $2.670 billion as of December 31, 2004 and 2003, respectively. Our working capital deficit decreased $1.653 billion in 2004 primarily due to the discontinuance of Qwest Wireless operations, which resulted in the retirement of $2.134 billion of affiliate borrowings during May of 2004, and a partially offsetting reduction of $357 million in current assets associated with the discontinued operations. In addition, current borrowings were reduced by $476 million, with similar increases to long term debt. Dividends payable increased by $213 million as dividends declared of $2.664 billion exceeded actual dividend payments of $2.451 billion. The timing of cash payments for declared dividends to QSC is at our discretion in consultation with QSC.

        The current working capital deficit is primarily due to dividends that we declare to QSC and the current portion of long-term debt. As discussed below, we continue to produce significant cash from operating activities. We believe that our financial resources together with our cash flows from operations will be sufficient to meet our cash needs through the next twelve months. However, if we or QCII become subject to significant judgments, settlements or tax payments, such as QCII's potential CLAS obligation, as further discussed in "Business—Legal Proceedings" in this prospectus, we or QCII could be required to make significant payments that we or QCII do not have the resources to make. The magnitude of any settlements or judgments resulting from these actions could materially and adversely affect QCII's ability to meet its debt obligations and affect its financial condition, potentially impacting its credit ratings, its ability to access capital markets and its compliance with debt covenants. In addition, the magnitude of any settlements or judgments may cause QCII to draw down significantly on its cash balances, which might force it to obtain additional financing or explore other methods to generate cash. Such methods could include issuing additional securities or selling assets. In particular, to the extent that QCII's EBITDA (as defined in QCII's debt covenants) is reduced by cash judgments or settlements, its debt to consolidated EBITDA ratios in certain debt agreements will be adversely affected. As a wholly owned subsidiary of QCII, our business operations and financial condition could be similarly affected, potentially impacting our credit ratings and access to capital markets.

Long-Term View

        We have historically operated with a working capital deficit as a result of the issues discussed above. We expect this trend to continue. As discussed below, we continue to generate substantial cash from operations. We believe that cash flows from operations, our current cash position and continued access to capital markets will allow us to meet our business requirements, including debt service, dividends and capital expenditures, for the foreseeable future.

        In addition to our periodic need to obtain financing in order to meet our debt obligations as they come due, we may also need to obtain additional financing or investigate other methods to generate cash (such as further cost reductions or the sale of assets) if cash provided by our and QCII's operations does not improve, if revenue and cash provided by operations continue to decline, if economic conditions weaken, if competitive pressures increase, or if we or QCII become subject to judgments and/or settlements significantly in excess of QCII's recorded reserve as further discussed in "Business—Legal Proceedings" in this prospectus. In the event of an adverse outcome in one or more of these matters, we or QCII could be required to make significant payments that we or QCII do not have the resources to make. The magnitude of any settlements or judgments resulting from these actions could materially and adversely affect QCII's ability to meet its debt obligations and affect its financial condition, potentially impacting its credit ratings, its ability to access capital markets and its compliance with debt covenants. In addition, the magnitude of any settlements or judgments may cause QCII to draw down significantly on QCII's cash balances, which might force it to obtain additional financing or explore other methods to generate cash. Such methods could include issuing additional securities or selling assets. As a wholly owned subsidiary of QCII, our business operations and financial condition could be similarly affected, potentially impacting our credit ratings and access to the capital markets.

        The three-year revolving credit facility established by QSC in 2004 (the 2004 QSC Credit Facility) has a cross payment default provision, and this facility and certain other debt issues of QCII and its other subsidiaries have cross acceleration provisions. When present, such provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. These provisions generally provide that a cross default under these debt instruments could occur if:

  •
  QCII fails to pay any indebtedness when due in an aggregate principal amount greater than $100 million;

  •
  any indebtedness is accelerated in an aggregate principal amount greater than $100 million ($25 million in the case of one of the debt instruments); or

  •
  judicial proceedings are commenced to foreclose on any of QCII's assets that secure indebtedness in an aggregate principal amount greater than $100 million.

        Upon such a cross default, the creditors of a material amount of QCII's debt may elect to declare that a default has occurred under their debt instruments and to accelerate the principal amounts due such creditors. Cross acceleration provisions are similar to cross default provisions, but permit a default in a second debt instrument to be declared only if in addition to a default occurring under the first debt instrument, the indebtedness due under the first debt instrument is actually accelerated. In addition, the 2004 QSC Credit Facility contains various limitations, including a restriction on using any proceeds from the facility to pay settlements or judgments relating to investigations and securities actions discussed in "Business—Legal Proceedings" in this prospectus.

Payment Obligations

  Payment obligations

        The following table summarizes our future contractual cash obligations as of December 31, 2004:

	Payments Due by Period
	2005	2006	2007	2008	2009	Thereafter	Total
	(Dollars in millions)
Future Contractual Obligations(1)(2)(3)
Long-term debt	$403	$—	$1,410	$322	$—	$5,657	$7,792
Interest on debt(4)	589	560	516	458	440	4,922	7,485
Capital lease obligations	3	2	2	2	1	8	18
Operating leases	115	85	80	71	54	241	646
Purchase commitment obligations	66	56	14	1	—	—	137

Total future contractual cash obligations	$1,176	$703	$2,022	$854	$495	$10,828	$16,078

(1)
The table does not include our open purchase orders as of December 31, 2004. These are primarily purchase orders at fair value that are cancelable without penalty, and are part of normal operations.

(2)
This table does not include accounts payable of $1.042 billion, dividends payable to QSC of $412 million, accrued expenses and other current liabilities of $803 million, deferred income taxes of $2.194 billion and other long-term liabilities of $531 million, all of which are recorded on our December 31, 2004 consolidated balance sheet.

(3)
We have certain long-term, non-cancelable purchase commitments for advertising and promotion services, including advertising and marketing at sports arenas and other venues and events. We also have service related commitments with various vendors for data processing, technical and software support. In addition, we have telecommunications commitments with CLECs, IXCs and third-party vendors that require us to make payments to purchase network services, capacity and telecommunications equipment. These commitments generally require us to maintain minimum monthly and/or annual billings, based on usage. Future payments under certain services contracts will vary depending on our actual usage. In the table above we estimated payments for these service contracts based on the level of services we expect to receive.

(4)
Interest expense in future years may differ due to refinancing of debt. Interest on our floating rate debt was calculated for all years using the rates effective as of December 31, 2004.

        Employee Benefit Plans.    QCII offers pension and post-retirement benefits to our employees, some of which are required under contractual agreements. Pension and certain post-retirement benefits are paid through trusts and therefore are not included in this table, as we are not able to reliably estimate our portion of future required contributions to the trusts. As of December 31, 2004, QCII's qualified defined benefit pension plan is fully funded. As of December 31, 2004 we have a liability of $2.833 billion for our allocation of QCII's post-retirement and other post-employment benefit obligations. The liability is impacted by various actuarial assumptions and will differ from the sum of the future value of actuarially estimated payments. See further discussion of our benefit plans in Note 10—Employee Benefits to our audited consolidated financial statements in this prospectus.

Letters of Credit

        At December 31, 2004, we had outstanding letters of credit of approximately $4 million.

Historical View

  Operating Activities

        We generated cash from operating activities of $3.319 billion, $4.824 billion and $4.562 billion in 2004, 2003 and 2002, respectively. For 2004, the $1.505 billion decrease in cash provided by continuing operating activities compared to 2003 resulted from a $909 million decrease in cash for intercompany tax payments to our parent in connection with our internal tax allocation and payment policy. In addition, there was a $541 million decrease in cash from affiliate and other accounts payable and accrued expense transactions, and a decrease of $43 million of cash generated from income from operations after adjusting for impairment, depreciation and amortization, cumulative effect of change in accounting principle, and discontinued operations. The decrease in adjusted income from operations was primarily due to the continued trend of decreasing revenues.

        The $262 million increase in cash provided by operating activities in 2003 as compared to 2002 was primarily the result of favorable changes in certain operating asset and liability accounts of $945 million, partially offset by a decrease in income from operations of $683 million after adjusting for non-cash items including depreciation, amortization, and cumulative effect of change in accounting principle. This decrease in adjusted income from operations is a direct result of the continuing decline in operating revenues.

        Despite the decrease in cash generated from operating activities in 2004, we continue to produce significant operating cash flows regardless of the decline in operating revenue. We expect that the cash flow from operations along with continued access to capital markets will be sufficient to cover our operating expenses, general corporate overhead, capital expenditures and debt service obligations.

  Investing Activities

        Cash used for investing activities was $1.431 billion, $1.667 billion and $2.518 billion in 2004, 2003 and 2002, respectively. Cash used in investing activities in 2004 decreased $236 million compared to 2003 primarily as a result of a $198 million reduction in capital expenditures in 2004. Cash used in investing activities in 2003 decreased $851 million compared to 2002 primarily as a result of a 2002 capital contribution to Qwest Wireless of $800 million and a reduction in capital expenditures in 2003 of $111 million.

        Capital expenditures were $1.437 billion, $1.635 billion and $1.746 billion in 2004, 2003 and 2002, respectively. We expect that our 2005 capital expenditures will approximate 2004 levels.

  Financing Activities

        Cash used in financing activities was $2.249 billion, $2.458 billion and $1.954 billion in 2004, 2003 and 2002, respectively. During 2004, we received an aggregate of $836 million in proceeds from the issuance of new long-term borrowings and repaid an aggregate of $952 million in long-term borrowings. At December 31, 2004 we were in compliance with all provisions or covenants of our borrowings. For additional information regarding the covenants of our existing debt instruments, see Note 6—Borrowings to our consolidated financial statements in this prospectus.

        We paid cash dividends of $2.451 billion, $2.880 billion and $1.915 billion in 2004, 2003 and 2002, respectively. We have historically declared and paid regular dividends to QSC based on our consolidated net income. In August 2003, we modified our dividend practice to exclude Qwest Wireless's losses in the determination of regular dividends we declare and pay. In May 2004, we transferred ownership of Qwest Wireless to an affiliate. During 2004, we declared an additional dividend that included prior period earnings determined without the effect of Qwest Wireless's losses. In July 2004, we modified our dividend practice to balance our financial needs, cash position and credit profile with those of our parent. As a result, going forward, we may declare and pay dividends in excess of our earnings to the extent permitted by applicable law. Our debt covenants do not limit the amount of dividends we can pay to our parent.

        On April 30, 2004, QSC made a capital contribution of $2.185 billion to us. We in turn made a capital contribution of this same amount to Qwest Wireless, which used these proceeds to substantially pay off its borrowings. On May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate.

  Credit ratings

        The table below summarizes the long-term debt ratings at December 31, 2004 and 2003:

December 31,
	2004	2003
Moody's	Ba3	Ba3
S&P	BB-	B-
Fitch	BB	B

        With respect to Moody's, a Ba rating is judged to have speculative elements, meaning that the future of the issuer cannot be considered to be well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times. The "1,2,3" modifiers show relative standing within the major categories, 1 being the highest, or best, modifier in terms of credit quality.

        With respect to S&P, any rating below BBB indicates that the security is speculative in nature. A BB rating indicates that the issuer currently has the capacity to meet its financial commitment on the obligation; however, it faces major ongoing uncertainties or exposure to adverse business, financial or economic conditions, which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation. An obligation rated B is more vulnerable to nonpayment than obligations rated BB, but the obligor currently has capacity to meet its financial commitment on the obligation. Adverse business, financial, or economic conditions will likely impair the obligor's capacity or willingness to meet its financial commitment on the obligation. The plus and minus symbols show relative standing within the major categories.

        With respect to Fitch, any rating below BBB is considered speculative in nature. A BB rating indicates that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met. A B rating indicates that significant credit risk is present, but a limited margin of safety remains. Financial commitments are currently being met; however, capacity for continued payment is contingent upon a sustained, favorable business and economic environment. The plus and minus symbols show relative standing within major categories.

        Debt ratings by the various rating agencies reflect each agency's opinion of the ability of the issuers to repay debt obligations as they come due. In general, lower ratings result in higher borrowing costs and/or impaired ability to borrow. A security rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

        Given these current credit ratings, as noted above, our ability to raise additional capital under acceptable terms and conditions may be negatively impacted.

Critical Accounting Policies and Estimates

        We have identified the policies and estimates below as critical to our business operations and the understanding of our results of operations, either past or present. For a detailed discussion on the application of these and other significant accounting policies, see the notes to our consolidated financial statements in this prospectus. These policies and estimates are considered "critical" because they either had a material impact or they have the potential to have a material impact on our financial statements, and because they require significant judgments, assumptions or estimates. Note that our preparation of the consolidated financial statements and notes thereto, requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. We believe that the estimates, judgments and assumptions made when accounting for items and matters such as future usage under long-term contracts, customer retention patterns, collectibility of accounts receivable, expected economic duration of assets to be depreciated or amortized, asset valuations, internal labor capitalization rates, recoverability of assets, rates of return on assets held for employee benefits, timing and amounts of future employee benefit payments, uncertain tax positions, reserves and other provisions and contingencies are reasonable, based on information available at the time they are made. However, there can be no assurance that actual results will not differ from those estimates.

Policies and Estimates Materially Impacting Current or Future Results of Operations

Loss Contingencies and Litigation Reserves

        We are involved in several material legal proceedings, as described in more detail in "Business—Legal Proceedings" in this prospectus. We assess potential losses in relation to these and other pending or threatened legal matters. If a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss, as described in more detail in "Business—Legal Proceedings" in this prospectus. To the extent these estimates turn out to exceed or be less than the actual liability resulting from the resolution of these matters, our earnings will be increased or decreased accordingly. If the differences turn out to be material, our consolidated financial statements could be materially impacted.

Restructuring

        Periodically, QCII commits to exit certain business activities, eliminate office or facility locations and/or reduce our number of employees. Our portion of the charge to record such a decision depends upon various assumptions, including future severance payments, sublease income, length of time on market for abandoned rented facilities, contractual termination costs and so forth. Such estimates are inherently judgmental and may change materially based upon actual experience. The estimate of future losses on sublease income and disposal activity generally has the most significant impact. Due to the estimates and judgments involved in the application of each of these accounting policies, changes in our plans and these estimates and market conditions could materially impact our financial condition or results of operations.

Economic Lives of Assets to be Depreciated or Amortized

        Due to rapid changes in technology and the competitive environment, selecting the estimated economic life of telecommunications plant, equipment and software requires a significant amount of judgment. We regularly review data on utilization of equipment, asset retirements and salvage values to determine adjustments to our depreciation rates. As of December 31, 2004, the weighted average remaining expected life of our property, plant and equipment was 6.6 years. The effect of a one year increase in the estimated useful lives of our property, plant and equipment would have decreased our depreciation expense by approximately $300 million; the effect of a one year decrease in the estimated useful lives of our property, plant and equipment would have increased our depreciation expense by approximately $410 million. As of December 31, 2004, the weighted average remaining expected life of our intangibles assets with finite lives was 2.5 years. The effect of a one year increase in the estimated useful lives of our intangibles assets with finite lives would have decreased our amortization expense by approximately $90 million; the effect of a one year decrease in the estimated useful lives of our intangibles assets with finite lives would have increased our amortization expense by approximately $220 million.

Pension and Post-Retirement Benefits

        Our employees participate in the QCII pension, post-retirement and other post-employment benefit plans. The amounts contributed by us are not segregated or restricted to pay amounts due to our employees and may be used to provide benefits to other employees of QCII or its affiliates. QCII allocates the cost of pension and post-retirement health care and life insurance benefits and required contributions to us. The allocation is based upon employee demographics of our employees compared to all the remaining participants. For further discussion of the QCII pension, post-retirement and other post-employment benefit plans and the critical accounting estimates please see the QCII annual report on Form 10-K for the year ended December 31, 2004.

Recoverability of Long-Lived Assets

        We follow the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Under the provisions of that standard, we must review the recoverability of our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset, or group of assets, may not be recoverable, we will evaluate the recoverability of the carrying value of our long-lived assets using gross undiscounted cash flow projections. Such evaluations require identification of the lowest level of identifiable, largely independent, cash flows for purposes of grouping assets and liabilities subject to review. The cash flow projections will include long-term forecasts of revenue growth, gross margins and capital expenditures, all of which require significant judgment and assumptions.

Policies and Estimates Primarily Impacting Past Results of Operations

Asset Retirement Obligations

        We have network assets located in leased properties such as equipment rooms. For certain of these leases, we are legally obligated to remove our equipment when the lease expires. As required by SFAS No. 143, "Accounting for Asset Retirement Obligations," we record a liability for the estimated current fair value of the costs associated with these removal obligations. We estimate our removal liabilities using historical cost information, industry factors and current engineering estimates. We then estimate the present value of these costs by discounting the future expected cash payout to current fair value based on our incremental borrowing rate. To the extent there are material differences between our estimated and actual removal costs and our estimated and actual discount rates, we could be required to adjust our recorded liabilities at that time. These estimates were critical factors in determining the net income impact of $219 million upon the adoption of SFAS No. 143 in 2003.

Recently Adopted Accounting Pronouncements and Cumulative Effect of Adoption

        In December 2003, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the "Act") became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. We adopted the provisions of FASB Staff Position No. 106-2 ("FSP No. 106-2"), "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003". Accounting for the government subsidy provided under the Act reduced our accumulated post-retirement benefit obligation by $197 million. The Act reduced the prescription drug expense component of our 2004 post-retirement benefit expenses by $27 million. See Note 10—Employee Benefits to our audited consolidated financial statements for more information.

Recently Issued Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R requires that compensation cost relating to share-based payment transactions be recognized in financial statements based on the fair value of the equity or liability instruments issued. We will be required to apply SFAS No. 123R as of the interim reporting period beginning July 1, 2005. SFAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. However, we do not anticipate that the adoption of SFAS No. 123R will have a material impact on our financial position or results of operations.

        In December 2004, the FASB issued SFAS No. 153, which is effective for us starting July 1, 2005. In the past, we were frequently required to measure the value of assets exchanged in non-monetary transactions by using the net book value of the asset relinquished. Under SFAS No. 153, we will measure assets exchanged at fair value, as long as the transaction has commercial substance and the fair value of the assets exchanged is determinable within reasonable limits. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 is not anticipated to have a material effect on our financial position or results of operations.

Risk Management

        We are exposed to market risks arising from changes in interest rates. The objective of our interest rate risk management program is to manage the level and volatility of our interest expense. We may employ derivative financial instruments to manage our interest rate risk exposure. In the third quarter, we entered into interest rate swap agreements in the notational amount of $575 million to manage exposure to interest rate movements and to optimize our mixture of floating and fixed-rate debt while minimizing liquidity risk. The effective floating interest rate on the agreements is LIBOR plus 3.43%. The interest rate swap agreement was designated as a fair-value hedge which effectively converts a portion of our fixed-rate debt to floating rate through the receipt of fixed-rate amounts in exchange for the floating rate interest payments. The impact on interest expense in 2004 was minimal.

        As of December 31, 2004 and 2003, approximately $1.25 billion of floating-rate debt was exposed to changes in interest rates. This exposure was linked to LIBOR. A hypothetical increase of 100 basis points in LIBOR would increase annual pre-tax interest expense by $12 million. As of December 31, 2004 and 2003, we also had approximately $400 million and $900 million respectively, of long-term fixed rate debt obligations maturing in the following 12 months. Any new debt obtained to refinance this debt would be exposed to changes in interest rates. A hypothetical 100 or 200 basis point increase in the interest rates on this debt would not have had a material effect on our earnings.

        As of December 31, 2004, we had $560 million of cash invested in money market and other short-term investments. Most cash investments are invested at floating rates. As interest rates change, so will the interest income derived from these accounts.

BUSINESS

        We are wholly owned by QSC, which is wholly owned by QCII. We provide local telecommunications and related services, long-distance services and data and video services within our local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming.

        Our operations are included in the consolidated operations of our ultimate parent, QCII, and generally account for the majority of QCII's consolidated revenue. Our telecommunications products and services are provided through our traditional telephone network located within our local service area. In addition to our operations, QCII maintains a wireless business (including the wireless operations we transferred to an affiliate in May 2004) and a national fiber optic network. Through its fiber optic network, QCII provides the following wireline products and services that we do not provide:

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  InterLATA long-distance services;

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  Dedicated Internet access;

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  Virtual private network;

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  Internet dial access;

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  Web hosting; and

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  Professional services.

        For certain other products and services we provide and for a variety of internal communications functions, we utilize QCII's fiber optic network to transport voice and data traffic. Also, through its fiber optic network, QCII provides nationally some data and Internet access services, including private line, ATM and Frame Relay, that are similar to services we provide within our local service area.

        We were incorporated under the laws of the State of Colorado in 1911. Pursuant to a merger between QCII and U S WEST, Inc. (our pre-merger parent) on June 30, 2000, which we refer to as the Merger, QCII acquired all the operations of U S WEST and its subsidiaries and we became an indirect wholly owned subsidiary of QCII. Our principal executive offices are located at 1801 California Street, Denver, Colorado 80202, telephone number (303) 992-1400.

        Until May 2004, we provided wireless services through our subsidiary, Qwest Wireless LLC. On May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate. The transfer was made in the form of a dividend to QSC, and, as a result, no consideration was exchanged. Due to this transfer, we no longer have wireless operations, and the results of Qwest Wireless operations are presented as discontinued operations in these financial statements. For a summary of the results of operations related to our discontinued operations please see Note 7—Transfer of Qwest Wireless Operations to our consolidated financial statements in this prospectus.

        For a discussion of certain risks applicable to our business, financial condition and results of operations, including risks associated with our outstanding legal matters, see "Risk Factors" in this prospectus.

Recent Developments

        During February and March 2005 QCII submitted several proposals to the Board of Directors of MCI proposing the acquisition of MCI by QCII, notwithstanding the fact that MCI had entered into an agreement to be acquired by Verizon Communications Inc. After delivering to MCI QCII's most recent proposal on March 28, 2005, MCI announced it had entered into an amended agreement with Verizon pursuant to which Verizon agreed to increase the amount of consideration it would pay in its proposed acquisition of MCI. QCII is assessing the situation in order to determine what is in the best interests of shareholders, customers and employees. QCII cannot provide any assurance as to whether it will be successful in its effort to acquire MCI or, if it is, that it will be able to realize synergies in the amounts, at the times and at the related costs projected, or that regulatory approvals will be received within the timeframe projected and that such approvals will not be materially adverse to the projected operations of the combined company following any merger.

Financial Condition

        The below table provides a summary of some of our key financial metrics. This information should be read in conjunction with, and is qualified by reference to, our consolidated financial statements and notes thereto in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Operating Results:
Operating revenue	$10,331	$10,811	$11,379
Operating expenses	8,016	8,499	8,429
Operating income	2,315	2,312	2,950
Income from continuing operations	1,044	1,083	1,502
Net income	991	1,050	805
	As of December 31,
	2004	2003
Balance Sheet Data:
Consolidated debt	$7,660	$7,755
Working capital deficit*	(1,017)	(2,670)
Total stockholder's equity	3,604	3,077

*
Working capital deficit is calculated as the amount by which our current liabilities exceed our current assets.

        As shown above, over the past three years we have experienced declining revenue. We are taking a number of measures designed to improve our financial condition, such as our participation in QCII's recent and continuing customer service initiatives, cost reductions and entering into financial transactions to extend maturities on our debt. However, if revenue and cash provided by operations continue to decline, if economic conditions weaken, if competitive pressures increase or if QCII or we become subject to significant judgments and/or settlements as further discussed in "Business—Legal Proceedings" in this prospectus, our ability to meet our debt obligations and our financial condition could be materially and adversely affected, potentially adversely affecting our credit ratings, our ability to access the capital markets and our compliance with debt covenants.

Reserve for Investigations and Securities Matters

        As we have previously disclosed, during 2004 and 2003, QCII recorded reserves in its financial statements totaling $750 million in connection with the investigations and securities actions described in "Business—Legal Proceedings" in this prospectus. The $750 million reserve was reduced by $125 million in December 2004 as a result of a payment in that amount in connection with a settlement in October 2004 of the investigation of QCII by the Securities and Exchange Commission, or SEC. The remaining reserve amount represents a final payment to be made in connection with the SEC settlement in the amount of $125 million and the minimum estimated amount of loss QCII believes is probable with respect to the securities actions. However, the ultimate outcomes of these matters are still uncertain and there is a significant possibility that the amount of loss QCII ultimately incurs could be substantially more than the reserve QCII has provided. If the recorded reserve that will remain after QCII has paid the amount owed under the SEC settlement is insufficient to cover these matters, QCII will need to record additional charges to its statement of operations in future periods. QCII is unable at this time to provide a reasonable estimate of the upper end of the range of loss associated with these matters due to their preliminary and complex nature.

        QCII continues to defend against the securities actions vigorously and is currently unable to provide any estimate as to the timing of the resolution of these actions. Any settlement of or judgment in one or more of these actions substantially in excess of its recorded reserves could have a significant impact on QCII, and QCII can give no assurance that it will have the resources available to pay any such judgment. The magnitude of any settlement or judgment resulting from these actions could materially and adversely affect QCII's ability to meet its debt obligations and its financial condition, potentially impacting its credit ratings, its ability to access capital markets and its compliance with debt covenants. In addition, the magnitude of any settlement or judgment may cause it to draw down significantly on its cash balances, which might force it to obtain additional financing or explore other methods to generate cash. Such methods could include issuing additional securities or selling assets. As a wholly owned subsidiary of QCII, our business operations and financial condition would be similarly affected.

Operations

        We market and sell our products and services to consumer and business customers. In general, our business customers fall into the following categories: (1) small businesses; (2) national and global businesses; (3) governmental entities; and (4) public and private educational institutions. We also provide our products and services to other telecommunications providers, including affiliated entities, who purchase our products and services on a wholesale basis.

Wireline Services

        We offer wireline products and services in a variety of categories that help people and businesses communicate. Our wireline products and services are offered through our traditional telephone network. Our traditional telephone network consists of all equipment used in processing telecommunications transactions within our local service area and forms a portion of the public switched telephone network. Our traditional telephone network is made up of both copper cables and fiber optic broadband cables and serves approximately 15.5 million access lines in 14 states.

Wireline Products and Services

        The following reflects the key categories of our wireline products and services.

  Voice Services

        Local voice services—consumer, business and wholesale.    Through our traditional telephone network, we originate and terminate local voice services within local exchange service territories as defined by state regulators. Through this network, we provide:

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  basic local exchange services provided through access lines connected to our portion of the traditional telephone network;

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  switching services for customers' communications through facilities that we own;

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  various custom calling features such as Caller ID, Call Waiting, Call Return and 3-Way Calling;

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  enhanced voice services, such as voice mail;

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  operator services, including directory assistance; and

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  collocation services (i.e., hosting of another provider's telecommunication equipment in our facilities).

        On a wholesale basis we provide network transport, billing services and access to our local network within our local service area to other telecom providers and wireless carriers. These services allow other telecom companies to provide telecommunications services using our local network. At times we sell UNEs or UNE-P, which allow our wholesale customers to assemble or arrange for their own networks and to interconnect with our local network.

        Long-distance voice services—consumer, business and wholesale.    We provide IntraLATA long-distance services to our customers within our local service area.

        Access services—wholesale.    We also provide services to other data and telecommunications providers within our local service area to connect their customers to their networks so that they can provide long-distance, transport, data and Internet services.

  Data and Internet Services

        Data and Internet services—consumer, business and wholesale.    We offer a broad range of products and professional services to enable our customers to transport voice, data and video telecommunications at speeds up to 10 gigabits per second. Our customers use these products and services in a variety of ways. Our business customers make internal and external data transmissions, such as transferring files from one location to another. Our consumer customers access email and the Internet under a variety of connection speeds and pricing packages. Also, our wholesale customers use our facilities for collocation, or to host their equipment and use our private line services to connect their customers to their networks.

        Some of our data and Internet services are described below:

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  Digital subscriber line, which permits existing consumer and business customer telephone lines to operate at higher speeds necessary for video and high-speed data communications to the Internet or private networks;

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  Asynchronous transfer mode, which is a broadband, network transport service that provides a fast, efficient way to move large quantities of information over our highly reliable, scalable and secure fiber optic broadband network;

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  Frame relay, which is a switching technology that allows data to travel in individual packets of variable length. The key advantage to this approach is that a frame relay network can accommodate data packets of various sizes associated with virtually any data protocol;

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  Private lines, which are direct circuits or channels specifically dedicated to the use of an end-user organization for the purpose of directly connecting two or more sites. Private lines offer a secure solution for frequent communication of large amounts of data between sites; and

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  Integrated Services Digital Network, which uses digital transmission technology to support voice, video and data communication applications over regular telephone lines.

Distribution Channels

        We sell our retail wireline products and services through a variety of channels, including direct-sales marketing, telemarketing and arrangements with third-party agents. We also provide the use of similar products and services, and the use of our network assets on a wholesale basis, as described above.

Other Services

        We provide other services that primarily involve the sublease of some of our unused real estate assets, such as space in our office buildings, warehouses and other properties.

Affiliate Services

        We provide telephony, data services, billing services and other miscellaneous services to our affiliates.

Customer Service Initiatives

        With increased levels of competition in the telecommunications industry resulting from statutory and regulatory developments and technology advancements, we believe competitive providers are no longer hindered by historical barriers to entry. As a result, we believe factors such as pricing, customer service and bundling are increasingly becoming determining factors in maintaining or increasing market share in the telecommunications industry.

        We are seeking to distinguish ourselves from our competitors through our participation in a number of QCII's customer service initiatives supporting its Qwest Spirit of Service™ brand commitment. We believe these initiatives were a factor in improving QCII's and our customer service relative to our peers in some respects over the past year. In a residential local telephone service evaluation of 11 providers in the Western region, QCII was ranked eighth compared to its next-to-last and last-place ratings in earlier years. The study also said that QCII improved in all six components of customer satisfaction, which are customer service, billing, performance/reliability, image, offers/promotions and cost of service. QCII's customer service initiatives include the following:

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  Qwest Choice™.  In 2003 and into 2004, QCII restructured its packaging and pricing plans in order to provide customers with greater choice, flexibility and simplification. These plans offer a variety of combinations of voice services, wireless services and data services. QCII also improved its product offerings during this period by entering into strategic relationships with providers of wireless and video services.

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  Promise of Value™.  QCII initiated its Promise of Value™ campaign in late 2003. This campaign assists various customers in designing their mix of QCII products and services. As part of this campaign, QCII is offering free account reviews and advising its customers on the best Qwest solution for its value.

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  Customer Support.  QCII has opened seventy retail locations where customers can learn more about its products and services and submit orders in person and has re-designed its website and the appearance of its bills to be clearer for its customers.

Importance, Duration and Effect of Patents, Trademarks and Copyrights

        Either directly or through our subsidiaries, we own or have licenses to various patents, trademarks, copyrights and other intellectual property necessary to the conduct of our business. We do not believe that the expiration of any of our intellectual property rights, or the non-renewal of those rights, would materially affect our results of operations.

Competition

        Local voice services.    In providing local voice services to our consumer and business customers within our local service area, we compete with national carriers, smaller regional providers, competitive access providers, independent telephone companies, Internet telephony providers, wireless providers and cable companies. Technology substitution, such as wireless substitution for wireline telephones, cable telephony substitution for wireline telephones and cable modem substitution for dial-up modem lines and DSL, has been a significant cause for a decrease in our total access lines in 2004. Competition is based primarily on pricing, packaging of services and features, quality of service and increasingly on meeting customer care needs such as simplified billing and timely response to service calls.

        The obligation to make number portability available from wireline to wireless service, which was mandated by the FCC in late 2003, is another competitive factor that may contribute to access line losses. Also, revenue for local voice services may be affected adversely should providers of VoIP services attract a sizable base of customers who use VoIP to bypass traditional local exchange carriers.

        Although our status as an incumbent local exchange carrier helps make us the leader in providing wireline services within our local service area, increased competition has resulted in declines in our access lines. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus for more information regarding trends affecting our access lines.

        Our competitors, mainly CLECs and CLEC/IXC combinations, continue their use of unbundled network element-platforms, or UNEs. These functions and services, which we have been required to provide at wholesale rates as a matter of current federal and state laws and regulations, has allowed our competitors to purchase all of the elements they need to provide competitive local services to our customers. Bell Operating Companies, or BOCs such as Qwest, have been required to make their network elements available to the competitors, which allows CLECs and CLEC/IXC combinations an alternative to building their own telecommunications facilities. Consequently, we believe these competitors have been able to provide local service at a cost advantage, allowing them to gain market share. The obligation to provide UNEs reduces our revenue and margin.

        On February 5, 2005, the FCC issued new rules eliminating the ILECs' obligations to continue providing UNE-P and unbundled switching as a UNE. The new rules no longer require ILECs to make UNE-P available for new purchases and gives CLECs 12 months to migrate existing circuits off the UNE platform to other service or facility arrangements. For the term of the transition, the monthly price of UNE-P will increase slightly. In anticipation of the FCC decision, we began offering CLECs the Qwest Platform Plus™ (QPP™) product in 2004 as an alternative to UNE-P. The majority of UNE-P purchasers have entered into agreements with Qwest to purchase QPP. While we believe use of our new wholesale product will reduce the downward pressure on our margins, its availability will still likely result in further incremental retail access line losses.

        Long-distance voice services.    National telecommunications providers, such as Sprint and MCI Inc., compete with us in providing IntraLATA long-distance services in our local service area. Wireless providers also market both IntraLATA and InterLATA long-distance services as a substitute to traditional wireline service.

        Competition in the long-distance consumer market is based primarily on price, customer service, quality and reliability. Although we are a market share leader in providing IntraLATA long-distance services within our local service area, we have lost significant market share over the last few years and will continue to face increasing competition in the long-distance consumer market from national carriers, who have substantial financial and technical resources. Competition in the business market is based on similar factors.

        Access services.    Within our local service area, we compete primarily with smaller regional providers, including CLECs, competitive access providers and independent telephone companies. We compete on network quality, customer service, product features, the speed with which we can provide a customer with requested services and price. Although our status as an ILEC helps make us the leader in providing these services within our local service area, increased competition has resulted in a reduction in access minutes of use billed to national long-distance carriers and wireless carriers. Also, we earn revenue when we originate or terminate calls that are carried by national long-distance carriers and wireless carriers that generate carrier access charges for the use of our network. To the extent that VoIP networks or VoIP service providers bypass the traditional methods for originating and terminating local calls, these providers could enjoy a competitive advantage versus traditional carriers who must pay the costs of carrier access and reciprocal compensation charges.

        Data and Internet services.    Business customers are the primary market for these network-related services, although we are increasing our DSL offerings to both consumer and business customers in several markets in our local service area. In providing these services to our business customers, we compete with national long-distance carriers (such as AT&T, Sprint and MCI), cable operators, ILECs, CLECs and large integrators (such as International Business Machines Corporation and Electronic Data Systems Corporation). Large integrators are also competing in a new manner, providing customers with managed network services, which takes inter-site traffic off our network. Customers are particularly concerned with network reach, but are also sensitive to quality, reliability, customer service and price. We also compete with cable operators who offer high-speed broadband facilities over cable modem, a technology directly competitive with the DSL modems that we employ. Cable operators who sell data or Internet services via broadband enjoy a regulatory advantage in that they are not presently subject, at least in the jurisdictions in which we operate, to regulation as "telecommunications" providers, which imposes many costs and obligations, such as that to make UNE-P available to competitors or to provide competitive access and interconnect rights.

Regulation

        As a general matter, we are subject to extensive state and federal regulation, including requirements and restrictions arising under the Federal Communications Act, as modified in part by the Telecommunications Act of 1996, or the Telecommunications Act, state utility laws, and the rules and policies of the FCC, state regulators and other governmental entities. Federal laws and FCC regulations generally apply to regulated interstate telecommunications (including international telecommunications that originate or terminate in the United States), while state regulatory authorities generally have jurisdiction over regulated telecommunications services that are intrastate in nature. The local competition aspects of the Telecommunications Act are subject to FCC rulemaking, but the state regulatory authorities play a significant role in implementing those FCC rules. Generally, we must obtain and maintain certificates of authority from regulatory bodies in most states where we offer regulated services and must obtain prior regulatory approval of rates, terms and conditions for our intrastate services, where required.

        This structure of public utility regulation generally prescribes the rates, terms and conditions of our regulated wholesale and retail products and services (including those sold or leased to CLECs). While there is some commonality among the regulatory frameworks from jurisdiction to jurisdiction, each state has its own unique set of constitutional provisions, statutes, regulations, stipulations and practices that impose restrictions or limitations on the regulated entities' activities. For example, in varying degrees, jurisdictions may provide limited restrictions on the manner in which a regulated entity can interact with affiliates, transfer assets, issue debt and engage in other business activities.

Interconnection

        The FCC is continuing to interpret the obligations of ILECs under the Telecommunications Act to interconnect their networks with, and make UNEs available to other telecommunications providers. These decisions establish our obligations in our local service area and affect our ability to compete outside of our local service area. On August 21, 2003, the FCC issued the triennial review order in response to the D.C. Circuit Court of Appeals' decision vacating the FCC's rules that had determined the UNEs that are required to be made available to competitors.

        We joined with other ILECs in requesting that the D.C. Circuit Court of Appeals invalidate the rules that accompanied and were described in that triennial review order. On March 2, 2004, consistent with the ILECs' arguments, a three-judge panel of the D.C. Circuit issued a decision vacating and remanding back to the FCC significant portions of the triennial review order. On June 16, 2004, the D.C. Circuit's decision became effective. As a result of the D.C. Circuit's decision, the FCC was required to conduct a rulemaking proceeding to adopt new unbundling rules for mass market switching, high capacity loops and dedicated transport, and other issues.

        On August 20, 2004, the FCC initiated a rulemaking proceeding to replace the unbundling rules that were vacated by the D.C. Circuit. On February 5, 2005, the FCC issued new unbundling rules to replace the unbundling rules that were vacated by the D.C. Circuit. The new rules: (i) eliminate the obligation for ILECs, such as Qwest, to provide access to switching as a UNE in order to serve mass market customers, subject to a transition period; (ii) eliminate the obligation to provide access to DS1 and DS3 loops as a UNE in any building within the service area of a wire center that meets certain criteria established by the FCC, related to the size of, and number of collocators in the wire center, subject to a transition period; (iii) eliminate the obligation to provide access to DS1 and DS3 dedicated transport between any wire centers that meet certain criteria established by the FCC related to the size of, and number of collocators in the wire centers, subject to a transition period; and (iv) allow CLECs to convert special access circuits to UNEs or combinations of UNEs, as long as the CLECs meet applicable qualification requirements. The FCC's unbundling relief for DS1 and DS3 loops and dedicated transport will affect a small minority of Qwest's wire centers.

        On February 24, 2005 QCII and other RBOCs filed a petition for review of this order with the DC Circuit Court of Appeals. Other appeals were filed by other parties and the cases were assigned to the Third Circuit Court of Appeals in Philadelphia. A motion to transfer the case back to the DC Circuit Court is pending. Apart from the FCC's unbundling rules, Qwest has entered into commercial arrangements to provide MCI, AT&T and numerous other CLECs with a product that is functionally equivalent to UNE-P at rates that are somewhat higher than the rate for UNE-P, and commercial arrangements to provide Covad Communications Company and other CLECs with a product that is functionally equivalent to, but somewhat higher priced than, UNE line sharing. According to the FCC's February 2005 order those arrangements will not be affected by the FCC's new unbundling rules.

        On September 15, 2003, the FCC released a Notice of Proposed Rulemaking, instituting a comprehensive review of the rules pursuant to which UNEs are priced and on how the discounts to CLECs are established for their intended resale of our services. In particular, the FCC indicated that it will re-evaluate the rules and principles surrounding Total Element Long Run Incremental Cost, which is the basis upon which UNE prices are set. The outcome of this rulemaking could have a material effect on the revenue and margins associated with our provision of UNEs to CLECs.

Intercarrier Compensation and Access Pricing

        The FCC has initiated over the past five years a number of proceedings that do and will affect the rates and charges for access services and other forms of intercarrier compensation for services that we sell or purchase. These proceedings and related implementation of resulting FCC decisions have not yet been completed. Because there are a number of such proceedings that are interrelated, and because new technologies (such as VoIP) are emerging that pose further complications, it will take some time for the rulemaking to be completed. Also, there has been a national trend towards reducing the amounts charged for use of our networks to terminate local, IntraLATA and other intrastate calls, in preference of a "bill and keep" approach, but this is subject to varying decisions and interests by the state agencies that govern these intrastate rates. From time to time, the state regulators that regulate intrastate access charges conduct proceedings that may affect the rates and charges for those services.

        On April 27, 2001, the FCC released a Notice of Proposed Rulemaking that commenced a broad inquiry into, and initiated a fundamental re-examination of, all forms of compensation flowing between carriers as a result of their networks being interconnected. There are two primary forms of intercarrier compensation: (i) reciprocal compensation that applies to local traffic; and (ii) access charges that apply to long-distance traffic. The purpose of this FCC proceeding is to examine existing forms of intercarrier compensation and explore alternatives. One form of compensation that is being examined is "bill and keep," under which carriers freely exchange traffic and collect charges from their end-user customers in lieu of the present system in which carriers are obligated to compensate one another for network utilization. The rules emanating from this rulemaking could result in fundamental changes in the charges we collect from other carriers and our end-users. In an associated Order, the FCC adopted interim rules requiring carriers to reduce their charges to other carriers for terminating ISP traffic over a 36 month period and placing limits on the number of such minutes for which charges could be assessed. On March 3, 2005, the FCC released a further notice of proposed rulemaking in the pending intercarrier compensation docket, requesting comment on various industry group proposals for revising the intercarrier compensation regime. Among other issues, the FCC solicits comment on the legal and economic bases that underlie the proposals and the implications for subscribers, cost recovery, universal service and network interconnection. Also attached to the March 3rd further notice is a staff report prepared by the FCC's Wireline Competition Bureau that analyzes the record in the intercarrier compensation docket regarding a bill-and-keep approach to carrier compensation (where carriers do not charge each other for the origination and termination of traffic, but rather, recover their costs from subscribers).

        On October 18, 2004, in a related docket the FCC released an Order deciding to forbear from applying certain ISP reciprocal compensation interim rules adopted in the April 27, 2001 Order described above. Those particular interim rules related to the cap on the number of minutes of use and the requirement that carriers exchange ISP-bound traffic on a bill-and-keep basis if those carriers were not exchanging traffic pursuant to interconnection agreements prior to adoption of the April 27, 2001 Order. The effect of this Order may be to increase significantly our payments of reciprocal compensation. In some instances, existing state rules regarding reciprocal compensation and applicable interconnection agreements limit the effect of this Order. This order is currently pending appeal before the United States Court of Appeals for the DC Circuit.

        AT&T has filed petitions with both the FCC and U.S. Court of Appeals for the DC Circuit requesting that ILEC special access rates be reduced and that ILEC special access flexibility be curtailed. Oral argument before the Court on AT&T's mandamus petition was held in November 2004. On January 31, 2005, the FCC released a memorandum opinion and order denying AT&T's requests for immediate reduction of access rates and suspension of the FCC's pricing flexibility rules. The memorandum opinion and order commenced a rulemaking to review all aspects of ILEC special access offerings.

        On July 19, 2004, the FCC released a Notice of Proposed Rulemaking commencing a narrow inquiry into access related Subscriber Line Charges (SLC) we may collect from certain end-users.

Wireless Local Number Portability

        On November 10, 2003, the FCC issued an order and further notice of proposed rulemaking on local number portability, or LNP, mandating that wireline carriers must port telephone numbers to wireless carriers. The LNP order provided guidance to both the wireline and wireless industries on matters related to "intermodal" LNP, or the ability of customers to switch from a wireline carrier to a wireless carrier or from a wireless to a wireline carrier without changing telephone numbers.

        In the LNP order, the FCC prescribed that porting from a wireline carrier to a wireless carrier is required where the requesting wireless carrier's coverage area overlaps the geographic location in which the wireline number is provisioned, including cases where the wireless carrier does not have point of interconnection or numbering resources in the rate center to which the phone number is assigned. The FCC also sought comment on, and will issue further rules regarding, the facilitation of wireless to wireline porting in cases where the rate center associated with the wireless number is different from the rate center in which the wireline carrier seeks to serve the customer. The LNP order was preceded by an FCC order, dated October 7, 2003, that dealt with issues related to implementation of wireless-to-wireless LNP.

        To date the FCC's rules related to wireline-to-wireless LNP have not had a significant impact on our access line losses, revenue or related costs. We believe the most significant impacts of wireline to wireless LNP were an increase in the operational costs of implementing LNP and the unfavorable impact on customer satisfaction due to technical difficulties with the porting process, both at Qwest and with other telecommunications providers. The FCC has a current proceeding to address whether the wireline porting interval (both to wireless and wireline providers) should be reduced.

Voice Over Internet Protocol

        On September 22, 2003, Vonage Holdings Corporation filed a petition for declaratory ruling requesting that the FCC preempt an order of the Minnesota Commission imposing regulations applicable to providers of telephone service on Vonage's DigitalVoice, an IP based voice service sold to retail customers. On November 12, 2004, the FCC released its unanimous decision finding that preemption of state telecommunication service regulation was consistent with federal law and policies intended to promote the continued development of the Internet, broadband and interactive services. The FCC further concluded that divergent state rules, regulations and licensing requirements could impede the rollout of such services that benefit consumers by providing them with more choice, competition and innovation. On March 10, 2004, the FCC issued its Notice of Proposed Rulemaking, or NPRM, instituting a formal rulemaking proceeding, or the IP-Enabled Services Proceeding, addressing many issues related to VoIP and other Internet services. This rulemaking raises issues that overlap, to a degree, with the rulemakings concerning ILEC Broadband Telecommunications Services and Intercarrier Compensation. There are a number of issues that have been presented to the FCC that concern VoIP and that could affect intercarrier compensation requirements and other federal or state requirements such as those that impose a fee to support "universal service" and programs that support the extension of telecommunications and Internet facilities to rural areas and to public schools and facilities in inner cities. The FCC has also stated that the question of whether such IP based services should be classified as an unregulated "information service" under the Communications Act or as telecommunications services will be addressed in this proceeding. The FCC will also address in this proceeding whether VoIP providers must pay carrier access charges or intercarrier compensation, whether they must contribute to the universal service fund, and other issues involving IP-enabled services, including access by disabled persons, applicability of law enforcement statutes and the provision of emergency (911) services. We are following these developments closely, as our network is capable of VoIP transport and other combinations of voice and data in an IP-addressed packet format. VoIP offerings are likely to grow as the technology matures and the regulatory situation is clarified, and such growth in VoIP could contribute to further declines in our sales of traditional local exchange access lines or local exchange services. This docket remains pending.

Operations, Installation and Maintenance

        On March 17, 2004, the FCC released an order eliminating the prohibition on shared network operations, installation and maintenance (OI&M) between BOCs and their long distance affiliates. The FCC put the prohibition in place in 1996 as part of its regulatory requirements implementing the Telecommunications Act. In its recent order the FCC concludes the OI&M prohibition is no longer appropriate because the costs outweigh the benefits and accounting safeguards and other restrictions are adequate to protect against competitive harm. On May 5, 2004, we filed with the FCC a revised cost allocation manual covering certain affiliate transactions permitted by the OI&M order. Consolidation of a number of network OI&M functions to improve efficiency and to reduce unnecessary duplication has since been implemented. QCII is continuing to aggressively evaluate how to best take further advantage of the elimination of the OI&M prohibition in a manner that increases efficiency, reduces costs and improves customer service.

Employees

        As of December 31, 2004, we employed approximately 29,000 employees.

        Approximately 24,000 of our employees are represented by collective bargaining agreements with the CWA and the IBEW. In August 2003, we entered into new two-year collective bargaining agreements with the CWA and the IBEW. Among other things, these agreements provide for guaranteed wage levels and continuing employment-related benefits. Each of these agreements was ratified by union members and expires on August 13, 2005. We will seek to renegotiate these agreements in 2005.

Website Access

        Our website address is www.qwest.com. You may obtain free electronic copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports at our investor relations website, www.qwest.com/about/investor/, under the heading "SEC Filings." These reports are available on our investor relations website as soon as reasonably practicable after we electronically file them with the SEC.

Properties

        Our principal properties do not lend themselves to simple description by character and location. The percentage allocation of our gross investment in property, plant and equipment consisted of the following:

	December 31,
	2004	2003
Land and buildings	7%	7%
Communications equipment	43%	43%
Other network equipment	45%	44%
General-purpose computers and other	5%	6%

	100%	100%

        Land and buildings consist of land, land improvements, central office and certain administrative office buildings. Communications equipment primarily consists of switches, routers and transmission electronics. Other network equipment primarily includes conduit and cable. General-purpose computers and other consists principally of computers, office equipment, vehicles and other general support equipment. We own substantially all of the telecommunications equipment required for our business. Total gross investment in property, plant and equipment was approximately $42.9 billion and $42.7 billion at December 31, 2004 and 2003, respectively, before deducting accumulated depreciation.

        We own and lease sales offices in major metropolitan locations. Our network management centers are located primarily in buildings that we own at various locations in geographic areas that we serve. Substantially all of the installations of central office equipment for our local service business are located in buildings and on land that we own.

Legal Proceedings

        QCII is involved in several legal proceedings to which we are not a party that, if resolved against QCII, could have a material adverse effect on our business and financial condition. We have included below a discussion of these matters, together with a discussion of those matters to which we are a party (primarily those discussed below under the "Regulatory Matters" subheading, as well as the "Colorado action" described below). Only those matters to which we are a party represent contingencies for which we have recorded, or could reasonably anticipate recording, an accrual.

        Throughout this prospectus, when we refer to a class action as "putative" it is because a class has been alleged, but not certified in that matter. Until and unless a class has been certified by the court, it has not been established that the named plaintiffs represent the class of plaintiffs they purport to represent.

DOJ Investigation and Securities Actions

        The DOJ investigation and the securities actions described below present material and significant risks to QCII. The size, scope and nature of the restatements of QCII's consolidated financial statements for 2001 and 2000, which are described in QCII's 2002 Form 10-K/A, affect the risks presented by these investigations and actions, as these matters involve, among other things, QCII's prior accounting practices and related disclosures. Plaintiffs in certain of the securities actions have alleged QCII's restatement of items in support of their claims. We can give no assurance as to the impacts on our and QCII's financial results or financial condition that may ultimately result from all of these matters. During 2003 and 2004, QCII recorded reserves in its financial statements totaling $750 million in connection with these matters. On October 21, 2004, QCII entered into a settlement with the SEC concluding a formal investigation concerning QCII's accounting and disclosures, among other subjects, that began in April 2002. The $750 million reserve was reduced by $125 million in December 2004 as a result of a payment in that amount in connection with QCII's SEC settlement. The remaining reserve amount represents a final payment to be made in connection with the SEC settlement in the amount of $125 million and the minimum estimated amount of loss QCII believes is probable with respect to the securities actions described below.

        QCII has recorded its estimate of the minimum liability because no estimate of probable loss for these matters is a better estimate than any other amount. If the recorded reserve that will remain after QCII has paid the amount owed under the SEC settlement is insufficient to cover these other matters, QCII will need to record additional charges to its statement of operations in future periods. Additionally, QCII is unable at this time to provide a reasonable estimate of the upper end of the range of loss associated with these remaining matters due to their preliminary and complex nature, and, as a result, the amount QCII has reserved for these matters is its estimate of the lowest end of the possible range of loss. The ultimate outcomes of these matters are still uncertain and there is a significant possibility that the amount of loss QCII may ultimately incur could be substantially more than the reserve it has provided.

        At this time, QCII believes that it is probable that a portion of the recorded reserve for the securities actions will be recoverable from a portion of the insurance proceeds that were placed in a trust to cover its losses and the losses of individual insureds following its November 12, 2003 settlement of disputes with certain of its insurance carriers related to, among other things, the investigations and securities actions described below. The insurance proceeds are subject to claims by QCII and other insureds for, among other things, the costs of defending certain of these matters and, as a result, such proceeds are being depleted over time. In any event, the terms and conditions of applicable bylaws, certificates or articles of incorporation, or agreements or applicable laws may obligate us to indemnify our current and former directors, officers and employees with respect to certain liabilities, and we have been advancing legal fees and costs to many current and former directors, officers and employees in connection with the investigations, securities actions and certain other litigation.

        QCII continues to defend against the securities actions vigorously and is currently unable to provide any estimate as to the timing of the resolution of these actions. Any settlement of or judgment in one or more of these actions substantially in excess of QCII's recorded reserves could have a significant impact on QCII, and QCII can give no assurance that it will have the resources available to pay any such judgment. The magnitude of any settlement or judgment resulting from these actions could materially and adversely affect QCII's ability to meet its debt obligations and its financial condition, potentially impacting its credit ratings, its ability to access capital markets and its compliance with debt covenants. In addition, the magnitude of any such settlement or judgment may cause QCII to draw down significantly on its cash balances, which might force QCII to obtain additional financing or explore other methods to generate cash. Such methods could include issuing additional securities or selling assets. As a wholly owned subsidiary of QCII, our business operations and financial condition would be similarly affected.

  Investigations

        On July 9, 2002, QCII was informed by the U.S. Attorney's Office for the District of Colorado of a criminal investigation of QCII's business. QCII believes the U.S. Attorney's Office is investigating various matters that include the transactions related to the various adjustments and restatements described in its 2002 Form 10-K/A, transactions between QCII and certain of its vendors and certain investments in the securities of those vendors by individuals associated with QCII, and certain prior disclosures made by QCII. QCII is continuing in its efforts to cooperate fully with the U.S. Attorney's Office in its investigation. However, QCII cannot predict the outcome of this investigation or the timing of its resolution.

        On October 21, 2004, QCII entered into a settlement with the SEC, concluding a formal investigation concerning its accounting and disclosures, among other subjects. Please see "Matters Resolved in the Fourth Quarter of 2004" below for a discussion of the SEC settlement. On February 22, 2005, QCII was notified by the General Services Administration, or GSA, that the GSA had determined not to pursue any administrative action against QCII based on the information contained in the administrative record. Accordingly, QCII is a presently responsible contractor eligible to compete for federal government business. Please see "Matter Resolved in the First Quarter of 2005" below for a discussion of the completed GSA review.

  Securities Actions

        QCII is a defendant in the securities actions described below. Plaintiffs in these actions have variously alleged, among other things, that QCII violated federal and state securities laws, engaged in fraud, civil conspiracy and negligent misrepresentation, and breached fiduciary duties owed to investors and current and former employees. Other defendants in one or more of these actions include current and former directors of QCII, former officers and employees of QCII, Arthur Andersen LLP, certain investment banks and others.

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  Consolidated securities action. Twelve putative class actions purportedly brought on behalf of purchasers of publicly traded securities of QCII between May 24, 1999 and February 14, 2002 have been consolidated into a consolidated securities action pending in federal district court in Colorado. The first of these actions was filed on July 27, 2001. Plaintiffs allege, among other things, that defendants issued false and misleading financial results and made false statements about QCII's business and investments, including making materially false statements in certain QCII registration statements. The most recent complaint in this matter seeks unspecified compensatory damages and other relief. However, counsel for plaintiffs has indicated that the putative class will seek damages in the tens of billions of dollars.

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  ERISA action. Seven putative class actions purportedly brought on behalf of all participants and beneficiaries of the Qwest Savings and Investment Plan and predecessor plans, or the Plan, from March 7, 1999 until January 12, 2004 have been consolidated into a consolidated action in federal district court in Colorado. These suits also purport to seek relief on behalf of the Plan. QCII expects that an eighth action purportedly brought on behalf of the Plan will also be consolidated into the consolidated action. The first of these actions was filed in March 2002. Plaintiffs assert breach of fiduciary duty claims against QCII and others under the Employee Retirement Income Security Act of 1974, as amended, alleging, among other things, various improprieties in managing holdings of QCII stock in the Plan assets. Plaintiffs seek damages, equitable and declaratory relief, along with attorneys' fees and costs and restitution.

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  Colorado action. A putative class action purportedly brought on behalf of purchasers of QCII's stock between June 28, 2000 and June 27, 2002 and owners of U S WEST stock on June 28, 2000 is pending in Colorado in the District Court for the County of Boulder. We are also a defendant in this action. This action was filed on June 27, 2002. Plaintiffs allege, among other things, that the defendants issued false and misleading statements and engaged in improper accounting practices in order to accomplish the Merger, to make QCII appear successful and to inflate the value of QCII's stock. Plaintiffs seek unspecified monetary damages, disgorgement of illegal gains and other relief.

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  New Jersey action. An action by the State of New Jersey (Treasury Department, Division of Investment), or New Jersey, is pending in the New Jersey Superior Court, Mercer County. This action was filed on November 27, 2002. New Jersey alleges, among other things, that defendants caused QCII's stock to trade at artificially inflated prices by employing improper accounting practices and by issuing false statements about QCII's business, revenues and profits, and contends that it incurred hundreds of millions of dollars in losses. Among other requested relief, New Jersey seeks from the defendants, jointly and severally, compensatory, consequential, incidental and punitive damages.

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  CALSTRS action. An action by the California State Teachers' Retirement System, or CalSTRS, is pending in the Superior Court of the State of California in and for the County of San Francisco. This action was filed on December 10, 2002. CalSTRS alleges, among other things, that defendants engaged in a scheme to falsely inflate QCII's revenue and decrease its expenses so that QCII would appear more successful than it actually was during the period in which CalSTRS purchased QCII securities, and asserts that defendants' actions caused it to lose in excess of $150 million invested in QCII's equity and debt securities. Plaintiffs seek compensatory, special and punitive damages, restitution, pre-judgment interest and costs.

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  SURSI action. An action by the State Universities Retirement System of Illinois, or SURSI, is pending in the Circuit Court of Cook County, Illinois. This action was filed on January 10, 2003. SURSI alleges, among other things, that defendants engaged in a scheme to falsely inflate QCII's revenues and decrease its expenses by improper conduct related to transactions with various customers and suppliers and claims that its losses from investments in QCII securities are in excess of $12.5 million. SURSI seeks, among other things compensatory and punitive damages, costs, equitable relief, including an injunction to freeze or prevent disposition of the defendants' assets, and disgorgement.

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  SPA action. An action by Stichting Pensioenfonds ABP, or SPA, is pending in federal district court in Colorado. This action was filed on February 9, 2004. SPA alleges, among other things, that defendants created a false perception of QCII's revenues and growth prospects and that its losses from investments in QCII securities are in excess of $100 million. SPA seeks, among other things, compensatory and punitive damages, rescission or rescissionary damages, pre-judgment interest, attorneys' fees and costs.

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  SHC action. An action by Shriners Hospital for Children, or SHC, is pending in federal district court in Colorado. This action was filed on March 22, 2004. SHC alleges, among other things, that defendants issued false and misleading financial reports about QCII. SHC alleges compensatory damages of approximately $17 million. SHC seeks compensatory and punitive damages, interest, costs and attorneys' fees.

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  TRSL action. An action by the Teachers' Retirement System of Louisiana, or TRSL, is pending in the federal district court in Colorado. This action was filed on or about March 30, 2004. TRSL alleges, among other things, that defendants issued false and misleading financial reports about QCII. TRSL alleges compensatory damages of approximately $23 million. TRSL seeks compensatory and punitive damages, interest, costs and attorneys' fees.

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  NYC Funds action. An action by a number of New York City pension and retirement funds, or NYC Funds, is pending in federal district court in Colorado. This action was filed on September 22, 2004. NYC Funds allege, among other things, that defendants created a false perception of QCII's revenues and growth prospects and that their losses from investments in QCII securities are in excess of $300 million. NYC Funds seek, among other things, compensatory and punitive damages, rescission or rescissionary damages, pre-judgment interest, attorneys' fees and costs.

KPNQwest Litigation

        A putative class action is pending in the federal district court for the Southern District of New York against QCII, certain of its former executives who were also on the supervisory board of KPNQwest (in which QCII was a major shareholder), and others. This lawsuit was initially filed on

October 4, 2002 against Willem Ackermans, the former Executive Vice President and Chief Financial Officer of KPNQwest. The second amended complaint alleges, on behalf of certain purchasers of KPNQwest securities, that, among other things, defendants engaged in a fraudulent scheme and deceptive course of business in order to inflate KPNQwest revenue and the value of KPNQwest securities. Plaintiffs seek compensatory damages and/or rescission as appropriate against defendants, as well as an award of plaintiffs' attorneys' fees and costs.

        On October 31, 2002, Richard and Marcia Grand, co-trustees of the R.M. Grand Revocable Living Trust, dated January 25, 1991, filed a lawsuit in Arizona Superior Court which, as amended, alleges, among other things, that the defendants violated state and federal securities laws and breached their fiduciary duty in connection with investments by plaintiffs in securities of KPNQwest. QCII is a defendant in this lawsuit along with Qwest B.V., Joseph Nacchio, QCII's former Chairman and Chief Executive Officer, and John McMaster, the former President and Chief Executive Officer of KPNQwest. Plaintiffs claim to have lost approximately $10 million in their investments in KPNQwest.

        On June 25, 2004, J.C. van Apeldoorn and E.T. Meijer, in their capacities as trustees in the Dutch bankruptcy proceeding for KPNQwest, filed a complaint in the federal district court for the District of New Jersey alleging violations of the Racketeer Influenced and Corrupt Organizations Act, and breach of fiduciary duty and mismanagement under Dutch law. QCII is a defendant in this lawsuit along with Joseph Nacchio, Robert S. Woodruff, Qwest's former Chief Financial Officer, and John McMaster. Plaintiffs allege, among other things, that defendants' actions were a cause of the bankruptcy of KPNQwest and the bankruptcy deficit of KPNQwest was in excess of $3 billion. Plaintiffs seek compensatory and punitive damages, as well as an award of plaintiffs' attorneys' fees and costs.

        On January 20, 2005, Citibank, N.A., Deutsche Bank AG London, ABN AMRO Bank N.V. and others notified QCII of their intent to file a complaint in the District Court for the City and County of Denver, State of Colorado, that would allege, among other things, fraud, misrepresentation, breach of fiduciary duty and related aiding and abetting claims, in connection with the origination of a credit facility and subsequent borrowings made by KPNQwest of approximately €300 million under that facility. They have indicated that QCII would be a defendant in this threatened lawsuit along with Joseph Nacchio, John McMaster, Drake Tempest, QCII's former General Counsel, and other former employees of QCII or KPNQwest. Plaintiffs have indicated their intention to seek compensatory damages (including interest), statutory and punitive damages and an award of plaintiffs' attorneys' fees and costs.

        The four KPNQwest litigation matters described above are in preliminary phases and QCII continues to defend against the three filed cases vigorously and will likewise defend against the fourth matter if it is filed. QCII has not yet conducted discovery on plaintiffs' possible recoverable damages and other relevant issues. Thus, QCII is unable at this time to estimate reasonably a range of loss that it would incur if the plaintiffs in one or more of these matters were to prevail. Any settlement or judgment in certain of these matters could be significant, and QCII can give no assurance that it will have the resources available to pay any such judgment. In the event of an adverse outcome in certain of these matters, QCII's financial condition and its ability to meet its debt obligations could be materially and adversely affected. As a wholly owned subsidiary of QCII, our business operations and financial condition would be similarly affected.

Regulatory Matters

        As described below, formal proceedings against us have been initiated with the PUCs in several states alleging, among other things, that we, in contravention of federal and state law, failed to file interconnection agreements with the state commissions and that we therefore allegedly discriminated against various CLECs. The complainants seek fines, penalties and/or carrier credits.

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  Minnesota. On February 14, 2002, the Minnesota Department of Commerce filed a formal complaint against us with the Minnesota Public Utilities Commission. On November 1, 2002, the Minnesota Commission issued a written order finding against us. The Minnesota Commission's final, written decision was issued on May 21, 2003 and would require a penalty payment to the state of approximately $26 million and payments of carrier credits of approximately $18 million. Of the $18 million, about $3 million has been released by the carriers in bankruptcy proceedings. The Minnesota Commission, the carriers and Qwest each appealed portions of the decision to the federal district court in Minnesota, and the district court upheld the penalty and vacated the carrier credits. The Minnesota Commission, the carriers and Qwest each have appealed to the Eighth Circuit Court of Appeals.

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  Colorado. On April 15, 2004, Qwest and the Office of Consumer Counsel for Colorado entered into a settlement, subject to Colorado Commission approval, that would require Qwest to pay $7.5 million in contributions to state telecommunications programs and that offers CLECs credits that could total approximately $9 million. The administrative law judge recommended rejection of the settlement and the initiation of a show cause docket against Qwest. The administrative law judge's recommendation will come before the Commission on motions for reconsideration.

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  New Mexico. On April 29, 2004, the New Mexico Staff recommended penalties totaling $5.05 million. New Mexico CLECs have also requested carrier credits. In December 2004, Qwest, the Staff, the New Mexico Attorney General and party-CLECs entered into and filed for approval a settlement that would resolve all claims for penalties and credits for a total payment of $3.5 million. On January 26, 2005, the administrative law judge certified and recommended approval of the proposed settlement.

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  Washington. On November 9, 2004, Qwest and the Staff of the Washington Commission entered into a settlement under which Qwest agreed to pay a penalty of $7.8 million. This settlement does not require Qwest to provide any credits to CLECs. On February 28, 2005, the Washington Commission entered an order approving the settlement and closing the docket.

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  Oregon. Oregon is considering a stipulation between Qwest and the Oregon Staff for the payment of a penalty of approximately $1 million.

Also, some telecommunications providers have filed private actions based on facts similar to those underlying these administrative proceedings. These private actions, together with any similar, future actions, could result in additional damages and awards that could be significant.

        The New Mexico state regulatory commission is conducting a proceeding to investigate whether we are in compliance with or are likely to meet a commitment that we made in 2001 to invest in communications infrastructure in New Mexico through March of 2006 pursuant to an Alternative Form of Regulation ("AFOR"). Multiple parties filed comments in that proceeding and variously argue that we should be subject to a range of requirements including an escrow account for capital spending, new investment obligations, and customer credits or price reductions. On March 8, 2005, the Commission ruled orally and issued informal "Decision Points." The Commission has not yet issued a formal written order.

        The Commission's Decision Points state that Qwest's level of investment is significantly below its obligation and the trend in investment expenditures strongly suggests that there will be a major shortfall at the end of the AFOR period unless the Commission addresses the matter. The Decision Points also state that Qwest must invest $788 million over the life of the AFOR plan, and if Qwest fails to satisfy its commitment the shortfall must be credited or refunded to Qwest's customers. The Commission will be opening an enforcement docket to consider, among other things, Qwest's reports of its investments and whether and when to extend credits to Qwest's customers. Qwest will continue to vigorously defend this action, including the Commission's contentions regarding customer credits or refunds; however, this action could result in awards and damages that could be significant.

        To the extent appropriate we have provided reserves for the above matters. We have other regulatory actions pending in local regulatory jurisdictions, which call for price decreases, refunds or both. These actions are generally routine and incidental to our business.

Other Matters

        In January 2001, an amended class action complaint was filed in Denver District Court against QCII, certain former officers and certain current and former directors on behalf of stockholders of U S WEST. The complaint alleges that QCII had a duty to pay a quarterly dividend to U S WEST stockholders of record as of June 30, 2000. Plaintiffs further claim that the defendants attempted to avoid paying the dividend by changing the record date from June 30, 2000 to July 10, 2000, a claim QCII denies. Plaintiffs seek damages of approximately $272 million plus interest, a constructive trust upon QCII's assets in the amount of the dividend, costs, and attorneys' fees on behalf of the class, which was certified by the court on January 31, 2005.

        Several putative class actions relating to the installation of fiber optic cable in certain rights-of-way were filed on various dates in various courts against QCII on behalf of landowners in California, Colorado, Georgia, Illinois, Indiana, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas. The complaints challenge QCII's right to install its fiber optic cable in railroad rights-of-way and, in Colorado, Illinois and Texas, also challenge QCII's right to install fiber optic cable in utility and pipeline rights-of-way. The complaints allege that the railroads, utilities and pipeline companies own a limited property right-of-way that did not include the right to permit QCII to install QCII's fiber optic cable in the right-of-way without their consent. The Indiana action purports to be on behalf of a national class of landowners adjacent to railroad rights-of-way over which QCII's network passes. The California, Colorado, Georgia, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas actions purport to be on behalf of a class of such landowners in those states, respectively. The Illinois action purports to be on behalf of landowners adjacent to railroad rights-of-way over which QCII's network passes in Illinois, Iowa, Kentucky, Michigan, Minnesota, Nebraska, Ohio and Wisconsin. The complaints seek damages on theories of trespass and unjust enrichment, as well as punitive damages. District court approval of a proposed nationwide settlement of all these matters (except those in Louisiana) was vacated by the Seventh Circuit Court of Appeals in October 2004. This ruling is subject to discretionary review by the Supreme Court of the United States.

        On January 20, 2004, QCII filed a complaint in the District Court for the City and County of Denver against KMC Telecom LLC and several of its related parent or subsidiary companies (collectively, "KMC"). Subsequently, QCII filed an amended complaint to name additional defendants, including General Electric Capital Corporation ("GECC"), one of KMC's lenders, and GECC filed a complaint in intervention. QCII is seeking a declaration that a series of agreements with KMC and its lenders are not effective because conditions precedent were not satisfied and to recoup other damages and attorneys' fees and costs. These agreements would obligate QCII to pay a net incremental amount of approximately $105 million if determined to be effective. GECC and KMC have asserted counterclaims for declaratory judgment and anticipatory breach of contract. GECC and KMC seek a declaration that the relevant agreements are in effect and claim monetary damages for anticipatory breach of the agreements and their attorneys' fees and costs.

        The IRS proposed a tax adjustment for tax years 1994 through 1996. The principal issue involves QCII's allocation of costs between long-term contracts with customers for the installation of conduit or fiber optic cable and additional conduit or fiber optic cable retained by QCII. The IRS disputes QCII's allocation of the costs between it and third parties. Similar claims have been asserted against QCII with respect to the 1997 to 1998 and the 1998 to 2001 audit periods. The 1994-1996 claim is currently being litigated in the Tax Court and QCII does not believe the IRS will be successful although the ultimate outcome is uncertain. If QCII were to lose this issue for the tax years 1994 through 1998, QCII estimates it would have to pay $57 million plus interest pursuant to tax sharing agreements with the Anschutz Company relating to those time periods.

        In 2004, QCII recorded income tax expense of $158 million related to a change in the expected timing of deductions related to its tax strategy, referred to as the Contested Liability Acceleration Strategy ("CLAS"), which it implemented in 2000. CLAS is a strategy that sets aside assets to provide for the satisfaction of asserted liabilities associated with litigation in a tax efficient manner. CLAS accelerated deductions for contested liabilities by placing assets for potential litigation liabilities out of the control of the company and into trusts managed by a third party trustee. In July 2004, QCII was formally notified by the IRS that it was contesting the CLAS tax strategy. Also in July 2004, in connection with the preparation of its financial statements for the fiscal quarter ended June 30, 2004, and as a result of a series of notices on CLAS strategies issued by the IRS and the receipt of legal advice with respect thereto, QCII adjusted its accounting for CLAS as required by SFAS No. 109. The change in expected timing of deductions caused an increase in QCII's liability for uncertain tax positions and a corresponding increase in its net operating loss carry-forwards ("NOLs"). Because QCII is not currently forecasting future taxable income sufficient to realize the benefits of this increase in its NOLs it recorded an increase in its valuation allowance on deferred tax assets as required by SFAS No. 109. Additionally, in September 2004 the IRS proposed a penalty of $37 million on this strategy. QCII believes that the imposition of a penalty is not appropriate as it acted in good faith in implementing this tax strategy in reliance on two contemporaneous tax opinions and adequately disclosed this transaction to the IRS in its initial and subsequent tax returns. QCII intends to vigorously defend its position on this and other tax matters.

Matters Resolved in the Fourth Quarter of 2004

        On October 21, 2004, QCII entered into a settlement with the SEC, concluding a formal investigation concerning its accounting and disclosures, among other subjects, that began in April 2002. In connection with this settlement, the SEC filed a complaint against QCII in federal district court in Denver, Colorado. The complaint alleges violations of several provisions of the federal securities laws, including the anti-fraud provisions, relating principally to its financial reporting and disclosures. QCII agreed, without admitting or denying the allegations of the complaint, to consent to the entry of a final judgment to be entered by the court. The final judgment, which was entered by the court on November 4, 2004, among other things, enjoins QCII from future violations of certain provisions of the securities laws and requires it to pay a civil money penalty of $250 million in two installments of $125 million each (the first of which was paid in December 2004 and the second of which must be paid by December 31, 2005), plus $1 as nominal disgorgement.

        The final judgment also requires QCII to maintain a Chief Compliance Officer with specified duties and to continue to cooperate with the SEC's ongoing investigation of individuals. At the time of the settlement, the SEC announced that the entire penalty amount would be distributed to investors pursuant to the Fair Fund provision of the Sarbanes-Oxley Act. QCII anticipates that this distribution will occur under the supervision of the federal district court pursuant to a plan of distribution to be proposed by the SEC and approved by the court.

        Illuminet, Inc., a traffic aggregator, and several of its customers filed complaints with regulatory agencies in Idaho, Nebraska, Iowa, North Dakota, New Mexico and Colorado alleging that they were entitled to refunds due to QCII's purported improper implementation of tariffs governing certain signaling services QCII provides in those states. QCII and Illuminet entered into a settlement that resolves each of these cases as well as any potential claims that may be made by Illuminet relating to this matter. In addition, QCII and Nextel have settled an arbitration filed by Nextel in which it requested refunds due to alleged improper implementation of the signaling tariffs.

Matter Resolved in the First Quarter of 2005

        The GSA announced in July 2002 that it was conducting a review of all contracts with QCII for purposes of determining QCII's present responsibility to be a contractor to the Federal government. On September 12, 2003, QCII was informed that the Inspector General of the GSA had referred to the GSA Suspension/Debarment Official the question of whether QCII should be considered for debarment. QCII was informed that the basis for the referral was the February 2003 indictment against four former QCII employees in connection with a transaction with the Arizona School Facilities Board in June 2001 and a civil complaint also filed in February 2003 by the SEC against the same former employees and others relating to the Arizona School Facilities Board transaction and a transaction with Genuity Inc. in 2000. On February 2, 2005, QCII was informed that the Inspector General had made a second referral regarding whether QCII should be considered for debarment, this one based generally on the matters that are the subject of the complaint filed against QCII in connection with its settlement with the SEC and on SEC actions against and settlements with three former QCII employees in 2003 and 2004 and a fourth action filed against a former QCII employee in 2004 that is currently pending in the federal district court in Colorado. On February 22, 2005, QCII was notified by the GSA that the GSA had determined not to pursue any administrative action against QCII based on the information contained in the administrative record. Accordingly, QCII is a presently responsible contractor eligible to compete for Federal government business.

MANAGEMENT

Directors and Executive Officers

        Below you can find information, including biographical information, about our current directors and executive officers:

Name	Age(1)	Position
Richard C. Notebaert	57	Director, Chairman and Chief Executive Officer
Oren G. Shaffer	62	Director, Vice Chairman and Chief Financial Officer
Barry K. Allen	56	Executive Vice President, Operations
Paula Kruger	55	Executive Vice President, Consumer Markets Group
John W. Richardson	60	Controller and Senior Vice President

(1)
As of March 15, 2005.

        Richard C. Notebaert has been a director and our Chairman and Chief Executive Officer since June 2002. Mr. Notebaert also holds these positions with QCII and QSC. From August 2000 to June 2002, Mr. Notebaert was President and Chief Executive Officer of Tellabs, a communications equipment provider. Prior to that, Mr. Notebaert was Chairman and Chief Executive Officer of Ameritech Corporation from April 1994 to December 1999, and, in his 30-year career with that organization, had numerous other appointments including President of Ameritech Mobile Communications (1986), President of Indiana Bell (1989), President of Ameritech Services (1992), and President and Chief Operating Officer (1993) of Ameritech Corporation. Ameritech Corporation is a telecommunications provider that was acquired by SBC Communications Inc. in 1999. Mr. Notebaert currently serves as a director of Aon Corporation and Cardinal Health, Inc. Mr. Notebaert received a bachelor of arts degree in 1969 and an M.B.A. in 1983, both from the University of Wisconsin.

        Oren G. Shaffer has been a director and our Vice Chairman and Chief Financial Officer since July 2002. Mr. Shaffer also holds these positions with QSC and is Vice Chairman and Chief Financial Officer of QCII. Prior to joining QCII, Mr. Shaffer was President and Chief Operating Officer of Sorrento Networks, a maker of optical products, beginning in 2000. From 1994 to 2000, he was Chief Financial Officer of Ameritech Corporation, a telecommunications provider that was acquired by SBC Communications Inc. in 1999. He has also served as President of Virgo Cap Inc., an investment firm, and from 1968 to 1992 in various positions (including Executive Vice President, Chief Financial Officer and director) at Goodyear Tire & Rubber Co. Mr. Shaffer serves on the board of directors of The Thai Capital Fund, Inc., The Singapore Fund, Inc., The Japan Equity Fund, Inc. and Belgacom SA. He holds a bachelor of science degree in business administration from the University of California at Berkeley and an M.S. degree in management from the Massachusetts Institute of Technology.

        Barry K. Allen has served as our Executive Vice President, Operations, since March 2004. Mr. Allen also holds these positions with QCII and QSC. From August 2002 to March 2004, Mr. Allen served as our Executive Vice President and Chief Human Resources Officer. From August 2000 to August 2002, Mr. Allen was President of Allen Enterprises, LLC, a private equity investment and management company he founded. From 1995 to July 2000, Mr. Allen was Executive Vice President of Ameritech Corporation, a telecommunications provider. Mr. Allen serves on the board of directors of Harley Davidson Inc. and Fiduciary Management, Inc., which is the investment advisor for certain funds, including FMI Common Stock Fund, Inc., FMI Mutual Funds, Inc. and FMI Funds, Inc., for which companies Mr. Allen also serves as a director. Mr. Allen received a bachelor of arts degree from the University of Kentucky and an M.B.A. from Boston University.

        Paula Kruger has served as our Executive Vice President, Consumer Markets, since September 2003. Ms. Kruger also holds this position with QSC. From December 2001 to September 2003, Ms. Kruger served as President of the Customer Relationship Management service line at Electronic Data Systems Corporation, a technology company. From September 1999 to January 2002, Ms. Kruger was a search consultant for Taylor Winfield and for Heidrick & Struggles, both executive search firms. From March 1997 to September 1999, Ms. Kruger served as Executive Vice President of Operations at Excel Communications, Inc., a provider of integrated media communications. Ms. Kruger currently serves as a director of Technology Solutions Company. Ms. Kruger earned a bachelor of arts degree in economics from C.W. Post—Long Island University and an M.B.A. from C.W. Post—Roth Graduate School of Business.

        John W. Richardson has served as our Controller and Senior Vice President since April 2003 and was designated our chief accounting officer in April 2004. Mr. Richardson also holds these positions with QCII. From October 2002 to April 2003, Mr. Richardson was an independent consultant. From 1967 to October 2002, Mr. Richardson held various financial positions at the Goodyear Tire & Rubber Company, the world's largest tire manufacturer, including most recently Vice President of Finance for the North American tire business unit. Mr. Richardson received his B.B.A. degree from Ohio University.

Director and Officer Compensation

        Each of the officers and directors listed above is currently an officer of QSC or an affiliate of QSC, other than QC, and receives compensation from QSC or the affiliate. We do not pay any cash or non-cash compensation to our officers and directors and no such compensation is currently proposed to be paid to any of the officers and directors listed above.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        The exchange offer is being made pursuant to the registration rights agreements we entered into with the initial purchasers of the outstanding notes on August 19, 2004 and November 23, 2004. The summary of the registration rights agreements contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreements. Copies of the registration rights agreements are filed as exhibits to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer; Expiration Date

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are validly tendered on or before the expiration date and are not validly withdrawn as permitted below. The expiration date for the exchange offer is 5:00 p.m., New York City time, on            , 2005, or such later date and time to which we, in our sole discretion, extend the exchange offer.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

  •
  to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

How to Tender Outstanding Notes for Exchange

        Only a record holder of outstanding notes may tender in the exchange offer. When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who desires to tender outstanding notes for exchange must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, the outstanding notes being tendered and all other documents required by such letter of transmittal, to U.S. Bank National Association, the exchange agent, at the address set forth below under the heading "—The Exchange Agent"; or

  •
  if outstanding notes are tendered pursuant to the book-entry procedures set forth below, an agent's message must be transmitted by The Depository Trust Company, or DTC, to the exchange agent at the address set forth below under the heading "—The Exchange Agent," and the exchange agent must receive, prior to the expiration date, a confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent's account at DTC, along with the agent's message; or

  •
  if time will not permit the required documentation to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed by the expiration date, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

        The term "agent's message" means a message that:

  •
  is transmitted by DTC;

  •
  is received by the exchange agent and forms a part of a book-entry transfer;

  •
  states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

  •
  states that we may enforce the letter of transmittal against such holder.

        The method of delivery of the outstanding notes, the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

        Signatures on a letter of transmittal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

  •
  by a holder of outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm which is a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or certain other eligible institutions, each of the foregoing being referred to herein as an "eligible institution."

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the person who signed the letter of transmittal, the outstanding notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder's signature guaranteed by an eligible institution.

        We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange and all other required documents. We reserve the absolute right to:

  •
  reject any and all tenders of any outstanding note not validly tendered;

  •
  refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

  •
  waive any defects or irregularities or conditions of the exchange offer, either before or after the expiration date; and

  •
  determine the eligibility of any holder who seeks to tender outstanding notes in the exchange offer.

        Our determinations, either before or after the expiration date, under and of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any outstanding notes, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

        If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

        WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

        Any financial institution that is a participant in DTC's system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message. The letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" on or prior to the expiration date of the exchange offer; or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a holder of outstanding notes desires to tender such notes and the holder's notes are not immediately available, or time will not permit such holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the holder tenders the outstanding notes through an eligible institution;

  •
  on or prior to the expiration date, the exchange agent receives from such eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent's message and any other documents required by the letter of transmittal will be transmitted to the exchange agent; and

  •
  the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent's message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery must be received prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights

        You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, a written notice of withdrawal, by facsimile (with receipt confirmed by telephone) or by mail, must be received by the exchange agent, at the address set forth below under "—The Exchange Agent," on or prior to the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

  •
  where outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC; and

  •
  bear the signature of the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under "—How to Tender Outstanding Notes for Exchange" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

        All of the conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. On the expiration date we will accept for exchange all outstanding notes validly tendered and not validly withdrawn as of such date. We will promptly issue exchange notes for all validly tendered outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

        For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of exchange notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the outstanding notes. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

        If we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable.

Conditions to the Exchange Offer

        The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or which we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

  •
  any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus is a part or (2) the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  •
  any law, rule or regulation is enacted, adopted, proposed or interpreted which we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable exchange notes in the exchange offer. See "—Consequences of Failure to Exchange Outstanding Notes";

  •
  any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations, results of operations taken as a whole, that is or may be adverse to us;

  •
  any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

  •
  we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the exchange notes to be issued in the exchange offer.

Accounting Treatment

        For accounting purposes, we will not recognize gain or loss upon the exchange of the exchange notes for outstanding notes. We will expense all costs incurred in connection with the issuance of the exchange notes as incurred.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  our accounting and legal fees;

  •
  printing fees; and

  •
  related fees and expenses.

Transfer Taxes

        Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

        We have appointed U.S. Bank National Association as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of its addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at one of its addresses below:

Deliver to:
U.S. Bank National Association
By hand delivery at:		By mail or overnight courier at:
U.S. Bank Attn: Mr. James Jones 100 Wall Street, Suite 1600 New York, NY 10005		U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attn: Specialized Finance Department
or
By Facsimile Transmission (for eligible institutions only):
(651) 495-8158
Confirm by Telephone:
(651) 495-3476

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

        Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

        Holders of the exchange notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the series have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

        We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  the holder is not an "affiliate" of ours within the meaning of Rule 405 promulgated under the Securities Act;

  •
  the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder's business;

  •
  neither the holder, nor, to the actual knowledge of such holder, any other person receiving exchange notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer;

  •
  if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

  •
  if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes and that:

  •
  such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

  •
  it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any exchange notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

        Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

        However, because the SEC has not considered the exchange offer for our outstanding notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

        Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:

  •
  may not rely on the applicable interpretation of the SEC staff's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        The exchange notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state where we would not otherwise be required to qualify.

Filing of Registration Statements

        Under the registration rights agreements we agreed, among other things, that if:

  •
  we determine that an exchange offer registration is not available or may not be consummated as soon as practicable after the date of acceptance for exchange because it would violate applicable law or the applicable interpretations of the SEC's staff;

  •
  the exchange offer registration statement is not declared effective by June 9, 2005;

  •
  any holder notifies us after the commencement of the exchange offer that due to a change in applicable law or SEC policy such holder is not entitled to participate in the exchange offer; or

  •
  any holder that participates in the exchange offer (and tenders its registrable securities prior to the expiration thereof), does not receive exchange notes on the date of exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or as a participating broker-dealer);

we will file a registration statement under the Securities Act relating to a shelf registration of the outstanding notes for resale by holders and use our commercially reasonable efforts to have such shelf registration statement declared effective by the SEC. We are required to use our commercially reasonable efforts to keep the shelf registration statement effective for the period referenced in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. The registration rights agreement provides that we may delay the filing or the effectiveness of a registration statement for a period of up to 30 days during any 90 day period:

  •
  because of the occurrence of material events or developments with respect to us that would need to be described in the registration statement, and the effectiveness of the registration statement is reasonably required to be suspended while the registration statement is amended or supplemented to reflect such events or developments,

  •
  because of the existence of material events or developments with respect to us, the disclosure of which we determine in good faith would have a material adverse effect on our business, operations or prospects, or

  •
  because we do not wish to disclose publicly a pending material business transaction that has not yet been publicly disclosed;

provided that any delay period described above will not alter our obligations to pay Additional Interest with respect to such delay.

        We will, in the event of the shelf registration statement, provide to the holder or holders of the applicable notes copies of the prospectus that is a part of the registration statement filed in connection with the shelf registration statement, notify such holder or holders when the shelf registration statement for the applicable notes has become effective and take certain other actions as are required to permit resales of the applicable notes under the shelf registration statement. A holder of outstanding notes that sells such notes pursuant to the shelf registration statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, and would be subject to certain civil liability provisions under the Securities Act in connection with such sales.

        Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

Additional Interest

        The registration rights agreements provide that in the event any of the following events occur, each referred to herein as a "registration default," we will pay Additional Interest on the outstanding notes:

  •
  we have not exchanged exchange notes for all outstanding notes validly tendered on or prior to the applicable deadline (and a shelf registration statement has not been declared effective);

  •
  the exchange offer registration statement, or if applicable, the shelf registration statement, has not been declared effective by the SEC on or prior to the applicable deadline; or

  •
  if applicable, the shelf registration statement is filed and declared effective but thereafter ceases to be effective or useable;

provided that the holder has provided us with all required information and subject to our ability to delay effectiveness of the registration statement as described above. In each case, Additional Interest shall accrue on the principal amount of the notes for the period from the occurrence of the registration default at a rate of 0.25% per annum, from and including the date on which any such registration default shall occur, until the earlier of the date on which all registration defaults have been cured, the date on which all notes became freely tradable by holders who are not our affiliates or, if applicable, the date the shelf registration statement is again deemed effective and useable.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following is a brief summary of important terms of our material indebtedness, other than the notes subject to the exchange offer.

Other Notes

        As of December 31, 2004, we had outstanding $5.2 billion aggregate principal amount of other notes with various interest rates ranging from 5.625% to 8.875%‡, and maturities from 2005 to 2043. All of these notes are unsecured obligations. The indentures governing our other notes contain covenants including:

  •
  a limitation on certain liens on our assets; and

  •
  a restriction on mergers or sales of all or substantially all of our assets, which requires that the transferee or successor assume the obligations in respect of the notes.

        These indentures do not contain any cross-default provisions.

Senior Term Loan

        On June 9, 2003, we completed a $1.75 billion senior term loan with two tranches: a $1.25 billion floating rate tranche that matures in 2007, and a $500 million fixed rate tranche that matures in 2010. The covenant and default terms are substantially the same as those associated with our other long-term debt. The floating rate tranche bears interest at LIBOR plus 4.75% (with a minimum interest rate of 6.50%) and the fixed rate tranche bears interest at 6.95% per annum.

Other Debt Related Matters

        At December 31, 2004, QCII and its consolidated subsidiaries had total borrowings of $17.3 billion, including the notes subject to exchange, the other notes described above and the senior term loan described above. Some of these borrowings issued by QCII and QSC are secured by liens on our stock. As a result, ownership of our stock could transfer if either QCII or QSC were to default on their debt obligations. At December 31, 2004, QCII and QSC were in compliance with all provisions and covenants of their borrowings.

‡
Exclusive of penalty interest

DESCRIPTION OF THE EXCHANGE NOTES

        The exchange notes, designated as the 7.875% Notes due 2011, will be issued under an indenture dated as of October 15, 1999 between QC (formerly known as U S WEST Communications, Inc.), as issuer, and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A.), as supplemented by a first supplemental indenture dated as of August 19, 2004 between QC and U.S. Bank National Association, as trustee (the "Trustee"), and a second supplemental indenture dated as of November 23, 2004 between QC and the Trustee (the "Indenture").

        The terms of the exchange notes and the outstanding notes are substantially identical, except that the exchange notes:

  •
  will have been registered under the Securities Act;

  •
  will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

  •
  will not contain provisions relating to the payment of Additional Interest to be paid to the holders of the outstanding notes.

        As used below in this "Description of the Exchange Notes" section, "QC" means Qwest Corporation, a Colorado corporation, and its successors, but not any of its subsidiaries. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

        Neither QC's direct parent corporation, QSC, nor its ultimate parent corporation, QCII, nor any of QC's subsidiaries has guaranteed the payment of principal, premium, if any, or interest on the notes or has any other obligation in connection with the notes.

        The Indenture does not limit the aggregate principal amount of notes that may be issued thereunder and provides that notes may be issued thereunder from time to time in one or more series.

        The exchange notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The notes are unsecured obligations of QC and rank equally with all other unsecured and unsubordinated indebtedness of QC.

        Any outstanding notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of notes under the Indenture. If the Exchange Offer described hereunder occurs, holders of outstanding notes who do not exchange their outstanding notes for exchange notes will vote together as a separate series of notes with holders of the exchange notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders of a series of notes (including acceleration following an Event of Default, as defined below under "—Events of Default") must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the then outstanding notes. Accordingly, all references in this section will be deemed to mean, at any time after the Exchange Offer is consummated, the requisite percentage in aggregate principal amount of the notes then outstanding (including the exchange notes).

        The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. A copy of the Indenture will be available as described above under the heading "Where You Can Find More Information."

Principal, Maturity and Interest

        QC will issue up to $825 million in aggregate principal amount of exchange notes in this offering. QC may "reopen" any series of debt securities (including the notes) issued under the Indenture and issue additional securities of that series without the consent of the holders of that series. The notes will not have the benefit of any sinking fund.

        The exchange notes will bear interest at the rate of 7.875% per annum from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for with respect to the outstanding notes. The notes will mature and the principal amount will be payable on September 1, 2011. Interest on the notes will be payable semiannually in arrears on March 1 and September 1 of each year (each such date, an "Interest Payment Date"), to the persons in whose names the notes are registered at the close of business on each February 15 and August 15 immediately preceding the applicable Interest Payment Date. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

        If any Interest Payment Date, maturity date or redemption date is a legal holiday in New York, New York, the required payment will be made on the next succeeding day that is not a legal holiday as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, maturity date or redemption date, as the case may be, to such next succeeding day. "Legal holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York are not required to be open.

Payment

        Payment of principal of and interest and premium, if any, on any notes represented by one or more permanent global notes in definitive, fully registered form without interest coupons will be made to Cede & Co., the nominee for DTC as the registered owner of the global notes, by wire transfer of immediately available funds as described under the heading "—Form, Denomination, Transfer, Exchange and Book-Entry Procedures." Initially, the Trustee will act as paying agent for the notes. Payments of principal, premium, if any, and interest on the notes will be made by us through the paying agent to DTC.

        Holders of certificated notes, if any, must surrender such certificated notes to the paying agent to collect principal and interest payments at maturity. Principal, premium, if any, and interest on certificated notes will be payable at the office of the paying agent maintained for such purpose or, at the option of QC, payment of principal, premium, if any, and interest may be made by check mailed to a holder's registered address. Notwithstanding the foregoing, a holder of notes with an aggregate principal amount of $5 million or more may request in writing, at least three business days prior to the relevant payment date, that interest be wired to an account specified by such holder.

        The principal of and interest and premium, if any, on the notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. No service charge will be made for any registration of transfer or exchange of notes, but QC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The notes may be presented for registration of transfer or exchange at the office of the registrar for the notes or at any other office or agency maintained by QC or the registrar for such purpose. Initially, the Trustee will act as registrar for the notes.

Optional Redemption

        The notes will be redeemable at the option of QC, in whole at any time or in part from time to time, on at least 15 days but not more than 60 days prior written notice mailed to the registered holders thereof, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum, as determined by the Quotation Agent, as defined below, of the present values of the principal amount of the notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the notes to be redeemed (excluding interest accrued to the redemption date), which we refer to as the "Remaining Life," discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate, as defined below, plus 50 basis points (the "Make Whole Premium"), plus, in either case, accrued and unpaid interest on the principal amount of the notes redeemed to the date of redemption.

        If money sufficient to pay the redemption price of and accrued interest on all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life as of the applicable redemption date.

        "Comparable Treasury Price" means, with respect to any redemption date, the average of two Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means the Reference Treasury Dealer appointed by QC.

        "Reference Treasury Dealer" means each of Goldman, Sachs & Co., Deutsche Bank Securities Inc. and Lehman Brothers Inc., and their successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City, QC will substitute therefor another primary U.S. Government securities dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        QC may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Certain Covenants

        Other than as described below under "—Limitation on Liens," the Indenture does not contain any provisions that would limit the ability of QC to incur indebtedness or that would afford holders of notes protection in the event of a sudden and significant decline in the credit quality of QC or a takeover, recapitalization or highly leveraged or similar transaction involving QC. Accordingly, QC could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect QC's capital structure or credit rating. See "Risk Factors—Other than covenants limiting liens and certain corporate transactions, the notes will not contain restrictive covenants, and there is no protection in the event of a change of control."

Limitation on Liens

        The Indenture contains a covenant that if QC mortgages, pledges or otherwise subjects to any Lien (other than Permitted Liens) all or some of its property or assets, QC will secure the notes, any other outstanding notes and any of its other obligations which may then be outstanding and entitled to the benefit of a covenant similar in effect to such covenant, equally and proportionally with the indebtedness or obligations secured by such Lien, for as long as any such indebtedness or obligation is so secured. "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

        "Permitted Liens" means any of the following:

  •
  Liens existing on August 19, 2004, the date of the initial issuance of outstanding notes;

  •
  Liens on any asset existing at the time such asset is acquired, if not created in contemplation of such acquisition;

  •
  Liens on any asset (a) created within 180 days after such asset is acquired, or (b) securing the cost of acquisition, construction or improvement of such asset; provided, in either case, that such Lien extends to no property or asset other than the asset so acquired, constructed or improved and property incidental thereto;

  •
  (a) Liens incidental to the conduct of QC's business or the ownership of its properties or otherwise incurred in the ordinary course of business which (i) do not secure Debt, and (ii) do not in the aggregate materially detract from the value of its assets taken as a whole or materially impair the use thereof in the operation of its business, and (b) Liens not described in clause (a) on cash, cash equivalents or securities that secure any obligation with respect to letters of credit or surety bonds or similar arrangements, which obligation in each case does not exceed $100 million;

  •
  any Lien to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify QC to conduct all or some part of its business or in order to entitle QC to maintain self-insurance or to obtain the benefits of any law relating to workmen's compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it;

  •
  any Liens for taxes, assessments, governmental charges, levies or claims and similar charges either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made;

  •
  Liens securing the performance of bids, tenders, leases, contracts, sureties, stays, appeals, indemnities, performance or similar bonds or public or statutory obligations of like nature, incurred in the ordinary course of business;

  •
  materialmen's, mechanics, repairmen's, employees, operators' or other similar Liens or charges arising in the ordinary course of business incidental to the acquisition, construction, maintenance or operation of any asset of QC which have not at the time been filed pursuant to law and any such Liens and charges incidental to the acquisition, construction, maintenance or operation of any asset of QC, which, although filed, relate to obligations not yet due or the payment of which is being withheld as provided by law, or to obligations the validity of which is being contested in good faith by appropriate proceedings;

  •
  zoning restrictions, servitudes, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of the leased property, with or without consent of the lessee) and other similar charges or encumbrances, which will not individually or in the aggregate interfere materially and adversely with the business of QC and its subsidiaries taken as a whole;

  •
  Liens created by or resulting from any litigation or proceeding which is currently being contested in good faith by appropriate proceedings and as to which levy and execution have been stayed and continue to be stayed or for which QC is maintaining adequate reserves or other provision in conformity with generally accepted accounting principles;

  •
  any interest or title of vendor or lessor in the property subject to any lease, conditional sale agreement or other title retention agreement;

  •
  Liens in connection with the securitization or factoring of QC's or any of its subsidiaries' receivables in a transaction intended to be a "true sale"; and

  •
  any Lien securing a refinancing, replacement, extension, renewal or refunding of any Debt secured by a Lien permitted by any of the foregoing clauses of this definition of "Permitted Liens" to the extent secured in all material respects by the same asset or assets.

        Notwithstanding the foregoing, "Permitted Liens" shall not include any Lien to secure Debt that is required to be granted on an equal and ratable basis under the "negative pledge," or equivalent, provisions of a Debt instrument (including outstanding debt securities) as a result of the creation of a Lien that itself would constitute a "Permitted Lien."

        "Debt" of any person means, at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person as lessee which are capitalized in accordance with generally accepted accounting principles, (iv) all Debt secured by a Lien on any asset of such person, whether or not such Debt is otherwise an obligation of such person, and (v) all Debt of others guaranteed by such person.

        The Indenture does not prevent any other entity from mortgaging, pledging or subjecting to any lien any of its property or assets, whether or not acquired from QC.

Consolidation, Merger and Sale of Assets

        QC will not consolidate with, merge into or be merged into, or transfer or lease its property and assets substantially as an entirety to another entity; provided that QC may consolidate with, merge into or be merged into, or transfer or lease its property and assets substantially as an entirety to another entity if:

  •
  the successor entity is a corporation and assumes by supplemental indenture all of QC's obligations under the notes, the Indenture and any other notes outstanding under the Indenture; and

  •
  after giving effect to the transaction, no default or Event of Default has occurred and is continuing.

Events of Default

        Any one of the following is an "Event of Default" with respect to the notes:

  •
  if QC defaults in the payment of interest on the notes, and such default continues for 90 days;

  •
  if QC defaults in the payment of the principal of the notes when the same becomes due and payable upon maturity, upon redemption or otherwise;

  •
  if QC fails to comply with any of its other agreements in the notes or in the Indenture, which failure continues for 90 days after QC receives notice from the Trustee or the holders of at least 25% of the aggregate principal amount of the notes then outstanding; and

  •
  if certain events of bankruptcy or insolvency occur with respect to QC.

        If an Event of Default with respect to the notes occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of all of the notes then outstanding may declare the principal of all notes to be due and payable immediately. The holders of a majority in principal amount of the notes may rescind such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely as a result of such acceleration.

        Holders of notes may not enforce the Indenture or the notes, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the notes. Subject to certain limitations, the holders of more than 50% in principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. The Trustee may withhold from holders of notes notice of any continuing default (except a default in the payment of principal or interest) if it determines that withholding notice is in their interests.

Amendment and Waiver

        With the written consent of the holders of a majority in principal amount of the notes then outstanding, QC and the Trustee may amend or supplement the Indenture or modify the rights of the holders of the notes. Such majority holders may also waive compliance by QC of any provision of the Indenture, any supplemental indenture or notes, except a default in the payment of principal or interest. However, without the consent of the holder of each note affected, an amendment or waiver may not:

  •
  reduce the amount of notes whose holders must consent to an amendment or waiver;

  •
  change the rate or the time for payment of interest;

  •
  change the principal or the fixed maturity;

  •
  waive a default in the payment of principal, premium, if any, or interest;

  •
  make the notes payable in a different currency; or

  •
  make any change in the provisions of the Indenture concerning (a) waiver of existing defaults, (b) rights of holders of notes to receive payment or (c) amendments and waivers without the consent of the holder of each note affected.

        QC and the Trustee may amend or supplement the Indenture without the consent of any holder of any of the notes to:

  •
  cure any ambiguity, defect or inconsistency in the Indenture or the notes;

  •
  provide for the assumption of all of our obligations under the notes and the Indenture by any corporation in connection with a merger, consolidation or transfer or lease of our property and assets substantially as an entirety;

  •
  provide for uncertificated notes in addition to or instead of certificated notes;

  •
  add to the covenants made by us for the benefit of the holders of any series of notes (and if such covenants are to be for the benefit of less than all series of notes, stating that such covenants are included solely for the benefit of such series) or to surrender any right or power conferred upon us;

  •
  add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of the notes, as set forth in the Indenture;

  •
  secure any notes as provided under the heading "—Limitation on Liens";

  •
  provide for the issuance of and establish the form and terms and conditions of a series of notes or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of notes or to add to the rights of the holders of any series of notes;

  •
  make any change necessary to conform to the "Description of the Notes" contained in the offering circular dated August 12, 2004 relating to the offering of the outstanding notes issued on August 19, 2004; or

  •
  make any change that does not adversely affect the rights of any holder of the notes in any material respect.

Defeasance

        QC may terminate all of its obligations under the notes and the Indenture or any installment of principal, premium, if any, or interest on the notes if QC irrevocably deposits in trust with the Trustee money or U.S. government obligations sufficient to pay, when due, principal, premium, if any, and interest on the notes to maturity or redemption or such installment of principal, premium, if any, or interest, as the case may be, and if all other conditions set forth in the Indenture are met.

Governing Law

        The Indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the Trustee, the Paying Agent

        QC and certain of its affiliates, including QCII, maintain banking and other business relationships in the ordinary course of business with U.S. Bank National Association. In addition, U.S. Bank National Association and certain of its affiliates serve as trustee, authenticating agent, or paying agent with respect to certain other debt securities of QC, QCII and their affiliates.

BOOK-ENTRY, DELIVERY AND FORM

        DTC will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered note certificates will be issued in the aggregate principal amount of the notes, and will be deposited with DTC.

        DTC, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds and provides asset servicing for issues of securities that DTC's participants ("Direct Participants") deposit with DTC. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

        The ownership interest of each actual purchaser of notes (each, a "Beneficial Owner") is recorded on the Direct and Indirect Participants' records. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes, except as described below.

        The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers. Notices and other communications from DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent with respect to notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to issuers as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds, distributions, and dividend payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detailed information from an issuer, on the payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of QC or DTC nor its nominee or agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as depository with respect to the notes at any time by giving us notice that it is unwilling or unable to continue as depository for the notes, or DTC ceases to be registered or in good standing under the Exchange Act or other applicable statute or regulation, in the even that a successor depository is not obtained within 90 days, note certificates are generally required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the United States federal tax consequences of an exchange of outstanding notes for exchange notes in the exchange offer and the purchase, beneficial ownership and disposition of exchange notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, or the Treasury Regulations, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the IRS has been or is intended to be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to outstanding notes and exchange notes that are held as capital assets (i.e., generally, property held for investment). This summary does not address all of the United States federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities, brokers, or persons who hold the outstanding notes or exchange notes as a hedge or who hedge the interest rate on such notes). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

        For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of an outstanding note or exchange note that is an individual, corporation, estate or trust and is not, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust or a trust that was in existence on August 20, 1996 and validly elected to continue to be treated as a U.S. trust.

        A U.S. holder is an individual, corporation, estate or trust that is not a non-U.S. holder.

        The United States federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for United States federal income tax purposes) that holds the outstanding notes or exchange notes generally will depend on such partner's particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

        HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

        The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. U.S. holders and non-U.S. holders will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

U.S. Federal Income Tax Consequences to U.S. Holders

        Treatment of Interest.    Subject to the discussion under "Pre-Issuance Accrued interest' below, stated interest on the exchange notes will be taxable to U.S. holders as ordinary interest income as the interest accrues or is paid in accordance with the holder's regular method of accounting.

        Our obligation to pay you additional interest in the event that we failed to comply with specified obligations under the registration rights agreement could have implicated the provisions of Treasury regulations relating to "contingent payment debt instruments." We have taken the position that there was a remote likelihood that such additional interest would be paid. Therefore, we have taken the position that the outstanding notes should not be treated as contingent payment debt instruments. However, this determination is inherently factual. Therefore, we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing of a U.S. holder's income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. Our position for purposes of the contingent debt regulations as to the likelihood of these additional payments being remote is binding on a U.S. holder, unless the U.S. holder discloses in the proper manner to the IRS that it is taking a different position.

        Pre-Issuance Accrued Interest.    If (1) a portion of the initial purchase price of a note is attributable to pre-issuance accrued interest, (2) the first stated interest payment on the note is to be made within one year of the note's issue date, and (3) such payment will equal or exceed the amount of pre-issuance accrued interest, we will decrease the issue price of the note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note. To the extent that the purchase price for the outstanding notes reflect pre-issuance accrued interest, the pre-issuance accrued interest will be excluded from the issue price of the outstanding notes. Accordingly, U.S. holders of the outstanding notes should treat a corresponding portion of the interest payable on March 1, 2005, that is attributable to pre-issuance accrued interest as a return of the excluded pre-issuance accrued interest.

        Market Discount.    An exchange note that is acquired for an amount that is less than its principal amount by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), will be treated as having "market discount" equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, an exchange note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the exchange notes will accrue ratably over the remaining term of the exchange notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry an exchange note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.

        Amortization of Premium.    A U.S. holder, whose tax basis immediately after its acquisition of an exchange note is greater than the sum of all remaining payments other than qualified stated interest payable on the note, will be considered to have purchased the note at a premium. "Qualified stated interest" is stated interest that is unconditionally payable at least annually at a single fixed rate. A U.S. holder may elect to amortize such bond premium over the life of the exchange notes to offset a portion of the stated interest that would otherwise be includable in income. Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. Holders that acquire an exchange note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

        Sale or Other Disposition of the Exchange Notes.    In general, upon the sale, retirement or other taxable disposition of a exchange note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received on the sale, retirement or other taxable disposition (not including any amount attributable to accrued but unpaid interest or accrued market discount not previously included in income) and (2) the U.S. holder's adjusted tax basis in the exchange note. A U.S. holder's adjusted tax basis in an exchange note generally will be equal to the cost of the exchange note to such U.S. holder, increased by the amount of any market discount previously included in income by the U.S. holder and reduced by the amount of any payments received by the U.S. holder, other than payments of qualified stated interest, and by the amount of amortizable bond premium taken into account. Subject to the discussion of market discount above, gain or loss realized on the sale, retirement or other taxable disposition of an exchange note will be capital gain or loss.

Information Reporting and Backup Withholding

        We are required to furnish to the record holders of the exchange notes, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the exchange notes. Information reporting requirements will also generally apply with respect to proceeds received from a disposition of the exchange notes by non-exempt holders.

        A U.S. holder may be subject to backup withholding with respect to interest paid on the exchange notes or with respect to proceeds received from a disposition of the notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. holder will be subject to backup withholding if the holder is not otherwise exempt and the holder (1) fails to furnish the holder's taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number; (2) furnishes an incorrect TIN; (3) is notified by the IRS that the holder has failed to properly report payments of interest or dividends; or (4) fails to certify, under penalties of perjury, that the holder has furnished a correct TIN and that the IRS has not notified the holder that he or she is subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. A holder generally will be entitled to credit any amounts withheld under the backup withholding rules against his or her U.S. federal income tax liability and may be entitled to a refund, provided the required information is furnished to the IRS in a timely manner.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

  Interest

        Subject to the discussion of backup withholding below, under the "portfolio interest exemption," a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of interest that is not effectively connected with the conduct by the U.S. holder of a trade or business in the U.S. on the exchange notes, provided that:

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

  •
  the non-U.S. holder is not a "controlled foreign corporation" that is related (directly or indirectly) to us; and

  •
  certain certification requirements are met.

        Under current law, the certification requirement will be satisfied in any of the following circumstances:

  •
  if a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S, holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

  •
  If an exchange note is held through a securities clearing organization, bank or another financial institution that holds customers' securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

        If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the exchange notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

        If a non-U.S. holder is engaged in a trade or business in the U.S. and interest on an exchange note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the appropriate statement is provided to us) generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the U.S. and its country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the U.S. provided the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the U.S.

  Sale, Exchange or Other Disposition of the Exchange Notes

        Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity or other disposition of an exchange note, unless:

  •
  the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year and who has a "tax home" in the United States and certain other conditions are met; or

  •
  the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder or a fixed base in the case of an individual).

        If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S,-source capital gains exceed its U.S. source capital losses. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange or other disposition of the exchange notes in the same manner as a U.S. person. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on any such effectively connected gain. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

  Information Reporting and Backup Withholding

        When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest paid on the exchange notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

        Non-U.S. holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to information reporting and backup withholding tax on payments of interest. Payments of principal and of the proceeds from the sale of an exchange note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a United States person, (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States.

        Payments of principal and of the proceeds from a sale of an exchange note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it acquired the outstanding notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. The registration rights agreements we executed in connection with the offering of the outstanding notes provide that we will generally not be required to amend or supplement this prospectus for a period exceeding 90 days after the date on which this registration statement is declared effective and participating broker-dealers shall not be authorized by us to deliver this prospectus in connection with resales after that period of time has expired.

        We will not receive any proceeds from any sale of exchange notes by any participating broker-dealer. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of the exchange notes. Any participating broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain matters with respect to the validity of the exchange notes will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

        The consolidated financial statements and the related consolidated financial statement schedule of Qwest Corporation and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the consolidated financial statements as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 refers to a change in the accounting for asset retirement obligations on January 1, 2003.

QWEST CORPORATION AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
Qwest Corporation:

        We have audited the accompanying consolidated balance sheets of Qwest Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Qwest Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

        As discussed in note 2 to the accompanying consolidated financial statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

                      KPMG LLP

Denver, Colorado
February 28, 2005, except for
    note 17, as to which the date is
    March 30, 2005

QWEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Operating revenue	$9,267	$10,027	$10,811
Operating revenue—affiliates	1,064	784	568

Total operating revenue	10,331	10,811	11,379
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	2,136	2,230	2,057
Cost of sales—affiliates	306	420	359
Selling, general and administrative	1,623	1,783	1,959
Selling, general and administrative—affiliates	1,204	1,315	1,226
Depreciation	2,327	2,412	2,541
Capitalized software and other intangible assets amortization	366	339	287
Asset impairment charges	54	—	—

Total operating expenses	8,016	8,499	8,429

Operating income	2,315	2,312	2,950

Other expense (income):
Interest expense—net	584	573	541
Other (income)—net	(11)	(19)	(26)

Total other expense	573	554	515

Income before income taxes, discontinued operations and cumulative effect of change in accounting principle	1,742	1,758	2,435
Income tax expense	(698)	(675)	(933)

Income from continuing operations	1,044	1,083	1,502
Loss from discontinued operations, net of tax benefit of $34, $159 and $444, respectively	(53)	(252)	(697)

Income before cumulative effect of change in accounting principle	991	831	805
Cumulative effect of change in accounting principle, net of taxes of $0, $139 and $0, respectively	—	219	—

Net income	$991	$1,050	$805

The accompanying notes are an integral part of these consolidated financial statements.

QWEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$560	$921
Accounts receivable—less allowances of $72 million and $102 million, respectively	1,066	1,323
Accounts receivable—affiliates	156	126
Deferred income taxes	112	154
Prepaid and other assets	262	313
Assets associated with discontinued operations	—	357

Total current assets	2,156	3,194
Property, plant and equipment—net	15,269	16,420
Capitalized software and other intangible assets—net	798	976
Prepaid pension asset	1,021	922
Other assets	346	425

Total assets	$19,590	$21,937

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current borrowings	$405	$881
Accounts payable	367	555
Accounts payable—affiliates	675	591
Dividends payable—QSC	412	199
Accrued expenses and other current liabilities	803	956
Deferred revenue and advance billings	511	548
Liabilities associated with discontinued operations	—	2,134

Total current liabilities	3,173	5,864
Long-term borrowings (net of unamortized debt discount of $138 and $157, respectively—See Note 6)	7,255	6,874
Post-retirement and other post-employment benefit obligations	2,833	2,773
Deferred income taxes	2,194	2,661
Other long-term liabilities	531	688

Total liabilities	15,986	18,860
Commitments and contingencies (Note 16)
Stockholder's equity:
Common stock—one share without par value, owned by QSC	10,150	8,236
Note receivable—affiliate	—	(286)
Accumulated deficit	(6,546)	(4,873)

Total stockholder's equity	3,604	3,077

Total liabilities and stockholder's equity	$19,590	$21,937

The accompanying notes are an integral part of these consolidated financial statements.

QWEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
OPERATING ACTIVITIES
Net income	$991	$1,050	$805
Adjustments to net income:
Loss from discontinued operations net of tax	53	252	697
Depreciation and amortization	2,693	2,751	2,828
Gain on sale of assets	(5)	—	—
Provision for bad debts	32	125	260
Deferred income taxes	(425)	239	270
Asset impairment charges	54	—	—
Cumulative effect of change in accounting principle—net of taxes	—	(219)	—
Income tax benefit distributed to QSC	(32)	(173)	(110)
Loss on early retirement of debt	6	—	—
Other non-cash charges—net	23	23	(19)
Changes in operating assets and liabilities:
Accounts receivable	221	60	14
Accounts receivable—affiliates	(30)	106	(14)
Prepaid and other current assets	73	5	53
Prepaid income taxes—QSC	—	255	(36)
Accounts payable and accrued expenses	(337)	73	(324)
Accounts payable—affiliates	142	273	217
Deferred revenue and advance billings	(184)	(159)	(102)
Other non-current assets and liabilities	44	163	23

Cash provided by operating activities	3,319	4,824	4,562

INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(1,437)	(1,635)	(1,746)
Capital contribution to Qwest Wireless	—	—	(800)
Proceeds from sale of property and equipment	11	—	28
Other	(5)	(32)	—

Cash used for investing activities	(1,431)	(1,667)	(2,518)

FINANCING ACTIVITIES
Equity infusions from QSC	2,231	—	—
Payment of current borrowings—affiliate by Qwest Wireless	(2,185)	—	—
Repayments of long-term borrowings, including current maturities	(952)	(1,271)	(468)
Net repayments of short-term borrowings	—	—	(1,013)
Proceeds from long-term borrowings	836	1,729	1,476
Dividends paid to QSC	(2,451)	(2,880)	(1,915)
Collection of note receivable—affiliate	286	—	—
Debt issuance costs	(14)	(36)	(34)

Cash used for financing activities	(2,249)	(2,458)	(1,954)

CASH AND CASH EQUIVALENTS
(Decrease) increase in cash	(361)	699	90
Net cash (utilized) generated by discontinued operations	—	(5)	6
Beginning balance	921	227	131

Ending balance	$560	$921	$227

The accompanying notes are an integral part of these consolidated financial statements.

QWEST CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

	Common Stock	Note Receivable— Affiliate (note 12)	(Accumulated Deficit)	Total
	(Dollars in millions)
Balance, December 31, 2001	$8,482	$(286)	$(3,617)	$4,579
Net income	—	—	805	805
Dividends declared on common stock	—	—	(805)	(805)
Stock-based compensation expense	2	—	—	2
Tax benefit on stock compensation	16	—	—	16
Income tax benefit distributed to QSC	(110)	—	—	(110)
Other net asset transfers	10	—	—	10

Balance, December 31, 2002	8,400	(286)	(3,617)	4,497
Net income	—	—	1,050	1,050
Dividends declared on common stock	—	—	(2,306)	(2,306)
Stock-based compensation expense	1	—	—	1
Income tax benefit distributed to QSC	(173)	—	—	(173)
Other net asset transfers	8	—	—	8

Balance, December 31, 2003	8,236	(286)	(4,873)	3,077
Net income	—	—	991	991
Dividends declared on common stock	—	—	(2,664)	(2,664)
Income tax benefit distributed to QSC	(32)	—	—	(32)
Equity infusions	2,231	—	—	2,231
Wireless subsidiary net asset transfer	(296)	—	—	(296)
Other net asset transfers and collection of note receivable	11	286	—	297

Balance, December 31, 2004	$10,150	$—	$(6,546)	$3,604

The accompanying notes are an integral part of these consolidated financial statements.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2004, 2003 and 2002

Unless the context requires otherwise, references in this report to "Qwest", "we", "us", the "Company" and "our" refer to Qwest Corporation and its consolidated subsidiaries and references to "QCII" refer to our ultimate parent company, Qwest Communications International Inc., and its consolidated subsidiaries.

Note 1: Business and Background

Description of business

        We are wholly owned by Qwest Services Corporation ("QSC"), which is wholly owned by QCII. We provide local telecommunications and related services, IntraLATA long-distance services and data and video services within our local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. Our operations are included in the consolidated operations of our ultimate parent, QCII, and generally account for the majority of QCII's consolidated revenues. Our telecommunications products and services are provided through our traditional telephone network located within our local service area. In addition to our operations, QCII maintains a wireless business (comprised of the wireless operations we transferred to an affiliate in May 2004) and a national fiber optic network. Through its fiber optic network, QCII provides the following wireline products and services that we do not provide:

  •
  InterLATA long-distance services;

  •
  Dedicated Internet access;

  •
  Virtual private network;

  •
  Internet dial access;

  •
  Web hosting; and

  •
  Professional services.

        For certain other products and services we provide and for a variety of internal communications functions, we utilize QCII's fiber optic network to transport voice and data traffic. Also, through its national fiber optic network, QCII provides some data and Internet access services, including private line, ATM and Frame Relay, that are similar to services we provide within our local service area.

        Pursuant to a merger between QCII and U S WEST, Inc. (our pre-merger parent) on June 30, 2000, which we refer to as the Merger, QCII acquired all of the operations of U S WEST and its subsidiaries and we became an indirect wholly owned subsidiary of QCII.

        Until May 1, 2004, we provided wireless services through our wholly owned subsidiary, Qwest Wireless LLC ("Qwest Wireless"). On May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate. As a consequence, we no longer have wireless operations, and the results of operations and financial position of Qwest Wireless are included in discontinued operations in our consolidated financial statements. Please see Note 7—Transfer of Qwest Wireless Operations for additional information on discontinued operations.

Note 2: Summary of Significant Accounting Policies

        Basis of presentation.    The accompanying consolidated financial statements include our accounts and the accounts of our subsidiaries over which we exercise control. All intercompany amounts and transactions with our consolidated subsidiaries have been eliminated.

        We record intercompany charges at the amounts billed to us by our affiliates. Regulatory rules require certain expenses to be billed by affiliates at estimated fair value or fully distributed cost, as more fully described in Note 15—Related Party Transactions. Regulators periodically review our compliance with regulations. Adjustments to intercompany charges that result from these reviews are recorded in the period they become known. We purchase services, such as marketing and advertising, information technology, product and technical services as well as general support services from affiliates. We provide to our affiliates telephony and data services as well as other services. In 2004, a benefit of approximately $40 million was realized from a change in allocation methodology for third party system maintenance charges.

        Use of estimates.    Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions made when accounting for items and matters such as long-term contracts, customer retention patterns, allowance for bad debts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets, impairment assessments, employee benefits, taxes, reserves and other provisions and contingencies are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. We also assess potential losses in relation to pending litigation and, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. Actual results could differ from these estimates. See Note 16—Commitments and Contingencies.

        Reclassifications.    Certain prior year balances have been reclassified to conform to our current year presentation.

        Revenue recognition.    Revenue for services is recognized when the related services are provided. Payments received in advance are deferred until the service is provided. Up-front fees received, primarily activation fees and installation charges, as well as the associated customer acquisition costs, are deferred and recognized over the expected customer relationship period, which ranges from one to ten years. The amount of customer acquisition costs which are deferred is less than or equal to the amount of up-front fees deferred. Costs in excess of up-front fees are recorded as an expense in the period incurred. Expected customer relationship periods are estimated using historical data of actual customer retention patterns. Termination fees or other fees on existing contracts that are negotiated in conjunction with new contracts are deferred and recognized over the new contract term.

        Revenue related to equipment sales is recognized upon acceptance by the customer, and when all the conditions for revenue recognition have been satisfied. Customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable based on objective evidence. If the elements are separable and separate earnings processes exist, total consideration is allocated to each element based on the relative fair values of the separate elements and the revenue associated with each element is recognized as earned. If separate earnings processes do not exist, total consideration is deferred and recognized ratably over the longer of the contractual period or the expected customer relationship period.

        Advertising costs.    Costs related to advertising are expensed as incurred. Advertising expense was $158 million, $97 million and $181 million for the years ended December 31, 2004, 2003 and 2002, respectively, and is included in selling, general and administrative on our consolidated statements of operations.

        Income taxes.    We are included in the consolidated federal income tax return of QCII. The QCII tax allocation policy treats our consolidated results as if we were a separate taxpayer. The policy requires that each subsidiary pay its tax liabilities in cash based upon each subsidiary's separate return taxable income. To the extent a subsidiary has taxable losses, no funding is received and therefore such benefit is retained by QCII. We are also included in combined state tax returns filed by QCII, and the same payment and allocation policy applies.

        The provision for income taxes consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates expected to apply to the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in operations in the period that includes the enactment date of the rate change. Deferred tax assets are reviewed to determine if they are more likely than not to be realized and, if not, then valuation allowances are established to reduce deferred income tax assets to the amounts expected to be recovered.

        We use the deferral method of accounting for investment tax credits earned prior to the repeal of such credits in 1986. We also defer certain transitional investment tax credits earned after the repeal, as well as investment tax credits earned in certain states. Investment tax credits are included in other long-term liabilities on our consolidated balance sheets. We amortize these credits over the estimated service lives of the related assets as a decrease to our income tax expense in our consolidated statements of operations.

        Cash and cash equivalents.    We utilize the cash management services of QCII. QCII manages our cash in accordance with its cash investment policy, which restricts investments to ensure preservation of principal and maintenance of liquidity. Although cash and cash equivalents balances are generally unsecured, our balances are maintained with financial institutions that QCII and we believe are creditworthy. We consider cash on hand, deposits in banks and investments purchased with original maturities of three months or less to be cash and cash equivalents. Our cash investment policy limits the concentration of investments with specific financial institutions or among certain products and includes criteria related to credit worthiness of any particular financial institution.

        Allowance for doubtful accounts.    The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

        Property, plant and equipment.    Property, plant and equipment are carried at cost, plus the estimated value of any associated legal retirement obligations. Property, plant and equipment are depreciated using the straight-line group method. Under the straight-line group method, assets dedicated to providing telecommunications services (which comprise the majority of our property, plant and equipment) that have similar physical characteristics, use and expected useful lives are categorized in the year acquired on the basis of equal life groups for purposes of depreciation and tracking. Generally, under the straight-line group method, when an asset is sold or retired, the cost is deducted from property, plant and equipment and charged to accumulated depreciation without recognition of a gain or loss. A gain or loss is recognized in our consolidated statements of operations only if a disposal is abnormal or unusual or when a sale involves land or assets associated with the sale of customer contracts. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the lease term. Expenditures for maintenance and repairs are expensed as incurred. Interest is capitalized during the construction phase of network and other internal-use capital projects. Employee-related costs directly related to construction of internal use assets are also capitalized during the construction phase. Property, plant and equipment supplies used internally are carried at average cost, except for significant individual items for which cost is based on specific identification.

        We have asset retirement obligations associated with the removal of a limited group of property, plant and equipment assets. When an asset retirement obligation is identified, usually in association with the acquisition of the asset, we record the fair value of the obligation as a liability. The fair value of the obligation is initially capitalized and then amortized over the estimated remaining useful life of the associated asset. Where the removal obligation is not legally binding, the net cost to remove assets is expensed in the period in which the costs are actually incurred.

        Our policy for asset retirement obligation was changed in 2003 with the adoption of Statement of Financial Accounting Standard ("SFAS") No. 143. Prior to 2003, we included estimated net removal costs (removal costs less salvage) in our group depreciation rates, including those asset retirement obligations that were not legally binding. These costs had been reflected in the calculation of depreciation expense and, therefore, were recognized in accumulated depreciation. The change in policy in 2003 required us to record a cumulative effect of a change in accounting principle charge of $365 million before taxes. The total net income impact of the 2003 change in policy was $219 million ($365 million less an asset retirement obligation of $7 million, net of income taxes of $139 million).

        Impairment of long-lived assets.    We review long-lived assets, other than other intangible assets with indefinite lives, for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. An impairment loss is recognized only if the carrying amount of the asset is not recoverable and exceeds its fair value. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future net cash flows expected to be generated by the asset. If the asset's carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value. We determine fair values by using a combination of comparable market values and discounted cash flows, as appropriate.

        Capitalized software and other intangible assets.    Internally used software, whether purchased or developed, is capitalized and amortized using the straight-line group method over an estimated useful life of 18 months to five years. In accordance with American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", we capitalize certain costs associated with software such as costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with internally developed software are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. The capitalization of software requires judgment in determining when a project has reached the development stage and the period over which we expect to benefit from the use of that software.

        Intangible assets, such as capitalized software are recorded at cost.

        Intangible assets with finite lives are amortized on a straight-line basis over that life. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of an intangible asset, we classify the intangible asset as indefinite lived and such intangible assets are not amortized.

        Derivative instruments.    All derivatives are measured at fair value and recognized as either assets or liabilities on our consolidated balance sheets. Changes in the fair values of derivative instruments that do not qualify as hedges and/or any ineffective portion of hedges are recognized as a gain or loss in our consolidated statement of operations in the current period. Changes in the fair values of derivative instruments used effectively as fair value hedges are recognized in earnings (losses), along with the change in the value of the hedged item. Changes in the fair value of the effective portions of cash flow hedges are reported in other comprehensive income (loss) and recognized in earnings (losses) when the hedged item is recognized in earnings (losses).

        Restructuring charges.    Periodically QCII commits to exit certain business activities, eliminate administrative and network locations, and/or reduce our number of employees. At the time a restructuring plan is approved by QCII, we record a charge to the consolidated statement of operations for our estimated costs associated with the plan. Charges associated with these exits or restructuring plans incorporate various estimates, including severance costs, sublease income and costs, disposal costs, length of time on market for abandoned rented facilities and contractual termination costs. We also record a charge when we permanently cease use of a leased location. Estimates of charges associated with the abandoned operating leases, some of which entail long-term lease obligations, are based on existing market conditions and net amounts that we estimate we will pay in the future. In accordance with SFAS No.146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"), charges associated with the abandoned operating leases recorded in 2003 and subsequent, were measured using the present value of the estimated net amounts we will pay while charges recorded prior to 2003 were measured on an undiscounted basis.

        Fair value of financial instruments.    Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and borrowings and interest rate swap agreements. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate their fair values because of their short-term nature. Our borrowings had a fair value of approximately $8.2 billion at December 31, 2004 and 2003. The fair values of our borrowings are based on quoted market prices where available, if not available, based on discounted future cash flows using current market interest rates. Our interest rate swap agreements had a fair value of $0.2 million at December 31, 2004. We did not have any interest rate swap agreements in effect at December 31, 2003. The fair value of our interest rate swap agreement is based on a valuation provided by the counterparty to the agreement of the amount that the counterparty is willing to exchange in a current transaction to terminate the agreement.

        Stock based compensation.    Some of our employees participate in QCII's stock option plans. These plans are accounted for using the intrinsic-value method allowed under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25") under which no compensation expense is recognized for options granted to employees when the exercise price of those options equals or exceeds the value of the underlying security on the measurement date. Any excess of the stock price on the measurement date over the exercise price is recorded as deferred compensation and amortized over the service period during which the stock option award vests using the accelerated method described in Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans". QCII allocates to us, through a contribution, our share of the deferred compensation expense described herein based on options granted to our employees.

        Had compensation cost for our employees' participation in the QCII stock-based compensation plans been determined under the fair-value method in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", our net income would have been changed to the pro forma amounts indicated in the table below. The amounts for 2003 and 2002 have been adjusted to correctly reflect the options outstanding at the end of each period.

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Net income:
As reported	$991	$1,050	$805
Add: Stock-based employee compensation expense included in net income, net of related tax effects	(2)	2	5
Deduct: Total stock-based employee compensation expense determined under the fair-value-based method for all awards, net of related tax effects	(20)	(22)	(40)

Pro forma	$969	$1,030	$770

        The pro forma amounts reflected above may not be representative of the effects on our reported net income or loss in future years because the number of future shares to be issued under these plans is not known and the assumptions used to determine the fair value can vary significantly. Following are the weighted-average assumptions used with the Black-Scholes option-pricing model to estimate the fair value of all QCII options granted to our employees in 2004, 2003 and 2002:

	Years Ended December 31,
	2004	2003	2002
Risk-free interest rate	2.8%	2.7%	4.1%
Expected dividend yield	0.0%	0.0%	0.0%
Expected option life (years)	4.3	4.4	4.4
Expected stock price volatility	88%	88%	58%
Weighted-average grant date fair value	$3.10	$2.37	$2.25

        Stockholder's equity.    In the normal course of business we transfer assets to and from our parent, QSC. It is QCII's and our policy to record asset transfers to and from QSC based on carrying values.

Recently Adopted Accounting Pronouncements

        We adopted the provisions of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN 46R") in the first quarter of 2004. The adoption of FIN No. 46R did not have a material impact on us.

        In December 2003, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the "Act") became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. We adopted the provisions of FASB Staff Position No. 106-2 ("FSP No. 106-2"), "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003". Accounting for the government subsidy provided under the Act reduced our allocated accumulated post-retirement benefit obligation by $197 million. The Act reduced the prescription drug expense component of our allocated 2004 post-retirement benefit expenses by $28 million. See Note 10—Employee Benefits.

Recently Issued Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R requires that compensation cost relating to share-based payment transactions be recognized in financial statements based on the fair value of the equity or liability instruments issued. We will be required to apply SFAS No. 123R as of the interim reporting period beginning July 1, 2005. SFAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. However, we do not anticipate that the adoption of SFAS No. 123R will have a material impact on our financial position or results of operations.

        In December 2004, the FASB issued SFAS No. 153, which is effective for us starting July 1, 2005. In the past, we were frequently required to measure the value of assets exchanged in non-monetary transactions by using the net book value of the asset relinquished. Under SFAS No. 153, we will measure assets exchanged at fair value, as long as the transaction has commercial substance and the fair value of the assets exchanged is determinable within reasonable limits. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 is not anticipated to have a material effect on our financial position or results of operations.

Note 3: Accounts Receivable

        The following table presents details of our accounts receivable balances:

	December 31,
	2004	2003
	(Dollars in millions)
Trade receivables	$680	$874
Earned and unbilled receivables	210	240
Purchased receivables	189	211
Other receivables	59	100

Subtotal	1,138	1,425
Less: Allowance for bad debts	(72)	(102)

Accounts receivable non-affiliates—net	1,066	1,323
Accounts receivable—affiliates	156	126

Accounts receivable, net	$1,222	$1,449

        We are exposed to concentrations of credit risk from customers within our local service area and from other telecommunications service providers. We generally do not require collateral to secure our receivable balances. We have agreements with other telecommunications service providers whereby we agree to bill and collect on their behalf for services rendered by those providers to our customers within our local service area. We purchase accounts receivable from other telecommunications service providers on a recourse basis and include these amounts in our accounts receivable balance. We have not experienced any significant losses related to these purchased receivables.

Note 4: Property, Plant and Equipment

        The components of property, plant and equipment are as follows:

		December 31,
	Depreciable Lives
		2004	2003
		(Dollars in millions)
Land	N/A	$101	$102
Buildings	30-40 years	2,987	2,948
Communications equipment	7-10 years	18,551	18,453
Other network equipment	8-50 years	18,989	18,660
General purpose computers and other	5-11 years	2,186	2,368
Construction in progress	N/A	99	140

Total property, plant and equipment		42,913	42,671
Less: accumulated depreciation		(27,644)	(26,251)

Property, plant and equipment—net		$15,269	$16,420

        During 2004, in conjunction with our effort to sell certain assets, we determined that the carrying amounts were in excess of our expected sales price, which indicated that our investments in these assets may have been impaired at that date. As a result of such efforts and pursuant to SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), we recorded the following impairment charges:

  •
  Impairment charges totaling $35 million to reduce the carrying value of network supplies held for sale to their estimated fair value based on recent selling prices for comparable assets.

  •
  Impairment charges totaling $19 million for a reduction in the carrying value of pay phone assets to their estimated fair value.

        In accordance with SFAS No. 144, the estimated fair value of the impaired assets becomes the new basis for accounting purposes. As such, approximately $119 million in accumulated depreciation was eliminated against the cost of these impaired assets in connection with the accounting for these impairments. The impact of the impairments is not material to our depreciation expense.

Asset Retirement Obligations

        As discussed in Note 2—Summary of Significant Accounting Policies, we adopted SFAS No. 143 on January 1, 2003.

        Our asset retirement obligations primarily relate to the costs of removing communication equipment from leased properties when the leases expire. The balance of our asset retirement obligations at each of December 31, 2004 and 2003 was $4 million and is included in other long-term liabilities on our balance sheets. Accretion expense and settlements during 2004 and 2003 were not material.

        If the provisions of SFAS No. 143 had been adopted prior to the period ended December 31, 2002, net income for 2002 would have decreased by approximately $45 million.

Note 5: Intangible Assets

        The components of intangible assets are as follows:

		December 31,
		2004		2003
	Amortizable Lives	Carrying Cost	Accumulated Amortization	Carrying Cost	Accumulated Amortization
		(Dollars in millions)
Intangibles with finite lives:
Capitalized software and other intangibles	1.5-5 years	$1,819	$(1,021)	$1,813	$(837)

Total intangible assets		$1,819	$(1,021)	$1,813	$(837)

Amortization Expense

        We recorded amortization expense of $366 million in 2004 for intangibles assets with finite lives. Based on the current balance of intangible assets subject to amortization, the estimated amortization for each of the succeeding 5 years is as follows:

Estimated Amortization Expense
(Dollars in millions)
2005	$333
2006	238
2007	132
2008	70
2009	25

Total	$798

Note 6: Borrowings

Current Borrowings

        As of December 31, 2004 and 2003, our current borrowings consisted of:

	December 31,
	2004	2003
	(Dollars in millions)
Current portion of long-term borrowings	$400	$867
Current portion of capital lease obligations and other	5	14

Total current borrowings	$405	$881

Long-term Borrowings

        As of December 31, 2004 and 2003, our long-term borrowings consisted of the following:

	December 31,
	2004	2003
	(Dollars in millions)
Notes with various rates ranging from 5.50% to 9.125%, including LIBOR* plus 4.75%, with maturities from 2005 to 2043	$7,787	$7,887
Unamortized discount and other	(138)	(157)
Capital lease obligations and other	11	25
Less: current portion	(405)	(881)

Total long-term borrowings	$7,255	$6,874

*
London interbank offering rate

        The indentures governing the notes in the above table contain certain covenants including, but not limited to: (i) a prohibition on certain liens on the assets of Qwest and (ii) a limitation on mergers or sales of all, or substantially all, of the assets of Qwest, which limitation requires that a successor assume the obligation with regard to these notes. These indentures do not contain any cross-default provisions. We were in compliance with all of the covenants at December 31, 2004.

        On August 25, 2004 and September 8, 2004, we purchased approximately $569 million aggregate principal amount of 7.20% notes due November 1, 2004 pursuant to a tender offer. On November 1, 2004, we repaid the remaining $181 million principal amounts due under these notes.

        On August 19, 2004, we issued an aggregate of $575 million of 7.875% notes due September 1, 2011. The notes are unsecured general obligations and will rank equally with all other unsecured and unsubordinated indebtedness. The covenant and default terms are substantially the same as those associated with our other long-term debt. We plan to file an exchange offer registration statement for a new issue of substantially identical notes within 315 calendar days of the date of issuance of the notes. If the exchange offer registration statement does not become effective within 315 calendar days of the date of issuance of the notes or the exchange offer is not consummated within 45 days of the registration statement's effectiveness, the rate at which interest accrues on the notes will increase to 8.125%. The aggregate net proceeds from the offering have been or will be used for general corporate purposes, including funding or refinancing our investments in telecommunications assets. On November 23, 2004, we issued $250 million aggregate principal amount of our 7.875% notes due September 2011, bringing the total principal amount outstanding of such series to $825 million. The aggregate net proceeds from the offering of $264 million have been or will be used for general corporate purposes, including funding or refinancing our investments in telecommunications assets.

        In addition, concurrent with the issuance of the $575 million of notes as described above, we entered into interest rate swap agreements to manage exposure to interest rate movements and to optimize our mixture of floating and fixed-rate debt while minimizing liquidity risk. The effective floating interest rate on the swap agreements is the London interbank offered rate ("LIBOR") plus

3.43%. The interest rate swap agreements are designated as fair-value hedges, which effectively converts this portion of our fixed-rate debt to floating rate through the receipt of fixed-rate amounts in exchange for floating-rate interest payments. The impact on interest expense from these transactions in 2004 was minimal.

        On May 1, 2004, we redeemed the entire $100 million outstanding principal of our 5.65% notes due November 1, 2004 and the entire $41 million outstanding principal amount on our 39-year 5.5% debentures due June 1, 2005 at par.

        On April 30, 2004, QSC made a capital contribution of $2.185 billion to us. We in turn made a capital contribution of this same amount to Qwest Wireless, which used these proceeds to pay off its borrowings. On May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate.

        On June 9, 2003, we entered into a senior term loan with two tranches for a total of $1.75 billion principal amount of indebtedness. The term loan consists of a $1.25 billion floating rate tranche, due in 2007, and a $500 million fixed rate tranche, due in 2010. The term loan is unsecured and ranks equally with all of our indebtedness. The floating rate tranche cannot be prepaid for two years and thereafter is subject to prepayment premiums through 2006. There are no mandatory prepayment requirements. The covenant and default terms are substantially the same as those associated with our other long-term debt. The net proceeds were used to refinance approximately $1.1 billion of our debt due in 2003 and fund or refinance our investment in telecommunications assets.

        The floating rate tranche bears interest at LIBOR plus 4.75% (with a minimum interest rate of 6.50%) and the fixed rate tranche bears interest at 6.95% per annum. The interest rate on the floating rate tranche was 7.39% at December 31, 2004. The lenders funded the entire principal amount of the loan subject to the original issue discount for the floating rate tranche of 1.00% and for the fixed rate tranche of 1.652%.

        An aggregate $1.5 billion principal amount of our outstanding notes due 2012 has been accruing additional interest of 0.25% per annum since October 9, 2002. Once we complete a registered exchange of these notes, this additional interest will cease.

        Our long-term borrowings had the following interest rates and maturities at December 31, 2004:

	Maturities
Interest Rates
	2005	2006	2007	2008	2009	Thereafter	Total
	(Dollars in millions)
Above 5% to 6%	$—	$—	$70	$320	$—	$—	$390
Above 6% to 7%	400	—	90	—	—	1,500	1,990
Above 7% to 8%	—	—	1,250	2	—	2,407	3,659
Above 8% to 9%	—	—	—	—	—	250	250
Above 9%	3	—	—	—	—	1,500	1,503

Total	$403	$—	$1,410	$322	$—	$5,657	7,792

Capital leases							6
Unamortized discount and other							(138)
Less current borrowings							(405)

Total long-term debt							$7,255

Other debt related matters

        At December 31, 2004, QCII had total borrowings of $17.3 billion. Some of these borrowings issued by QCII and QSC are secured by liens on our stock. As a result, ownership of our stock could transfer if either QCII or QSC were to default on their debt obligations.

        As of December 31, 2004, QCII and QSC were in compliance with all of the provisions and covenants of their borrowings.

Interest

        The following table presents the amount of gross interest expense, capitalized interest and cash paid for interest during 2004, 2003 and 2002:

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Gross interest expense	$593	$586	$565
Capitalized interest	(9)	(13)	(24)

Net interest expense	$584	$573	$541

Cash interest paid	$567	$579	$472

Note 7: Transfer of Qwest Wireless Operations

        On April 30, 2004, QSC made a capital contribution of $2.185 billion to us. We, in turn, made a capital contribution of the same amount into Qwest Wireless, which used these proceeds to pay down its $2.185 billion in outstanding borrowings.

        On May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate. The transfer was made in the form of a dividend to QSC, and as a result, no consideration was exchanged. Due to this transfer, we no longer have wireless operations, and the results of Qwest Wireless operations are presented as discontinued operations in these financial statements. Qwest Wireless purchases services from us that previously were eliminated in our consolidation. We now recognize the Qwest revenue from affiliate wireless operations in our consolidated statements of operations.

        The following table presents the summarized results of operations related to our discontinued operations for the years ended December 31, 2004, 2003 and 2002:

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Wireless operating revenue	$168	$594	$694
Qwest revenue from affiliate wireless operations	(43)	(144)	(157)

Net revenue	125	450	537
Costs and expenses:
Costs of sales	64	222	280
Selling, general and administrative	88	211	281
Depreciation and amortization	7	55	129
Asset impairment charges and other	—	230	833

Loss from operations	(34)	(268)	(986)
Other expense	(53)	(143)	(155)

Loss before income taxes	(87)	(411)	(1,141)
Income tax benefit	34	159	444

Loss from discontinued operations	$(53)	$(252)	$(697)

        The following table presents the assets and liabilities associated with our discontinued operations related to our transfer of ownership of Qwest Wireless to an affiliate as of December 31, 2003. This table does not include figures as of December 31, 2004, as ownership of Qwest Wireless operations was transferred on May 1, 2004.

December 31, 2003
(Dollars in millions)
Current transferred assets	$9
Deferred income taxes	146
Property, plant and equipment, net	36
Other assets	166

Total assets associated with discontinued operations	$357

Current borrowings—affiliates	$2,118
Current and long-term portion of liabilities associated with discontinued operations	16

Total liabilities associated with discontinued operations	$2,134

        Current borrowings-affiliates represent short-term borrowings by Qwest Wireless on unsecured lines of credit from related parties. As noted above, on April 30, 2004 Qwest Wireless paid off its $2.185 billion in outstanding borrowings.

Note 8: Restructuring Charges

        The restructuring reserve balances discussed below are included in our consolidated balance sheets in the category of accrued expenses and other current liabilities for the current portion and other long-term liabilities for the long-term portion. Charges and reversals discussed below are included in our consolidated statement of operations in selling, general and administrative expenses. As of December 31, 2004 and 2003, the amounts included as current liabilities were $49 million and $58 million, and the non-current portions were $12 million and $14 million, respectively.

2004 Activities

        An analysis of activity associated with the 2004 restructuring plan as well as prior year restructuring plans is as follows:

		Year Ended December 31, 2004
	January 1, 2004 Balance				December 31, 2004 Balance
		Provisions	Utilization	Reversals
	(Dollars in millions)
2004 restructuring plan	$—	$71	$32	$2	$37
2003 restructuring plan	51	—	35	9	7
2002 and prior restructuring plans	21	4	5	3	17

Total	$72	$75	$72	$14	$61

        During the year ended December 31, 2004, as part of an ongoing effort of evaluating costs of operations, QCII reviewed our employee levels in certain areas of our business. As a result, we established a reserve and recorded a charge to our 2004 consolidated statement of operations for $71 million for costs of severance benefits pursuant to established severance policies. QCII identified approximately 2,100 of our employees from various functional areas to be terminated as part of the 2004 restructuring plan. Through December 31, 2004, approximately 1,900 of the planned reductions had been completed. The remaining 200 planned reductions are expected to occur over the next year, with severance payments generally extending from two to 12 months.

        We do not have separate segments although we contribute to QCII's segments. During the year ended December 31, 2004, our contribution to QCII's 2004 plan restructuring expense, by segment, includes $65 million for wireline and $4 million for other.

        During the year ended December 31, 2004, we utilized $34 million of the 2003 restructuring plan (as described below) reserves for employee severance payments and $1 million for real estate exit-related payments. QCII had identified approximately 1,600 of our employees to be terminated as part of the 2003 restructuring plan and as of December 31, 2004, these employee reductions were complete. As the 2003 employee reduction plan was essentially complete and actual costs were less than originally estimated, we reversed $9 million of severance related reserves during the year ended December 31, 2004.

        During the year ended December 31, 2004, for the 2002 and prior restructuring plans (as described below) we increased our reserves for real estate exit costs by $4 million, primarily due to downward revisions in expected sub-lease rentals, utilized $5 million for real estate exit-related lease obligations, and reversed $3 million of severance related reserves as the employee reductions were complete.

2003 Activities

        During the year ended December 31, 2003, as part of an ongoing effort of evaluating costs of operations, QCII reviewed our employee levels in certain areas of our business. In connection with this restructuring and, as a result, we established a reserve and recorded a charge to our 2003 consolidated statement of operations for $71 million to cover the costs associated with these actions, as more fully described below.

        An analysis of activity associated with the 2003 restructuring plan as well as prior year restructuring and Merger plans is as follows:

		Year Ended December 31, 2003
	January 1, 2003 Balance				December 31, 2003 Balance
		Provisions	Utilization	Reversals
	(Dollars in millions)
2003 restructuring plan	$—	$71	$20	$—	$51
2002 restructuring and prior plans	82	—	47	14	21

Total	$82	$71	$67	$14	$72

        The 2003 restructuring reserve included charges of $65 million related to severance benefits pursuant to established severance policies and $6 million for real estate exit obligations, which primarily include estimated future net payments on abandoned operating leases. QCII identified approximately 1,600 of our employees from various functional areas to be terminated as part of this restructuring.

Through December 31, 2003, approximately 1,100 of the planned reductions had been completed. The real estate exit costs include the net present value of rental payments due over the remaining term of the leases, net of estimated sublease rentals and estimated costs to terminate the leases. Through December 31, 2003, we had utilized $20 million of the 2003 restructuring reserves for severance payments.

        During the year ended December 31, 2003, our contribution to QCII's restructuring expense by segment includes $66 million for wireline and $5 million for other.

        During the year ended December 31, 2003, we utilized $33 million of the 2002 and prior year restructuring plan reserves for employee severance payments, and utilized $14 million for real estate exit-related payments. QCII had identified 7,200 employees to be terminated as part of the 2002 and prior restructuring plans and as of December 31, 2003 these employee reductions were complete. As the 2002 and prior restructuring plans were complete, and actual costs were less than originally estimated, we reversed $14 million of the restructuring reserve during the year ended December 31, 2003. The reversal included $11 million of combined 2001 plan reserves and $3 million of combined 2002 plan reserves. The remaining restructure reserve as of December 31, 2003 for the 2002 and prior restructuring plans included $4 million for severance payments and $17 million for real estate exit costs. The real estate exit-related provision balances are expected to be utilized over the next several years.

2002 Activities

        During the year ended December 31, 2002, in response to shortfalls in employee reductions as part of the 2001 restructuring plan and due to continued declines in our revenue and general economic conditions, QCII identified employee reductions in various functional areas and permanently exited a number of operating and administrative locations. In connection with that restructuring, we established a restructuring reserve and recorded a charge of $108 million to our 2002 consolidated statement of operations to cover the costs associated with these restructuring actions as more fully described below.

		Year Ended December 31, 2002
	January 1, 2002 Balance				December 31, 2002 Balance
		Provisions	Utilization	Reversals
	(Dollars in millions)
2002 restructuring plan	$—	$108	$49	$—	$59
2001 restructuring plan	205	75	124	135	21
Merger-related	38	—	6	30	2

Total	$243	$183	$179	$165	$82

        The 2002 plan provision included $78 million for severance costs and $30 million for real estate exit costs. During the year ended December 31, 2002, $42 million of the reserve was utilized for severance costs and $7 million was utilized for real estate exit costs. Relative to the 2001 restructuring plan, during the year ended December 31, 2002, $107 million of the reserve was utilized for severance costs and $17 million was utilized for real estate exit costs. Also during the year ended December 31, 2002, we accrued an additional $75 million for additional 2001 plan real estate exit costs and reversed $135 million of 2001 plan severance and real estate exit reserves, primarily as actual 2001 plan terminations of 3,700 were lower than the 4,800 that were anticipated in the plan.

        During the year ended December 31, 2002, we utilized $6 million of Merger-related reserves established during 2000 and also reversed $30 million of the Merger-related reserves as those employee reductions and contractual settlements were complete.

Cumulative Plan Utilization

        The following table outlines our utilization of the 2004, 2003, 2002 and prior restructuring and Merger-related plans through December 31, 2004.

	December 31, 2004— Cumulative Utilization
	Severance and Related	Real Estate Exit and Related	Total
	(Dollars in millions)
2004 restructuring plan	$32	$—	$32
2003 restructuring plan	54	1	55
2002 restructuring and prior plans	432	692	1,124

Total cumulative utilization	$518	$693	$1,211

Note 9: Other Financial Information

Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consist of the following:

	December 31,
	2004	2003
	(Dollars in millions)
Accrued property and other taxes	$250	$332
Employee compensation	215	227
Current portion of state regulatory and other legal reserves	121	205
Accrued interest	121	107
Restructuring reserves	49	58
Other	47	27

Total accrued expenses and other current liabilities	$803	$956

Other Long-Term Liabilities

        Other long-term liabilities include principally restructuring liabilities and reserves for contingencies and litigation. Restructuring liabilities are discussed in Note 8—Restructuring Charges and other significant items are discussed in Note 16—Commitments and Contingencies.

Note 10: Employee Benefits

Pension, Post-retirement and Other Post-employment Benefits

        Our employees participate in the QCII pension, post-retirement and other post-employment benefit plans. The amounts contributed by us are not segregated or restricted to pay amounts due to our employees and may be used to provide benefits to other employees of QCII or its affiliates. QCII allocates the cost of pension and post-retirement healthcare and life insurance benefits to us and determines our required contribution. The allocation is based upon demographics of our employees compared to all the remaining participants. For further discussion of the QCII pension, post-retirement and other post-employment benefit plans please see the QCII annual report on Form 10-K for the year ended December 31, 2004 ("QCII 2004 Form 10-K").

        In accordance with SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits", we are required to disclose the amount of our contributions to QCII relative to the QCII pension, post-retirement and other post-employment benefit plans. No pension funding was required during 2004 or 2003 and as of December 31, 2004 and 2003, the fair value of the assets in the qualified pension trust exceeded the accumulated benefit obligation of the qualified pension plan. During 2004 and 2003, we made contributions of $14 and $8 million, respectively to the post-retirement healthcare plan. We expect to contribute approximately $6 million to the post-retirement healthcare plan during 2005.

        Our allocated pension credits for 2004, 2003, and 2002 were $70 million, $108 million, and $160 million, respectively. Our allocated post-retirement benefit costs for 2004, 2003, and 2002 were $229, $297 million, and $107 million, respectively. These allocated amounts represent our share of the pension credits and post-retirement benefit costs based on the actuarially determined amounts.

        For 2004 and 2003, the net pension expense allocated to cost of sales was $104 million and $127 million respectively. For 2002 the net pension credit allocated to cost of sales was $34 million. For 2004 and 2003, the net pension expense allocated to Selling, General and Administrative ("SG&A") was $55 million and $62 million, respectively. For 2002 the net pension credit allocated to SG&A was $19 million.

Medicare Prescription Drug, Improvement and Modernization Act of 2003

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Act") became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. QCII sponsors several post-retirement healthcare plans that provide prescription drug benefits that it deems actuarially equivalent to Medicare Part D. Accordingly, we adopted the provisions of FASB Staff Position FAS No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" in the third quarter of 2004. As a result of adoption, we reduced our accumulated post-retirement benefit obligation by $197 million, and reduced our allocated net periodic post-retirement benefit cost by $27 million in 2004.

Other Benefit Plans

  401(k) plan

        QCII currently sponsors a defined contribution benefit plan covering substantially all management and occupational (union) employees. Under this plan, employees may contribute a percentage of their annual compensation to the plan up to certain maximums, as defined by the plan and by the Internal Revenue Service ("IRS"). Currently, QCII, on our behalf, matches a percentage of our employees' contributions in cash. We made cash contributions in connection with our employees'participation in QCII's 401(k) plan of $28 million for 2004. In addition, QCII, on our behalf, made contributions of QCII common stock valued at $17 million in 2004 and $46 million in 2003.

  Deferred Compensation Plans

        QCII sponsors several deferred compensation plans for various groups that include certain of our current and former management and highly compensated employees. Certain of these plans are open to new participants. Participants in these plans may, at their discretion, invest their deferred compensation in various investment choices, including QCII's common stock.

        Our portion of QCII's deferred compensation obligations for these plans is included on our consolidated balance sheet in other long-term liabilities. Investment earnings, administrative expenses, changes in investment values and increases or decreases in the deferred compensation liability resulting from changes in the investment values are recorded in our consolidated statement of operations. Our deferred compensation liability in the QCII plan as of December 31, 2004 and 2003 was $5 million. Our portion of QCII's deferred compensation plans' assets was $1 million at December 31, 2004, and is included in other long-term assets on our consolidated balance sheets.

Note 11: Stock Incentive Plans

Stock Options

        Our employees participate in the QCII employee stock option plans. The QCII plans are stock-based compensation plans that permit the issuance of stock-based instruments including stock options, stock appreciation rights, restricted stock and phantom units, as well as substitute stock options and restricted stock awards.

        QCII's stock option plans, in which our employees participate, are accounted for using the intrinsic-value method, under which no compensation expense is recognized for options granted to employees with a strike price that equals or exceeds the value of the underlying security on the measurement date. In certain instances, the strike price has been established prior to the measurement date, in which event any excess of the stock price on the measurement date over the exercise price is recorded as deferred compensation and amortized over the service period during which the stock option award vests using the accelerated method described in FIN No. 28. As a result of using the accelerated method, we must occasionally reverse expense previously recorded for options that are forfeited prior to vesting, but after expense has been recorded. For further discussion of QCII employee stock incentive plans see the QCII 2004 Form 10-K.

        QCII charges us for stock-option compensation expense through a contribution to common stock for our share of the deferred compensation expense.

Employee Stock Purchase Plan

        Our employees may participate in QCII's Employee Stock Purchase Plan ("ESPP"). Under the terms of the ESPP, eligible employees may authorize payroll deductions of up to 15% of their base compensation, as defined, to purchase QCII's common stock at a price of 85% of the fair market value of the stock on the last trading day of the month in which the stock is purchased. In accordance with APB No. 25, we do not recognize compensation expense for the difference between the employees' purchase price and the fair market value of the stock.

Note 12: Stockholder's Equity

Common Stock (no par value)

        We have one share of issued and outstanding common stock owned by QSC.

Equity Infusion From QSC, Transfer of Assets and Other Transfers with QSC

        In April 2004, we received a capital contribution of $2.185 billion from QSC related to our transfer of ownership of Qwest Wireless to an affiliate, as further described in Note 7—Transfer of Qwest Wireless Operations. In the normal course of business, we transfer assets to and from QSC. It is our policy to record these asset transfers as contributions or distributions, based on carrying values. During 2002, QSC transferred to us $10 million of net assets, $16 million of tax benefits on stock options and $2 million for stock compensation. During 2003, QSC transferred to us $8 million of net assets and $1 million for stock compensation. During 2004, QSC transferred to us $11 million in net asset transfers. During 2004, 2003 and 2002, we transferred to QSC $32 million, $173 million and $110 million in tax benefits, respectively. During 2004, we transferred to an affiliate $296 million for the net assets of Qwest Wireless. Also, in 2004 we received $332 million in cash from QSC comprised of $286 million for payment of a note receivable and $46 million as an additional equity infusion.

Dividends

        Prior to August 2003, we declared and paid regular dividends to QSC based on our consolidated net income. In August 2003, we modified our dividend practice to exclude the impact of Qwest Wireless's net income (loss) on our consolidated earnings for purposes of determining the amount of regular dividends we declare and pay. During the first quarter of 2004, we declared a dividend of $1.360 billion relating to net income from prior periods that was not declared or paid as dividends in those periods. In July 2004, we modified our dividend practice to balance our financial needs, cash position and credit profile with those of our parent. As a result, going forward, we may declare and pay dividends in excess of our earnings to the extent permitted by applicable law. Our debt covenants do not limit the amount of dividends we can pay to our parent.

        We declared cash dividends to QSC of $2.664 billion, $2.306 billion and $805 million during 2004, 2003 and 2002, respectively. We paid cash dividends of $2.451 billion, $2.880 billion and $1.915 billion in 2004, 2003 and 2002, respectively. At December 31, 2004, we had $412 million in dividends payable.

Contested Liability Trust

        We have established a contested liability trust, or grantor trust, related to the payment of certain contingent obligations. During 2000, the trust was funded with a contribution of a note receivable of $286 million. We recorded the $286 million as an increase to common stock, and the related $286 million note receivable into common stock as well. During 2004 we received $286 million cash from affiliates in settlement of the note receivable.

Note 13: Income Taxes

        The components of the income tax expense from continuing operations are as follows:

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Current tax provision:
Federal	$1,007	$401	$605
State and local	140	52	74

	1,147	453	679

Deferred tax (benefit) expense:
Federal	(414)	184	215
State and local	(35)	38	39

	(449)	222	254

Income tax expense	$698	$675	$933

        The effective tax rate for our continuing operations differs from the statutory tax rate as follows:

	Years Ended December 31,
	2004	2003	2002
	(in percent)
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes—net of federal effect	3.9	3.3	3.0
Other	1.1	0.1	0.3

Effective income tax rate	40.0%	38.4%	38.3%

        The components of the deferred tax assets and liabilities are as follows:

	December 31,
	2004	2003
	(Dollars in millions)
Property, plant and equipment	$(2,669)	$(3,067)
Intangible assets	(321)	(347)
Other	(128)	(45)

Total deferred tax liabilities	(3,118)	(3,459)

Post-retirement benefits—net of pension	865	740
Allowance for doubtful accounts	25	62
Other	146	150

Total deferred tax assets	1,036	952

Net deferred tax liabilities	$(2,082)	$(2,507)

        We paid $1.044 billion, $135 million, and $646 million to QCII, through QSC, for income taxes in 2004, 2003, and 2002, respectively.

        We had unamortized investment tax credits of $97 and $114 million as of December 31, 2004 and 2003, respectively, which are included in other long-term liabilities on our consolidated balance sheets. These credits are amortized over the life of the related asset. Amortization of investment tax credits of $17 million, $11 million, and $10 million are included in the provision for income taxes for the years ended December 31, 2004, 2003, 2002, respectively. At the end of 2004, we had $2 million ($1 million, net of federal income tax) of state investment tax credit carryforwards that will expire between 2016 and 2017 if not utilized.

        In accordance with SFAS No. 109, "Accounting for Income Taxes", we have performed an evaluation of the recoverability of our deferred tax assets. It is our opinion that it is more likely than not that the deferred tax assets will be realized and should not be reduced by a valuation allowance.

Note 14: Contribution to QCII Segments

        Our operations are integrated into and are part of the segments of the QCII consolidated group. The chief operating decision maker ("CODM") for QCII makes resource allocation decisions and assessments of financial performance for the consolidated group based on wireline, wireless and other segmentation. For more information about QCII's reporting segments, see the QCII 2004 Form 10-K. Our business contributes to the segments reported by QCII, but the QCII CODM reviews our financial information only in connection with our quarterly and annual filings. Consequently, we do not provide discrete financial information for Qwest Corporation to the CODM on a regular basis.

        Due to the May 1, 2004 transfer of our wireless operations to one of our affiliates, we no longer include wireless revenue and expenses in our continuing operations. Wireless revenue and expenses are included in our discontinued operations. See Note 7—Transfer of Wireless Operations. Following the transfer of the wireless operations, essentially all of our operations contribute to QCII's wireline services segment. As such, we no longer report our contribution to QCII's segments as this information does not differ materially from our consolidated statements of operations. We will, however, continue to provide the following enterprise-wide information on revenues from external customers for each group of similar products and services.

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Voice services	$7,118	$7,881	$8,599
Data and Internet services	2,137	2,126	2,189
Other services	12	20	23

Operating revenue from external customers	$9,267	$10,027	$10,811

        Voice services revenue includes local voice services, IntraLATA long-distance voice services and access services. Local voice services revenue includes revenue from basic local exchange services, switching services, customer calling features, enhanced voice services, operator services, public telephone services, collocation services and customer premises equipment. Local voice services revenue also includes revenue from the provision of, on a wholesale basis, network transport, billing services and access to our local network. IntraLATA long-distance voice services revenue includes revenue from IntraLATA long-distance voice services revenue within our local service area. Access services revenue includes fees charged to other long-distance providers to connect to our network.

        Data and Internet services revenue includes data services (such as traditional private lines, wholesale private lines, frame relay and asynchronous transfer mode) and Internet services (such as DSL and Internet dial access).

        Other services revenue is predominantly derived from subleases of some of our unused real estate assets, such as space in our office buildings, warehouses and other properties.

        Although revenue from affiliates provided more than ten percent of our total operating revenue, we do not have any single major unrelated customer that provides more than ten percent of our operating revenues.

Note 15: Related Party Transactions

        We purchase services from our affiliates, such as marketing and advertising, information technology, product and technical services as well as general support services. We provide to our affiliates telephony and data services and other services.

        Our affiliates provide services and also contract services from third parties on our behalf. In the latter case, the third parties bill our affiliates who in turn charge us for our respective share of these third party expenses. Our affiliates charge us for services rendered by their employees primarily by applying a fully distributed costs ("FDC") methodology. FDC rates are determined using salary rates, including factors for taxes, employee benefits, facilities and overhead costs. These salary rates are charged to us based on hours worked. In addition, our affiliates charge market prices for telecommunications services that they also provide to third party customers.

        We charge our affiliates based on tariffed rates for telephony and data services. We bill either FDC or market rates for other services.

        We describe in further detail below the services provided by our affiliates.

Marketing, Sales and Advertising

        Marketing, sales and advertising, which support joint marketing of our services, include the development of marketing and advertising plans, sales unit forecasts, market research, sales training and compensation plans.

Information Technology Services

        Information technology services primarily include the labor cost of developing, testing and implementing the system changes necessary to support order entry, provisioning and billing of services, as well as the cost of improving, maintaining and operating our shared internal communications networks.

Product and Technical Services

        Product and technical services relate to forecasting demand volumes and developing plans around network utilization and optimization, developing and implementing plans for overall product development, provisioning and customer care.

General Support Services

        General support services include legal, regulatory, general finance and accounting, tax, human resources and executive support.

Other

        This category includes the costs of miscellaneous services such as rental of office space, procurement and communications services.

        Included in our consolidated statement of operations and balance sheets are the following:

	Years Ended December 31,
	2004	2003	2002
	(Dollars in millions)
Revenue—affiliates	$1,064	$784	$568
Cost of sales—affiliates	$306	$420	$359
SG&A—affiliates	$1,204	$1,315	$1,226
	As of December 31,
	2004	2003
	(Dollars in millions)
Accounts receivable—affiliates	$156	$126
Accounts payable—affiliates	$675	$591

Note 16: Commitments and Contingencies

Commitments

  Payment obligations

        The following table summarizes our future contractual cash obligations, as of December 31, 2004:

	Payments Due by Period
	2005	2006	2007	2008	2009	Thereafter	Total
	(Dollars in millions)
Future Contractual Obligations(1)(2)(3)
Long-term debt	$403	$—	$1,410	$322	$—	$5,657	$7,792
Interest on debt(4)	589	560	516	458	440	4,922	7,485
Capital lease obligations	3	2	2	2	1	8	18
Operating leases	115	85	80	71	54	241	646
Purchase commitment obligations	66	56	14	1	—	—	137

Total future contractual cash obligations	$1,176	$703	$2,022	$854	$495	$10,828	$16,078

(1)
The table does not include our open purchase orders as of December 31, 2004. These are primarily purchase orders at fair value that are cancelable without penalty and are part of normal operations.

(2)
This table does not include accounts payable of $1.042 billion, dividends payable to QSC of $412 million, accrued expenses and other current liabilities of $803 million, deferred income taxes of $2.194 billion and other long-term liabilities of $531 million, all of which are recorded on our December 31, 2004 consolidated balance sheets.

(3)
We have certain long-term, non-cancelable purchase commitments for advertising and promotion services. We also have service related commitments with various vendors for data processing, technical and software support. In addition, we have telecommunications commitments with CLECs, IXCs and third-party vendors that require us to make payments to purchase network services, capacity and telecommunications equipment. These commitments generally require us to maintain minimum monthly and/or annual billings, based on usage. Future payments under certain services contracts will vary depending on our actual usage. In the table above we estimated payments for these service contracts based on the level of services we expect to receive.

(4)
Interest expense in all years will differ due to refinancing of debt. Interest on our floating rate debt was calculated for all years using the rates effective as of December 31, 2004.

        Employee Benefit Plans.    QCII offers pension and post-retirement benefits to our employees, some of which are due under contractual agreements. Pension and certain post-retirement benefits are paid through trusts and therefore are not included in this table, as we are not able to reliably estimate our portion of future required contributions to the trusts. As of December 31, 2004, QCII's qualified defined benefit pension plan is fully funded. As of December 31, 2004 we have a liability of $2.833 billion for our allocation of QCII's post-retirement and other post-employment benefit obligations. The liability is impacted by various actuarial assumptions and will differ from the sum of the future value of actuarially estimated payments. See further discussion of our benefit plans in Note 10—Employee Benefits.

  Capital Leases

        We lease certain office facilities and equipment under various capital lease arrangements. Assets acquired through capital leases during 2004, 2003 and 2002 were $1 million, $9 million and $16 million, respectively. Assets recorded under capitalized lease agreements included in property, plant and equipment consisted of $35 million, $94 million and $236 million of cost less accumulated amortization of $14 million, $63 million and $158 million at December 31, 2004, 2003 and 2002, respectively.

        The future minimum payments under capital leases as of December 31, 2004 are as follows:

Capital Lease Obligations
(Dollars in millions)
Total minimum payments	$18
Less: amount representing interest	(12)

Present value of minimum payments	6
Less: current portion	(2)

Long-term portion	$4

  Operating Leases

        Certain office facilities, real estate and equipment are subject to operating leases. We also have easement (or right-of-way) agreements with railroads and public transportation authorities that are accounted for as operating leases. Rent expense under these operating leases was $162 million, $172 million and $207 million during 2004, 2003 and 2002, respectively, net of sublease rentals of $7 million, $4 million and $4 million, respectively. Minimum operating leases as reported in the table above have not been reduced by minimum sublease rentals of $42 million to be realized under non-cancelable subleases.

  Letters of credit

        At December 31, 2004, the amount of letters of credit outstanding was $4 million and we did not have any outstanding guarantees.

Contingencies

        QCII is involved in several legal proceedings to which we are not a party that, if resolved against QCII, could have a material adverse effect on our business and financial condition. We have included below a discussion of these matters, together with a discussion of those matters to which we are a party (primarily those discussed below under the "Regulatory Matters" subheading, as well as the "Colorado action" described below). Only those matters to which we are a party represent contingencies for which we have recorded, or could reasonably anticipate recording, an accrual.

        Throughout this note, when we refer to a class action as "putative" it is because a class has been alleged, but not certified, in that matter. Until and unless a class has been certified by the court, it has not been established that the named plaintiffs represent the class of plaintiffs they purport to represent.

DOJ Investigation and Securities Actions

        The DOJ investigation and the securities actions described below present material and significant risks to QCII. The size, scope and nature of the restatements of our and QCII's consolidated financial statements for 2001 and 2000, which are described in QCII's previously issued consolidated financial statements for the year ended December 31, 2002 ("QCII's 2002 Financial Statements"), affect the risks presented by these actions and the DOJ investigation, as these matters involve, among other things, QCII's prior accounting practices and related disclosures. Plaintiffs in certain of the securities actions have alleged QCII's restatement of items in support of their claims. We can give no assurance as to the impacts on our and QCII's financial results or financial condition that may ultimately result from all of these matters. During 2003 and 2004, QCII recorded reserves in its financial statements totaling $750 million in connection with these matters. On October 21, 2004, QCII entered into a settlement with the SEC concluding a formal investigation concerning QCII's accounting and disclosures, among other subjects, that began in April 2002. The $750 million reserve was reduced by $125 million in December 2004 as a result of a payment in that amount in connection with QCII's SEC settlement. The remaining reserve amount represents a final payment to be made in connection with the SEC settlement in the amount of $125 million and the minimum estimated amount of loss QCII believes is probable with respect to the securities actions described below.

        QCII has recorded its estimate of the minimum liability because no estimate of probable loss for these matters is a better estimate than any other amount. If the recorded reserve that will remain after QCII has paid the amount owed under the SEC settlement is insufficient to cover these other matters, QCII will need to record additional charges to its statement of operations in future periods. Additionally, QCII is unable at this time to provide a reasonable estimate of the upper end of the range of loss associated with these remaining matters due to their preliminary and complex nature, and, as a result, the amount QCII has reserved for these matters is its estimate of the lowest end of the possible range of loss. The ultimate outcomes of these matters are still uncertain and there is a significant possibility that the amount of loss QCII may ultimately incur could be substantially more than the reserve it has provided.

        At this time, QCII believes that it is probable that a portion of the recorded reserve for the securities actions will be recoverable from a portion of the insurance proceeds that were placed in a trust to cover its losses and the losses of individual insureds following its November 12, 2003 settlement of disputes with certain of its insurance carriers related to, among other things, the investigations and securities actions described below. The insurance proceeds are subject to claims by QCII and other insureds for, among other things, the costs of defending certain of these matters and, as a result, such proceeds are being depleted over time. In any event, the terms and conditions of applicable bylaws, certificates or articles of incorporation, or agreements or applicable laws may obligate us to indemnify our current and former directors, officers and employees with respect to certain liabilities, and we have been advancing legal fees and costs to many current and former directors, officers and employees in connection with the investigations, securities actions and certain other litigation.

        QCII continues to defend against the securities actions vigorously and is currently unable to provide any estimate as to the timing of the resolution of these actions. Any settlement of or judgment in one or more of these actions substantially in excess of QCII's recorded reserves could have a significant impact on QCII, and QCII can give no assurance that it will have the resources available to pay any such judgment. The magnitude of any settlement or judgment resulting from these actions could materially and adversely affect QCII's ability to meet its debt obligations and its financial condition, potentially impacting its credit ratings, its ability to access capital markets and its compliance with debt covenants. In addition, the magnitude of any such settlement or judgment may cause QCII to draw down significantly on its cash balances, which might force it to obtain additional financing or explore other methods to generate cash. Such methods could include issuing additional securities or selling assets. As a wholly owned subsidiary of QCII, our business operations and financial condition would be similarly affected.

  DOJ Investigation

        On July 9, 2002, QCII was informed by the U.S. Attorney's Office for the District of Colorado of a criminal investigation of QCII's business. QCII believes the U.S. Attorney's Office is investigating various matters that include the transactions related to the various adjustments and restatements described in QCII's 2002 Financial Statements, transactions between QCII and certain of its vendors and certain investments in the securities of those vendors by individuals associated with QCII, and certain prior disclosures made by QCII. QCII is continuing in its efforts to cooperate fully with the U.S. Attorney's Office in its investigation. However, QCII cannot predict the outcome of this investigation or the timing of its resolution.

        On October 21, 2004, QCII entered into a settlement with the SEC, concluding a formal investigation concerning its accounting and disclosures, among other subjects.

  Securities Actions

        QCII is a defendant in the securities actions described below. Plaintiffs in these actions have variously alleged, among other things, that QCII violated federal and state securities laws, engaged in fraud, civil conspiracy and negligent misrepresentation, and breached fiduciary duties owed to investors and current and former employees. Other defendants in one or more of these actions include current and former directors of QCII, former officers and employees of QCII, Arthur Andersen LLP, certain investment banks and others.

  •
  Consolidated securities action. Twelve putative class actions purportedly brought on behalf of purchasers of publicly traded securities of QCII between May 24, 1999 and February 14, 2002 have been consolidated into a consolidated securities action pending in federal district court in Colorado. The first of these actions was filed on July 27, 2001. Plaintiffs allege, among other things, that defendants issued false and misleading financial results and made false statements about QCII's business and investments, including making materially false statements in certain QCII registration statements. The most recent complaint in this matter seeks unspecified compensatory damages and other relief. However, counsel for plaintiffs has indicated that the putative class will seek damages in the tens of billions of dollars.

  •
  ERISA action. Seven putative class actions purportedly brought on behalf of all participants and beneficiaries of the Qwest Savings and Investment Plan and predecessor plans, or the Plan, from March 7, 1999 until January 12, 2004 have been consolidated into a consolidated action in federal district court in Colorado. These suits also purport to seek relief on behalf of the Plan. QCII expects that an eighth action purportedly brought on behalf of the Plan will also be consolidated into the consolidated action. The first of these actions was filed in March 2002. Plaintiffs assert breach of fiduciary duty claims against QCII and others under the Employee Retirement Income Security Act of 1974, as amended, alleging, among other things, various improprieties in managing holdings of QCII stock in the Plan assets. Plaintiffs seek damages, equitable and declaratory relief, along with attorneys' fees and costs and restitution.

  •
  Colorado action. A putative class action purportedly brought on behalf of purchasers of QCII's stock between June 28, 2000 and June 27, 2002 and owners of U S WEST stock on June 28, 2000 is pending in Colorado in the District Court for the County of Boulder. We are also a defendant in this action. This action was filed on June 27, 2002. Plaintiffs allege, among other things, that the defendants issued false and misleading statements and engaged in improper accounting practices in order to accomplish the Merger, to make QCII appear successful and to inflate the value of QCII's stock. Plaintiffs seek unspecified monetary damages, disgorgement of illegal gains and other relief.

  •
  New Jersey action. An action by the State of New Jersey (Treasury Department, Division of Investment), or New Jersey, is pending in the New Jersey Superior Court, Mercer County. This action was filed on November 27, 2002. New Jersey alleges, among other things, that defendants caused QCII's stock to trade at artificially inflated prices by employing improper accounting practices and by issuing false statements about QCII's business, revenues and profits, and contends that it incurred hundreds of millions of dollars in losses. Among other requested relief, New Jersey seeks from the defendants, jointly and severally, compensatory, consequential, incidental and punitive damages.

  •
  CALSTRS action. An action by the California State Teachers' Retirement System, or CalSTRS, is pending in the Superior Court of the State of California in and for the County of San Francisco. This action was filed on December 10, 2002. CalSTRS alleges, among other things, that defendants engaged in a scheme to falsely inflate QCII's revenue and decrease its expenses so that QCII would appear more successful than it actually was during the period in which CalSTRS purchased QCII securities, and asserts that defendants' actions caused it to lose in excess of $150 million invested in QCII's equity and debt securities. Plaintiffs seek compensatory, special and punitive damages, restitution, pre-judgment interest and costs.

  •
  SURSI action. An action by the State Universities Retirement System of Illinois, or SURSI, is pending in the Circuit Court of Cook County, Illinois. This action was filed on January 10, 2003. SURSI alleges, among other things, that defendants engaged in a scheme to falsely inflate QCII's revenues and decrease its expenses by improper conduct related to transactions with various customers and suppliers and claims that its losses from investments in QCII securities are in excess of $12.5 million. SURSI seeks, among other things compensatory and punitive damages, costs, equitable relief, including an injunction to freeze or prevent disposition of the defendants' assets, and disgorgement.

  •
  SPA action. An action by Stichting Pensioenfonds ABP, or SPA, is pending in federal district court in Colorado. This action was filed on February 9, 2004. SPA alleges, among other things, that defendants created a false perception of QCII's revenues and growth prospects and that its losses from investments in QCII securities are in excess of $100 million. SPA seeks, among other things, compensatory and punitive damages, rescission or rescissionary damages, pre-judgment interest, attorneys' fees and costs.

  •
  SHC action. An action by Shriners Hospital for Children, or SHC, is pending in federal district court in Colorado. This action was filed on March 22, 2004. SHC alleges, among other things, that defendants issued false and misleading financial reports about QCII. SHC alleges compensatory damages of approximately $17 million. SHC seeks compensatory and punitive damages, interest, costs and attorneys' fees.

  •
  TRSL action. An action by the Teachers' Retirement System of Louisiana, or TRSL, is pending in federal district court in Colorado. This action was filed on or about March 30, 2004. TRSL alleges, among other things, that defendants issued false and misleading financial reports about QCII. TRSL alleges compensatory damages of approximately $23 million. TRSL seeks compensatory and punitive damages, interest, costs and attorneys' fees.

  •
  NYC Funds action. An action by a number of New York City pension and retirement funds, or NYC Funds, is pending in federal district court in Colorado. This action was filed on September 22, 2004. NYC Funds allege, among other things, that defendants created a false perception of QCII's revenues and growth prospects and that their losses from investments in QCII securities are in excess of $300 million. NYC Funds seek, among other things, compensatory and punitive damages, rescission or rescissionary damages, pre-judgment interest, attorneys' fees and costs.

KPNQwest Litigation

        A putative class action is pending in the federal district court for the Southern District of New York against QCII, certain of its former executives who were also on the supervisory board of KPNQwest (in which QCII was a major shareholder), and others. This lawsuit was initially filed on October 4, 2002 against Willem Ackermans, the former Executive Vice President and Chief Financial Officer of KPNQwest. The second amended complaint alleges, on behalf of certain purchasers of KPNQwest securities, that, among other things, defendants engaged in a fraudulent scheme and deceptive course of business in order to inflate KPNQwest revenue and the value of KPNQwest securities. Plaintiffs seek compensatory damages and/or rescission as appropriate against defendants, as well as an award of plaintiffs' attorneys' fees and costs.

        On October 31, 2002, Richard and Marcia Grand, co-trustees of the R.M. Grand Revocable Living Trust, dated January 25, 1991, filed a lawsuit in Arizona Superior Court which, as amended, alleges, among other things, that the defendants violated state and federal securities laws and breached their fiduciary duty in connection with investments by plaintiffs in securities of KPNQwest. QCII is a defendant in this lawsuit along with Qwest B.V., Joseph Nacchio, QCII's former Chairman and Chief Executive Officer, and John McMaster, the former President and Chief Executive Officer of KPNQwest. Plaintiffs claim to have lost approximately $10 million in their investments in KPNQwest.

        On June 25, 2004, J.C. van Apeldoorn and E.T. Meijer, in their capacities as trustees in the Dutch bankruptcy proceeding for KPNQwest, filed a complaint in federal district court for the District of New Jersey alleging violations of the Racketeer Influenced and Corrupt Organizations Act, and breach of fiduciary duty and mismanagement under Dutch law. QCII is a defendant in this lawsuit along with Joseph Nacchio, Robert S. Woodruff, Qwest's former Chief Financial Officer, and John McMaster. Plaintiffs allege, among other things, that defendants' actions were a cause of the bankruptcy of KPNQwest and the bankruptcy deficit of KPNQwest was in excess of $3 billion. Plaintiffs seek compensatory and punitive damages, as well as an award of plaintiffs' attorneys' fees and costs.

        The three KPNQwest litigation matters described above and the KPNQwest matter described in Note 17—Subsequent Events are in preliminary phases and QCII continues to defend against the three filed cases vigorously and will likewise defend against the fourth matter if it is filed. QCII has not yet conducted discovery on plaintiffs' possible recoverable damages and other relevant issues. Thus, QCII is unable at this time to estimate reasonably a range of loss that it would incur if the plaintiffs in one or more of these matters were to prevail. Any settlement or judgment in certain of these matters could be significant, and QCII can give no assurance that it will have the resources available to pay any such judgment. In the event of an adverse outcome in certain of these matters, QCII's financial condition and its ability to meet its debt obligations could be materially and adversely affected. As a wholly owned subsidiary of QCII, our business operations and financial condition would be similarly affected.

Regulatory Matters

        As described below, formal proceedings against us have been initiated with the public utilities commissions in several states alleging, among other things, that we, in contravention of federal and state law, failed to file interconnection agreements with the state commissions and that we therefore allegedly discriminated against various CLECs. The complainants seek fines, penalties and/or carrier credits.

  •
  Minnesota. On February 14, 2002, the Minnesota Department of Commerce filed a formal complaint against us with the Minnesota Public Utilities Commission. On November 1, 2002, the Minnesota Commission issued a written order finding against us. The Minnesota Commission's final, written decision was issued on May 21, 2003 and would require a penalty payment to the state of approximately $26 million and payments of carrier credits of approximately $18 million. Of the $18 million, about $3 million has been released by the carriers in bankruptcy proceedings. The Minnesota Commission, the carriers and Qwest each appealed portions of the decision to the federal district court in Minnesota, and the district court upheld the penalty and vacated the carrier credits. The Minnesota Commission, the carriers and Qwest each have appealed to the Eighth Circuit Court of Appeals.

  •
  Colorado. On April 15, 2004, Qwest and the Office of Consumer Counsel for Colorado entered into a settlement, subject to Colorado Commission approval, that would require Qwest to pay $7.5 million in contributions to state telecommunications programs and that offers CLECs credits that could total approximately $9 million. The administrative law judge recommended rejection of the settlement and the initiation of a show cause docket against Qwest. The administrative law judge's recommendation will come before the Commission on motions for reconsideration.

  •
  New Mexico. On April 29, 2004, the New Mexico Staff recommended penalties totaling $5.05 million. New Mexico CLECs have also requested carrier credits. In December 2004, QCII, the Staff, the New Mexico Attorney General and party-CLECs entered into and filed for approval a settlement that would resolve all claims for penalties and credits for a total payment of $3.5 million. On January 26, 2005, the administrative law judge certified and recommended approval of the proposed settlement. (See update at Note 17—Subsequent Events)

  •
  Washington. On November 9, 2004, Qwest and the Staff of the Washington Commission entered into a settlement under which Qwest agreed to pay a penalty of $7.8 million. This settlement does not require Qwest to provide any credits to CLECs. On February 28, 2005, the Washington Commission entered an order approving the settlement and closing the docket.

  •
  Oregon. Oregon is considering a stipulation between Qwest and the Oregon Staff for the payment of a penalty of approximately $1 million.

        Also, some telecommunications providers have filed private actions based on facts similar to those underlying these administrative proceedings. These private actions, together with any similar, future actions, could result in additional damages and awards that could be significant.

        To the extent appropriate we have provided reserves for the above matters. We have other regulatory actions pending in local regulatory jurisdictions, which call for price decreases, refunds or both. These actions are generally routine and incidental to our business.

Other Matters

        In January 2001, an amended class action complaint was filed in Denver District Court against QCII, certain former officers and certain current and former directors on behalf of stockholders of U S WEST. The complaint alleges that QCII had a duty to pay a quarterly dividend to U S WEST stockholders of record as of June 30, 2000. Plaintiffs further claim that the defendants attempted to avoid paying the dividend by changing the record date from June 30, 2000 to July 10, 2000, a claim QCII denies. Plaintiffs seek damages of approximately $272 million plus interest, a constructive trust upon QCII's assets in the amount of the dividend, costs, and attorneys' fees on behalf of the class which was certified by the court on January 31, 2005.

        Several putative class actions relating to the installation of fiber optic cable in certain rights-of-way were filed on various dates in various courts against QCII on behalf of landowners in California, Colorado, Georgia, Illinois, Indiana, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas. The complaints challenge QCII's right to install its fiber optic cable in railroad rights-of-way and, in Colorado, Illinois and Texas, also challenge QCII's right to install fiber optic cable in utility and pipeline rights-of-way. The complaints allege that the railroads, utilities and pipeline companies own a limited property right-of-way that did not include the right to permit QCII to install QCII's fiber optic cable in the right-of-way without their consent. The Indiana action purports to be on behalf of a national class of landowners adjacent to railroad rights-of-way over which QCII's network passes. The California, Colorado, Georgia, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas actions purport to be on behalf of a class of such landowners in those states, respectively. The Illinois action purports to be on behalf of landowners adjacent to railroad rights-of-way over which QCII's network passes in Illinois, Iowa,

Kentucky, Michigan, Minnesota, Nebraska, Ohio and Wisconsin. The complaints seek damages on theories of trespass and unjust enrichment, as well as punitive damages. District court approval of a proposed nationwide settlement of all these matters (except those in Louisiana) was vacated by the Seventh Circuit Court of Appeals in October 2004. This ruling is subject to discretionary review by the Supreme Court of the United States.

        On January 20, 2004, QCII filed a complaint in the District Court for the City and County of Denver against KMC Telecom LLC and several of its related parent or subsidiary companies (collectively, "KMC"). Subsequently, QCII filed an amended complaint to name additional defendants, including General Electric Capital Corporation ("GECC"), one of KMC's lenders, and GECC filed a complaint in intervention. QCII is seeking a declaration that a series of agreements with KMC and its lenders are not effective because conditions precedent were not satisfied and to recoup other damages and attorneys' fees and costs. These agreements would obligate QCII to pay a net incremental amount of approximately $105 million if determined to be effective. GECC and KMC have asserted counterclaims for declaratory judgment and anticipatory breach of contract. GECC and KMC seek a declaration that the relevant agreements are in effect and claim monetary damages for anticipatory breach of the agreements and their attorneys' fees and costs.

        The Internal Revenue Service, or IRS, proposed a tax adjustment for tax years 1994 through 1996. The principal issue involves QCII's allocation of costs between long-term contracts with customers for the installation of conduit or fiber optic cable and additional conduit or fiber optic cable retained by QCII. The IRS disputes QCII's allocation of the costs between it and third parties. Similar claims have been asserted against QCII with respect to the 1997 to 1998 and the 1998 to 2001 audit periods. The 1994-1996 claim is currently being litigated in the Tax Court and QCII does not believe the IRS will be successful although the ultimate outcome is uncertain. If QCII were to lose this issue for the tax years 1994 through 1998, QCII estimates that it would have to pay $57 million plus interest pursuant to tax sharing agreements with the Anschutz Company relating to those time periods.

        In 2004, QCII recorded income tax expense of $158 million related to a change in the expected timing of deductions related to its tax strategy, referred to as the Contested Liability Acceleration Strategy ("CLAS"), which it implemented in 2000. CLAS is a strategy that sets aside assets to provide for the satisfaction of asserted liabilities associated with litigation in a tax efficient manner. CLAS accelerated deductions for contested liabilities by placing assets for potential litigation liabilities out of the control of the Company and into trusts managed by a third party trustee. In July 2004, QCII was formally notified by the IRS that it was contesting the CLAS tax strategy. Also in July 2004, in connection with the preparation of its financial statements for the fiscal quarter ended June 30, 2004, and as a result of a series of notices on CLAS strategies issued by the IRS and the receipt of legal advice with respect thereto, QCII adjusted its accounting for CLAS as required by SFAS No. 109. The change in expected timing of deductions caused an increase in QCII's liability for uncertain tax positions and a corresponding increase in its net operating loss carry-forwards ("NOLs"). Because QCII is not currently forecasting future taxable income sufficient to realize the benefits of this increase in its NOLs it recorded an increase in its valuation allowance on deferred tax assets as required by SFAS No. 109. Additionally, in September 2004 the IRS proposed a penalty of $37 million on this strategy. QCII believes that the imposition of a penalty is not appropriate as it acted in good faith in implementing this tax strategy in reliance on two contemporaneous tax opinions and adequately disclosed this transaction to the IRS in its initial and subsequent tax returns. QCII intends to vigorously defend its position on this and other tax matters.

Note 17: Subsequent Events

        On January 20, 2005, Citibank, N.A., Deutsche Bank AG London, ABN AMRO Bank N.V. and others notified QCII of their intent to file a complaint in the District Court for the City and County of Denver, State of Colorado, that would allege, among other things, fraud, misrepresentation, breach of fiduciary duty and related aiding and abetting claims, in connection with the origination of a credit facility and subsequent borrowings made by KPNQwest of approximately €300 million under that facility. They have indicated that QCII would be a defendant in this threatened lawsuit along with Joseph Nacchio, John McMaster, Drake Tempest, QCII's former General Counsel, and other former employees of QCII or KPNQwest. Plaintiffs have indicated their intention to seek compensatory damages (including interest), statutory and punitive damages and an award of plaintiffs' attorneys' fees and costs.

        During February and March 2005 QCII submitted several proposals to the Board of Directors of MCI proposing the acquisition of MCI by QCII, notwithstanding the fact that MCI had entered into an agreement to be acquired by Verizon Communications Inc. After delivering to MCI QCII's most recent proposal on March 28, 2005, MCI announced it had entered into an amended agreement with Verizon pursuant to which Verizon agreed to increase the amount of consideration it would pay in its proposed acquisition of MCI. QCII is assessing the situation in order to determine what is in the best interests of shareholders, customers and employees. QCII cannot provide any assurance as to whether it will be successful in its effort to acquire MCI or, if it is, that it will be able to realize synergies in the amounts, at the times and at the related costs projected, or that regulatory approvals will be received within the timeframe projected and that such approvals will not be materially adverse to the projected operations of the combined company following any merger.

        The New Mexico state regulatory commission is conducting a proceeding to investigate whether we are in compliance with or are likely to meet a commitment that we made in 2001 to invest in communications infrastructure in New Mexico through March of 2006 pursuant to an Alternative Form of Regulation ("AFOR"). Multiple parties filed comments in that proceeding and variously argue that we should be subject to a range of requirements including an escrow account for capital spending, new investment obligations, and customer credits or price reductions. On March 8, 2005, the Commission ruled orally and issued informal "Decision Points." The Commission has not yet issued a formal written order.

        The Commission's Decision Points state that Qwest's level of investment is significantly below its obligation and the trend in investment expenditures strongly suggests that there will be a major shortfall at the end of the AFOR period unless the Commission addresses the matter. The Decision Points also state that Qwest must invest $788 million over the life of the AFOR plan, and if Qwest fails to satisfy its commitment the shortfall must be credited or refunded to Qwest's customers. The Commission will be opening an enforcement docket to consider, among other things, Qwest's reports of its investments and whether and when to extend credits to Qwest's customers. Qwest will continue to vigorously defend this action, including the Commission's contentions regarding customer credits or refunds; however, this action could result in awards and damages that could be significant.

Note 18: Quarterly Financial Data (Unaudited)

	Quarterly Financial Data
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Dollars in millions)
2004
Operating revenue	$2,617	$2,564	$2,560	$2,590	$10,331
Operating income	624	487	587	617	2,315
Income before cumulative effect of change in accounting principle	253	198	274	266	991
Net income	253	198	274	266	991
2003
Operating revenue	$2,757	$2,707	$2,710	$2,637	$10,811
Operating income	688	581	575	468	2,312
Income before cumulative effect of change in accounting principle	304	248	86	193	831
Net income	523	248	86	193	1,050

Second Quarter 2004

Includes a charge of $33 million for restructuring net of taxes.

First Quarter 2003

Includes $219 million of net income due to the cumulative effect of change in accounting principle.

Third Quarter 2003

Includes loss from discontinued operations of $175 million net of taxes.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
Qwest Corporation:

Under date of February 28, 2005, except for note 17, as to which the date is March 30, 2005, we reported on the consolidated balance sheets of Qwest Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2004, as contained herein. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule, Schedule II—Valuation and Qualifying Accounts. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                      KPMG LLP

Denver, Colorado
February 28, 2005

QWEST CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(DOLLARS IN MILLIONS)

	Balance at beginning of period	Charged to expense	Deductions	Balance at end of period
Allowance for doubtful accounts:
2004	102	32	62	72
2003*	96	125	119	102
2002*	84	260	248	96

*
The 2003 and 2002 figures on the table above have been adjusted to reflect the discontinuance of our wireless operations.

PROSPECTUS

$825,000,000

Qwest Corporation

Exchange Offer for All Outstanding

7.875% Notes due 2011
(CUSIP Nos. 74913GAD7, U7490RAB5 and U7490RAD1)
for new
7.875% Notes due 2011
which have been registered under the Securities Act of 1933

                  , 2005

PART II

Item 20. Indemnification of Directors and Officers

        The following summaries are subject to the complete text of the statutes and organizational documents of the registrant described below and are qualified in their entirety by reference thereto. Qwest Corporation ("QC"), the issuer of the notes, is a Colorado corporation.

        The Colorado Business Corporation Act (the "CBCA"), as set forth in Title 7, Articles 101 to 117 of the Colorado Revised Statutes, governs QC's obligations to indemnify its officers and directors. QC also is governed by provisions of its Articles of Incorporation and Bylaws that set forth the circumstances in which QC is required to indemnify its officers and directors, and the circumstances in which QC may, but is not required to, indemnify its directors, officers, and employees.

        The CBCA specifies the circumstances under which a corporation may indemnify its directors, officers, employees and agents. As to directors, the CBCA generally requires that a director provide a statement that he or she has met a certain standard of conduct. The CBCA standard requires that a director must have acted in good faith and, for acts done in a director's official capacity, must have reasonably believed that he or she acted in the best interests of QC. In all other instances, the director must have acted in good faith and must have reasonably believed that he or she acted in a manner that was not opposed to the best interests of QC. In criminal proceedings, the director must not have had a reason to believe that his or her conduct was unlawful. In a proceeding brought by or in the right of the corporation, or that alleges that a director improperly received a personal benefit, the director cannot be indemnified if he or she is adjudged liable, unless a court orders QC to pay reasonable expenses. On the other hand, QC must pay reasonable expenses that a director or officer incurred in a proceeding when any director or officer is wholly successful on the merits or otherwise in defending any civil or criminal proceeding. The CBCA permits QC to indemnify officers and employees to a greater extent than it can indemnify directors if such indemnification would not violate public policy.

        The Bylaws of QC also require the indemnification of directors and officers of QC if such indemnification would be consistent with the CBCA, subject to certain conditions. These conditions include, among other things, that (a) the director or officer must have acted consistently with the standards of conduct set forth in the CBCA and described above, and (b) the director or officer must cooperate with the corporation in connection with the proceeding. In certain situations, QC also is required to pay legal fees and expenses to officers and directors in advance of a final judgment. The rights granted by the Bylaws of QC are not exclusive and continue as to former officers and directors. QC also has agreements with certain of its officers and directors, which require that QC indemnify them to the extent permitted or required by the Bylaws and applicable law. The directors and officers of QC are covered by insurance policies that insure them against certain liabilities. Such policies contain an agreement that QC will indemnify its directors and officers to the fullest extent permitted by law.

Item 21. Exhibits and Financial Statement Schedules

        (a)   Exhibits

        See the Exhibit Index attached to this Registration Statement and incorporated herein by reference.

        (b)   Financial Statement Schedules

         Schedule II—Valuation and Qualifying Accounts

Item 22. Undertakings

        The undersigned registrant hereby undertakes:

        (1)   to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (2)   to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (3)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (4)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, Qwest Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 30, 2005.

QWEST CORPORATION
By:	/s/ OREN G. SHAFFER Name: Oren G. Shaffer Title: Vice Chairman and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ RICHARD C. NOTEBAERT Richard C. Notebaert	Director, Chairman and Chief Executive Officer (Principal Executive Officer)	March 30, 2005
/s/ OREN G. SHAFFER Oren G. Shaffer	Director, Vice Chairman and Chief Financial Officer (Principal Financial Officer)	March 30, 2005
/s/ JOHN W. RICHARDSON John W. Richardson	Controller and Senior Vice President (Principal Accounting Officer)	March 30, 2005

EXHIBIT INDEX

Exhibit No.	Description
(3.1)	Restated Articles of Incorporation of Qwest Corporation (incorporated by reference to Qwest Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-3040).
(3.2)
Articles of Amendment to Articles of Incorporation of Qwest Corporation (incorporated by reference to Qwest Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 1-3040).
(3.3)	Amended and Restated Bylaws of Qwest Corporation (incorporated by reference to Qwest Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-3040).
(4.1)
Indenture, dated as of October 15, 1999, by and between Qwest Corporation and Bank One Trust Company, National Association as trustee (incorporated by reference to Qwest Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, File No. 1-3040).
(4.2)
First Supplemental Indenture, dated as of August 19, 2004, by and between Qwest Corporation and U.S. Bank National Association (incorporated by reference to Qwest Communications International Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, File No. 1-15577).
(4.3)
Second Supplemental Indenture, dated November 23, 2004, by and between Qwest Corporation and U.S. Bank National Association (incorporated by reference to Qwest Corporation's Current Report on Form 8-K filed November 23, 2004, File No. 1-3040).
(4.4)
Registration Rights Agreement, dated August 19, 2004, among Qwest Corporation and the initial purchasers listed therein (incorporated by reference to Qwest Communications International Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, File No. 1-15577).
(4.5)
Registration Rights Agreement, dated November 23, 2004, among Qwest Corporation and the Initial Purchasers listed therein (incorporated by reference to Qwest Corporation's Current Report on Form 8-K filed November 23, 2004, File No. 1-3040).
5.1	Opinion of Gibson, Dunn & Crutcher LLP
(10.1)
Indenture, dated as of April 15, 1990, by and between Mountain states Telephone and Telegraph Company and The First National Bank of Chicago (incorporated by reference to Qwest Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-3040).
(10.2)
First Supplemental Indenture, dated as of April 16, 1992, by and between U S WEST Communications, Inc. and The First National Bank of Chicago (incorporated by reference to Qwest Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-3040).
(10.3)	Officer's Certificate of Qwest Corporation, dated March 12, 2002 (including form of notes due March 15, 2012) (incorporated by reference to Qwest Corporation's Form S-4, File No. 333-115119).
(12.1)	Statement of Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Qwest Corporation's Annual Report on Form 10-K for the year ended December 31, 2004, File No. 1-3040).
23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.
25.1	Statement of Eligibility of Trustee, U.S. Bank National Association, on Form T-1.
99.1	Form of Letter of Transmittal.
99.2	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.3	Form of Notice of Guaranteed Delivery.
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.5	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(
)     Previously filed.

        In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, copies of certain instruments defining the rights of holders of certain of our long-term debt are not filed herewith. Pursuant to this regulation, we hereby agree to furnish a copy of any such instrument to the SEC upon request.